                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-39729

PROSPECTUS


                           LAMAR ADVERTISING COMPANY
          OFFER TO EXCHANGE 8 5/8% SENIOR SUBORDINATED NOTES DUE 2007
               FOR ANY AND ALL EXISTING NOTES (AS DEFINED BELOW)


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 15,
 1997, UNLESS EXTENDED. AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO
  THE EXCHANGE OFFER ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE
                                     OFFER.


     Lamar Advertising Company, a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange up to $200,000,000 aggregate principal amount of its 8 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 8 5/8% Senior Subordinated Notes due 2007 (the "Existing Notes"). The Exchange Notes and the Existing Notes, as the case may be, are referred to herein as the "Notes." The Existing Notes were originally issued and sold by the Company in a transaction that was exempt from registration under the Securities Act (the "Initial Offering") and resold to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A"). The terms of the Exchange Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act.

     Interest on each of the Exchange Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date on which interest was paid or duly provided for on the Existing Notes surrendered in exchange therefor or, if no interest has been paid or duly provided for, from the original date of issuance of the Existing Notes.

     Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, commencing March 15, 1998. The Notes will mature on September 15, 2007. The Notes will be redeemable at the option of the Company, in whole or in part, on or after September 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the repurchase of such holder's Notes by the Company in cash at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In addition, at any time on or prior to September 15, 2000, the Company may redeem up to $60 million aggregate principal amount of the Notes with the net proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 108.625% of the aggregate principal amount of each Note so redeemed, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that immediately after giving effect to any such redemption, not less than $140 million aggregate principal amount of the Notes remains outstanding.

     The Notes will be senior subordinated unsecured obligations of the Company and will be subordinated in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company, pari passu in right of payment with the $255 million aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2006 issued by the Company on November 27, 1996 (the "1996 Notes") and any additional future senior subordinated indebtedness of the Company, and senior in right of payment to all existing and any future subordinated indebtedness of the Company. The amount of Senior Indebtedness outstanding as of September 30, 1997 was approximately $55.9 million. Pursuant to the Senior Credit Facility (as defined herein), the Company has the ability to incur additional Senior Indebtedness.

     The Notes will be guaranteed (the "Guarantees"), on a joint and several basis, by all of the Company's significant subsidiaries existing on the closing date of the Initial Offering (collectively, the "Guarantors"). The Guarantees will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors, pari passu in right of payment with the Guarantors' guarantees of the 1996 Notes (the "1996 Guarantees") and any additional future senior subordinated indebtedness of the Guarantors, and senior in right of payment to any future subordinated indebtedness of the Guarantors.
                                                  (cover continued on next page)
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                The date of this Prospectus is November 12, 1997

     The Exchange Offer is not conditioned upon any minimum number of Existing Notes tendered. The Exchange Offer will expire at 5:00 p.m., New York City time, on December 15, 1997, unless extended by the Company (such date as it may be so extended, the "Expiration Date"). The date of acceptance for exchange of its Existing Notes (the "Exchange Date") will be promptly following the Expiration Date, upon surrender of the Existing Notes. Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable. Exchange Notes to be issued in exchange for properly tendered Existing Notes will be delivered through the facilities of The Depository Trust Company by the Exchange Agent (as defined herein) promptly upon acceptance thereof.


     The Existing Notes were originally issued and sold on September 25, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A. Accordingly, the Existing Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) a broker-dealer who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no action letter, there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Existing Notes that desires to participate in the Exchange Offer will be required to make certain representations discussed in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Exchange Notes may be represented by one or more Global Notes (as defined) registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interest in the Global Notes will be shown on, and transfers will be effected only through, records maintained by the Depositary and its participants. See "Book Entry, Delivery and Form."

     The Exchange Notes constitute a new issue of securities with no established public trading market. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered by unaccepted, Existing Notes could be adversely affected. See "Risk Factors -- Absence of Public Market for the Exchange Notes; Restrictions on Transfer."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses it incurs for the Exchange Offer. No dealer manager is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE, NOR WILL THE COMPANY ACCEPT SURRENDER FOR EXCHANGE FROM HOLDERS OF EXISTING NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................   11
USE OF PROCEEDS.............................................   16
CAPITALIZATION..............................................   17
SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND
  OPERATING DATA............................................   18
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS................................................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   28
BUSINESS....................................................   35
THE EXCHANGE OFFER..........................................   49
MANAGEMENT..................................................   58
EXECUTIVE COMPENSATION......................................   60
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   62
PRINCIPAL STOCKHOLDERS......................................   64
DESCRIPTION OF CAPITAL STOCK................................   66
DESCRIPTION OF OTHER INDEBTEDNESS...........................   68
DESCRIPTION OF NOTES........................................   70
EXISTING NOTES REGISTRATION RIGHTS..........................   92
BOOK ENTRY; DELIVERY AND FORM...............................   94
PLAN OF DISTRIBUTION........................................   96
LEGAL MATTERS...............................................   97
EXPERTS.....................................................   97
AVAILABLE INFORMATION.......................................   97
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   98

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, risk factors and historical and pro forma financial statements, including the related notes, appearing elsewhere and incorporated by reference in this Prospectus. Separate financial statements of the Guarantors are not included herein because the Guarantors are jointly and severally liable under the Guarantees, and the aggregate assets, liabilities, earnings and equity of the Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. Unless otherwise indicated, as used herein, the "Company" refers to Lamar Advertising Company together with its consolidated subsidiaries. As used in this Prospectus, the term "market" refers to the geographic area represented by the Winter 1997 Arbitron Radio Metro Market ranking, as determined by The Arbitron Company, which ranks, according to population of persons 12 years or older, the largest 263 markets in the U.S. -- from New York, NY (1) to Casper, WY (263). The Company believes that the Metro Market ranking is a standard measure of market size used by the media industry.

     This Prospectus contains forward-looking statements concerning the Company's operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions that are subject to change. See "Risk Factors."

                                  THE COMPANY

     Lamar Advertising Company is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. It conducts a business that has operated under the Lamar name since 1902. As of September 30, 1997, the Company operated approximately 43,000 outdoor advertising displays in 23 states. The Company provides a full array of poster and bulletin displays in 51 of its 64 markets. In its remaining 13 markets, the Company operates high-profile bulletin displays along interstate and other major highways. The Company also operates the largest logo sign business in the United States. Logo signs are erected pursuant to state-awarded franchises on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. The Company currently operates logo sign franchises in 18 of the 22 states that have a privatized logo sign program. As of September 30, 1997, the Company maintained over 21,900 logo sign structures containing approximately 68,800 logo advertising displays under these franchises. In addition, the Company operates the tourism signage franchises in four states and the province of Ontario, Canada. The Company has also expanded into the transit advertising business through the operation of displays on bus shelters, bus benches and buses in ten of its primary markets and three other markets in the state of South Carolina. For the fiscal year ended October 31, 1996, the Company reported net revenues and EBITDA (as defined herein) of $120.6 million and $50.0 million, respectively. Assuming all of the Recent Acquisitions (as defined herein) were consummated as of October 1, 1996, the Company's net revenues and EBITDA for the twelve months ended September 30, 1997 would have been approximately $216.4 million and $98.5 million, respectively.

     The Company's strategy is to be the leading provider of outdoor advertising in the markets it serves, with an historical emphasis on providing a full range of outdoor advertising services in middle markets. Important elements of the Company's strategy are its decentralized management structure and its focus on providing high quality local sales and service. In order to be more responsive to local market demands, the Company offers a full complement of outdoor advertising services coupled with local production facilities, management and account executives through its local offices. Local advertising constituted approximately 81% of the Company's outdoor advertising net revenues in fiscal 1996, which management believes is higher than the industry average. While maintaining its local focus, the Company seeks to expand its operations within existing and contiguous markets. The Company also pursues expansion opportunities, including acquisitions, in additional markets. In this regard and as described more fully below, the Company has increased the number of outdoor advertising displays it operates by 72% since October 31, 1996 by completing 15 acquisitions. In the logo sign business, the Company's strategy is to maintain its position as the largest operator of logo signs in the United States by expanding through the addition of state logo franchises as they are awarded and through possible acquisitions. The Company may also pursue expansion opportunities in transit and other out-of-home media which the Company believes will enable it to leverage its management skills and market position.

     The Company believes that the experience of its senior and local managers has contributed greatly to its success. Its regional managers have been with the Company, on average, for 23 years. The average tenure of the Company's 55 local managers is eight years. In addition, each of the six regional managers and 45 of the 55 local managers began their careers with the Company as local sales executives. The Company emphasizes decentralized local management of operations with centralized support and financial and accounting controls. As a result of this local focus, the Company maintains an extensive local operating presence within its markets and employed a total of 212 local account executives at September 30, 1997. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of the central office and offices in other markets in the event that business opportunities or customers' needs support such allocation of resources.

     The Company's principal executive office is located at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808. Its telephone number is (504) 926-1000.

                              RECENT ACQUISITIONS

     Since October 31, 1996, the Company has acquired the assets or capital stock of several complementary businesses. The Company believes that these acquisitions generally allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in or near markets currently served by the Company.

     The Company has historically financed its acquisition activity from external sources, including the sale of securities and borrowings under bank credit facilities. Since December 1996, when the Company entered into the Senior Credit Facility, it has borrowed approximately $48 million, $66 million and $114 million under the facility to finance the acquisitions of Penn Advertising, Inc. ("Penn"), Headrick Outdoor, Inc. ("Headrick") and National Advertising Company ("3M"), respectively.

  The FKM Acquisition

     On November 1, 1996, the Company acquired all of the outstanding capital stock of FKM Advertising Co., Inc. ("FKM") for a cash purchase price of approximately $40 million. Upon completion of the FKM acquisition, the Company acquired a total of 122 bulletins and 537 posters in Youngstown, OH and 553 bulletins located across the state of Pennsylvania on interstate highways and other primary roads. FKM had approximately $7.5 million of net revenues for the twelve months ended September 30, 1996. The acquisition of FKM expanded the Company's operations in Ohio and gave the Company an entry into Pennsylvania.

  The Outdoor East Acquisition

     On December 11, 1996, the Company acquired substantially all of the assets of Outdoor East, L.P. ("Outdoor East") for a cash purchase price of approximately $60.5 million. Upon completion of the acquisition of Outdoor East, the Company acquired an additional 1,780 posters and 2,070 bulletins in seven markets in the states of Virginia, West Virginia, North Carolina, South Carolina, Georgia and Florida. The largest market included in this acquisition was Columbia, SC, which is the state capital, home to the University of South Carolina and the 88th largest market in the U.S. Outdoor East had approximately $12.2 million in net revenues for the twelve months ended September 30, 1996.

  The Penn Acquisition

     On April 1, 1997, the Company acquired all of the outstanding capital stock of Penn for a cash purchase price of approximately $167.0 million. Pursuant to the Penn acquisition, the Company acquired a total of 8,500 outdoor advertising displays throughout the states of Maryland, New York and Pennsylvania. On June 3, 1997, the Company sold approximately 1,450 of these displays in Baltimore, Maryland to Universal Outdoor,

Inc. for a cash purchase price of approximately $46.5 million. The acquisition of Penn expanded the Company's presence in Pennsylvania and gave the Company an entry into New York. Penn had net revenues of approximately $29.5 million for the twelve months ended December 31, 1996, excluding its revenues from the Baltimore market.

  The Headrick Acquisition

     On June 4, 1997, the Company acquired substantially all of the assets of Headrick for a cash purchase price of $76.6 million. Simultaneously with the Headrick acquisition, the Company sold approximately 9% of the outdoor advertising displays acquired from Headrick for $6.0 million in cash. The Headrick acquisition added approximately 3,200 bulletins in ten southeastern and midwestern states. These assets generated net revenues of approximately $11.5 million for the twelve months ended December 31, 1996.

  The 3M Acquisition

     On August 15, 1997, the Company acquired from Outdoor Systems, Inc. ("OSI"), for a cash purchase price of approximately $116.0 million (excluding approximately $2.0 million in capitalized costs), certain outdoor advertising assets that OSI had acquired from 3M (the "3M Acquisition"). Pursuant to the 3M Acquisition, the Company acquired approximately 1,745 bulletin displays in the following ten markets: Phoenix, Arizona; Sacramento, California; Denver, Colorado; Atlanta, Georgia; Louisville, Kentucky; New Orleans, Louisiana; Detroit and Grand Rapids, Michigan; Kansas City, Missouri; and Houston, Texas. The acquisition marked the Company's entry into the states of Arizona, California and Michigan and its expansion into the 50 largest U.S. markets. The assets acquired in the 3M Acquisition generated net revenues of approximately $23.4 million during the twelve months ended December 31, 1996.

  Other Acquisitions

     On May 15, 1997, the Company acquired all of the outstanding stock of McWhorter Advertising, Inc. ("McWhorter") for a cash purchase price of $8.5 million. Pursuant to the McWhorter acquisition, the Company acquired approximately 1,050 displays in West Virginia. In nine separate transactions since October 31, 1996, the Company acquired an aggregate of 400 additional outdoor advertising displays for an aggregate purchase price of approximately $4.3 million. The Company also acquired the logo sign franchises for the states of Kentucky and Nevada in December 1996 for approximately $3.8 million in cash, and in February 1997 the Company acquired 450 transit advertising displays in Georgia and South Carolina for approximately $1.1 million in cash.

     The acquisitions of FKM, Outdoor East and Penn and the 3M Acquisition are collectively referred to herein as the "Recent Acquisitions."

                              RECENT DEVELOPMENTS

     On October 28, 1997, the Company announced that its net revenues and EBITDA for the third quarter of 1997 were $55.5 million and $26.4 million, respectively, representing $23.6 million and $12.2 million increases in net revenues and EBITDA, respectively, over the third quarter of 1996. The Company's net earnings for the third quarter of 1997 were $1.0 million as compared to $3.4 million for the same period in 1996. This decrease is attributable to additional depreciation and amortization expense and increased interest expense resulting from the Company's acquisition activity. For the nine months ended September 30, 1997, the Company's net revenue, EBITDA and net earnings were $143.4 million, $65.3 million and $3.9 million, respectively, as compared to $90.7 million, $37.0 million and $7.7 million, respectively, for the nine months ended September 30, 1996.

                               THE EXCHANGE OFFER

     On September 25, 1997, the Company sold the Existing Notes to Chase Securities, Inc., Smith Barney, Inc., BT Alex. Brown Incorporated and Montgomery Securities (the "Initial Purchasers"), which resold the Existing Notes to qualified institutional buyers. The Company applied the net proceeds of the sale of the Existing Notes to repay amounts outstanding under the Company's credit facility with a syndicate of commercial banks (the "Senior Credit Facility"). The application of the proceeds did not involve any revolving credit commitment reduction under the Senior Credit Facility. In connection with the Initial

Offering, the Senior Credit Facility was amended to reflect the Company's recent financial results and market and operating conditions, as well as the sale of the Existing Notes and the prepayment of term loan and revolving credit borrowings under the Senior Credit Facility. Modifications under the Senior Credit Facility included an increase in the permitted capital expenditures and an increase in the size of permitted acquisitions. The Company will not receive any proceeds from the Exchange Offer. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition, Liquidity and Capital Resources" and "Description of Other Indebtedness -- Senior Credit Facility."

The Exchange Offer.........  The Company is offering to exchange up to
                             $200,000,000 aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2007 (the "Exchange Notes") for up to $200,000,000 aggregate principal amount of its outstanding 8 5/8 Senior Subordinated Notes due 2007 that were issued and sold on September 25, 1997 in reliance upon an exemption from registration under the Securities Act (the "Existing Notes"). The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and "-- Terms and Conditions of the Letter of Transmittal") and will not be entitled to registration rights except under certain limited circumstances.

Resale of Exchange Notes...  Based upon interpretations by the Staff of the
                             Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) a broker-dealer who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act except as provided herein and provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes.

                             By tendering Existing Notes in exchange for Exchange Notes, each holder certifies that (a) it is not an Affiliate, that it is not a broker-dealer that owns Existing Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an Affiliate of the Company or of any of the Initial Purchasers and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

                             Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange.


Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on December 15, 1997 unless extended (the "Expiration Date").


Exchange Date..............  The first date of acceptance for exchange for the
                             Existing Notes will be the first business day following the Expiration Date.

Conditions to the
  Exchange Offer...........  The obligation of the Company to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedures for Tendering
  Existing Notes...........  Each holder of Existing Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, with any required signature guarantees, or an Agent's Message (as defined herein) in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and effect a tender of Existing Notes pursuant to the procedures for book-entry transfer as provided for herein. Certain other procedures may apply with respect to certain book-entry transfers. See "The Exchange Offer -- How to Tender."

Guaranteed Delivery
  Procedures...............  Holders of Existing Notes who wish to tender their
                             Existing Notes and who cannot deliver their Existing Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- How to Tender -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Existing Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange
                             Offer -- Withdrawal Rights."

Federal Income Tax
  Consequences.............  The exchange of Existing Notes for Exchange Notes by holders should not constitute an exchange for federal income tax purposes, and U.S. holders should not realize any gain or loss upon receipt of Exchange Notes. See "The Exchange Offer -- Federal Income Tax Consequences."

Effect of Holders of
  Existing Notes...........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Existing Notes and the Exchange and Registration Rights Agreement (the "Exchange and Registration Rights Agreement") dated September 25, 1997 between the Company and Chase Securities Inc., Smith Barney Inc., BT Alex. Brown Incorporated and Montgomery Securities as initial purchasers (the "Initial Purchasers") and, accordingly, the holders of the Existing Notes will have no further registration or other rights under the Exchange and Registration Rights Agreement, except under certain limited circumstances. See "Existing Notes Registration Rights." Holders of the Existing Notes who do not tender their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and limitations applicable thereto under the indenture covering the Notes (the "Indenture"). All untendered, and tendered but unaccepted, Existing Notes will continue to be subject to the restrictions on transfer provided for in the Existing Notes and the Indenture. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Existing Notes could be adversely affected. See "Risk
                             Factors -- Consequences of Exchange and Failure to Exchange."

Fees and Expenses..........  Expenses incident to the Company's completion of the Exchange Offer and compliance with the Exchange and Registration Rights Agreement will be borne by the Company. See "The Exchange
                             Offer -- Solicitation of Tenders; Expenses."

Use of Proceeds............  The Company will not receive any proceeds from the
                             Exchange Offer. The net proceeds from the sale of Existing Notes were used to repay amounts then outstanding under the Senior Credit Facility. See "Use of Proceeds."

                               TERMS OF THE NOTES

     The Exchange Offer applies to $200,000,000 aggregate principal amount of the Existing Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

Issuer.....................  Lamar Advertising Company

Securities Offered.........  $200,000,000 aggregate principal amount of 8 5/8%
                             Senior Subordinated Notes due September 15, 2007.

Maturity Date..............  September 15, 2007.

Interest Payment Dates.....  March 15 and September 15 of each year, commencing
                             March 15, 1998.

Optional Redemption........  The Notes will be redeemable at the Company's option, in whole or in part, at any time on or after September 15, 2002 at the redemption prices set forth herein plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to September 15, 2000, the Company may redeem up to $60 million aggregate principal amount of the Notes with the net proceeds of one or more Public Equity Offerings at a redemption price equal to 108.625% of the aggregate principal of each Note so redeemed, plus accrued and unpaid interest, if any, to the date of redemption; provided, however, that immediately after giving effect to any such redemption, not less than $140 million aggregate principal amount of the Notes remains outstanding. See "Description of Notes -- Optional Redemption."

Change of Control..........  In the event of a Change of Control, the Company will be obligated to make an offer to purchase all outstanding Notes at a purchase price of 101% of the principal amount thereof plus accrued interest, if any. See "Description of Notes -- Change of Control."

Subsidiary Guarantees......  The Notes will be guaranteed, on a joint and several basis, by the Guarantors. The Guarantees will be general unsecured senior subordinated obligations of the Guarantors and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors including guarantees of indebtedness outstanding under the Senior Credit Facility, pari passu in right of payment with the Existing Guarantees and any future senior subordinated indebtedness of the Guarantors, and senior in right of payment to any future subordinated indebtedness of the Guarantors.

Ranking....................  The Notes will be senior subordinated unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the Senior Credit Facility, pari passu in right of payment with the 1996 Notes and any future senior subordinated indebtedness of the Company, and senior in right of payment to all existing and any future subordinated indebtedness of the Company. As of September 30, 1997, the aggregate amount of Senior Indebtedness of the Company on a consolidated basis that would have ranked senior to the Notes was approximately $55.9 million. Pursuant to the Senior Credit Facility, the Company has the ability to incur additional Senior Indebtedness.

Restrictive Covenants......  The Indenture imposes certain other limitations on the ability of the Company and certain of its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments and investments, consummate certain transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets. The Indenture also imposes limitations on the Company's ability to restrict the ability of subsidiaries to pay dividends or make certain payments to the Company or its subsidiaries.

                                  RISK FACTORS

     Holders of Existing Notes should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 13, prior to making a decision with respect to the Exchange Offer.

   SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following table sets forth summary historical consolidated and pro forma consolidated financial and operating data of the Company for the five years ended October 31, 1996 and the six months ended July 31, 1996 and June 30, 1997, and certain pro forma consolidated financial and operating data for the year ended October 31, 1996 and the six months ended June 30, 1997. The financial statements of the Company for each of the years in the three-year period ended October 31, 1996 and as of October 31, 1995 and 1996 were audited by KPMG Peat Marwick LLP, independent auditors, as indicated in their report incorporated by reference into this Prospectus. The consolidated statement of operations data for the six months ended July 31, 1996 and the consolidated statement of operations and balance sheet data as of and for the six months ended June 30, 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. The results of operations for any such period are not necessarily indicative of the results of operations for a full year. The data presented below should be read in conjunction with the audited consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information included herein. For purposes of the pro forma adjusted financial information, (i) the statement of earnings of the Company for its fiscal year ended October 31, 1996 has been combined with the statements of earnings of Outdoor East and FKM for twelve months ended September 30, 1996, the statement of earnings for Penn for its fiscal year ended December 31, 1996 and the statement of revenues and expenses for the assets acquired in the 3M Acquisition for the twelve month period ended December 31, 1996, (ii) the statement of earnings of the Company for the six month period ended June 30, 1997 has been combined with the statement of earnings of Penn for the three months ended March 31, 1997 (the period prior to the acquisition) and the statement of revenues and expenses for the assets acquired in the 3M Acquisition for the six month period ended June 30, 1997 and (iii) effect has been given to the Company's public offering of 4,294,041 shares of Class A Common Stock in August 1996 (the "IPO"), the public offering of 2,530,000 shares of Class A Common Stock in November 1996, the November 1996 offering of the Existing Notes and the tender offer that in November 1996 retired approximately $98.8 million of the $100 million outstanding 11% Senior Secured Notes due 2003 (collectively, the "Transactions") and the Offering. For a more complete description of the pro forma impact on the Company's results of operations, see "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     In December 1996, the Company changed its fiscal year from October 31 to December 31. Therefore, the financial data presented herein compare the six month period ended June 30, 1997 with the six month period ended July 31, 1996, the six month period most closely approximating the presentation for the Company's 1997 fiscal year. For a comparison of the Company's results of operations for the six month periods ended June 30, 1996 and 1997, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

                                                                                   PRO FORMA                           PRO FORMA
                                                                                     YEAR         SIX MONTHS ENDED     SIX MONTHS
                                           YEAR ENDED OCTOBER 31,                    ENDED      --------------------     ENDED
                              -------------------------------------------------   OCTOBER 31,   JULY 31,   JUNE 30,     JUNE 30,
                               1992      1993      1994       1995       1996        1996         1996       1997         1997
                              -------   -------   -------   --------   --------   -----------   --------   ---------   ----------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net revenues................  $61,955   $66,524   $84,473   $102,408   $120,602    $192,879     $60,553    $  87,955    $104,372
Operating Expenses
  Direct advertising
    expenses................   22,783    23,830    28,959     34,386     41,184      72,353      20,125       28,950      37,675
  General and administrative
    expenses................   18,225    19,504    24,239     27,057     29,466      38,570      15,151       20,081      21,126
  Depreciation and
    amortization............    8,881     8,924    11,352     14,090     15,549      42,246       7,181       17,727      24,980
                              -------   -------   -------   --------   --------    --------     -------    ---------    --------
    Total operating
      expenses..............   49,889    52,258    64,550     75,533     86,199     153,169      42,457       66,758      83,781
                              -------   -------   -------   --------   --------    --------     -------    ---------    --------
Operating income............   12,066    14,266    19,923     26,875     34,403      39,710      18,096       21,197      20,591
                              -------   -------   -------   --------   --------    --------     -------    ---------    --------
Interest expense............   10,454    11,502    13,599     15,783     15,441      44,529       8,130       15,404      22,332
Earnings before income taxes
  and extraordinary item....    2,625     1,677     5,227      8,308     17,948      (6,373)      9,221        6,295      (2,287)
Income tax expense
  (benefit)(1)..............      270       476    (2,072)    (2,390)     7,099        (478)      3,745        3,414         430
Net earnings (loss)(2)......    2,355      (653)    7,299     10,698     10,849      (5,895)      5,476        2,881      (2,717)
Net earnings (loss)
  applicable to common
  stock.....................    2,355      (653)    7,299     10,698     10,484      (6,260)      5,293        2,607      (2,991)
Earnings per common share
  before extraordinary
  item(3)...................  $   .07   $   .03   $   .21   $    .32   $    .38    $   (.19)    $   .21    $     .08    $   (.09)
                              =======   =======   =======   ========   ========    ========     =======    =========    ========
Net earnings (loss) per
  common share(3)...........  $   .07   $  (.02)  $   .21   $    .32   $    .38    $   (.19)    $   .21    $     .08    $   (.09)
                              =======   =======   =======   ========   ========    ========     =======    =========    ========
OTHER DATA:
EBITDA(4)...................   20,947    23,190    31,275     40,965     49,952      81,956      25,277       38,924      45,571
EBITDA margin...............       34%       35%       37%        40%        41%         42%         42%          44%         44%
Ratio of EBITDA to interest
  expense...................     2.0x      2.0x      2.3x       2.6x       3.2x        1.8x        3.1x         2.5x        2.0x
Ratio of earnings to fixed
  charges(5)................     1.2x      1.0x      1.3x       1.4x       1.8x         .9x        1.8x         1.3x         .9x
Capital expenditures:
  Outdoor advertising.......    1,695     2,374     4,997      6,643     12,530      20,158       6,463        9,295      10,372
  Logos.....................    3,056     2,009     2,761      1,567     13,268      13,268       4,627        5,677       5,677
Cash flows from operating
  activities(6).............   12,930    12,411    15,214     25,065     32,493          --      18,934       15,853          --
Cash flows from investing
  activities(6).............   (7,273)  (10,064)  (53,569)   (17,817)   (48,124)         --     (17,745)    (222,046)         --
Cash flows from financing
  activities(6).............   (6,734)    6,802    37,147     (9,378)    18,175          --      (1,024)     132,934          --
Number of outdoor
  advertising
  displays(7)(8)............   17,835    17,659    22,369     22,547     24,792      42,310      23,089       41,071      42,816
Number of logo advertising
  displays(7)...............   11,371    13,820    18,266     24,219     52,414      52,414      48,362       64,502      64,502
Cumulative logo sign
  franchises(7).............        5         7         7         11         15          15          15           18          18

                                                                   AS OF JUNE 30, 1997
                                                              ------------------------------
                                                                            PRO FORMA FOR
                                                                          THE 3M ACQUISITION
                                                               ACTUAL      AND THE OFFERING
                                                              --------    ------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  7,748         $  3,174
Working capital.............................................    18,753           17,753
Total assets................................................   524,785          644,393
Total debt (including current maturities)...................   417,143          535,819
Total long-term obligations.................................   435,454          554,130
Stockholders' equity (deficit)..............................    65,739           65,739

 NOTES TO SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
                                      DATA

(1) The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995, resulting in the income tax expense shown for the year ended October 31, 1996 and the six months ended July 31, 1996 and June 30, 1997.

(2) Includes, in 1993, an extraordinary loss on debt extinguishment, net of an income tax benefit, of $1.9 million. Pro forma financial information for the year ended October 31, 1996 does not give effect to extraordinary loss from extinguishment of debt of $9,526, net of income tax benefit of $6,351.

(3) After giving effect to the approximately 778.9 for 1 split of the Company's then-existing common stock and the recapitalization effected after July 31, 1996.

(4) "EBITDA" is defined as operating income before depreciation and amortization. EBITDA represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net earnings as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of its liquidity.

(5) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations, before income taxes and fixed charges of the Company and its subsidiaries plus the Company's share of the distributed income of less than 50% owned persons. Fixed charges consist of the Company's and its subsidiaries' interest expense (including interest costs capitalized) and the portion of rent expense representative of an interest factor.

(6) Cash flows from operating, investing and financing activities are obtained from the Company's consolidated statements of cash flows prepared in accordance with generally accepted accounting principles.

(7) As of the end of the period.

(8) The number of outdoor advertising displays for pro forma year ended October 31, 1996 and six months ended June 30, 1997 includes displays for all acquisitions completed by the Company as of August 31, 1997.

                                  RISK FACTORS

     In addition to the other information and data included and incorporated by reference in this Prospectus, holders of Existing Notes should consider carefully the following factors, which are generally applicable to the Existing Notes and the Exchange Notes, before tendering their Existing Notes for Exchange Notes.

SUBSTANTIAL INDEBTEDNESS OF THE COMPANY

     The Company presently has substantial indebtedness. As of September 30, 1997 the Company's indebtedness was approximately $529.4 million and the Company had approximately $177.0 million available for borrowing under the Senior Credit Facility (excluding the $75 million available under the facility funded at the discretion of the lenders). Additionally, as of September 30, 1997, the Company had $3.6 million of Class A Preferred Stock, $638 par value per share (the "Class A Preferred Stock"), outstanding which is entitled to a cumulative preferential dividend of $364,903 annually. A substantial part of the Company's cash flow from operations will be dedicated to debt service and will not be available for other purposes. Further, if the Company's net cash provided by operating activities were to decrease from present levels, the Company could experience difficulty in meeting its debt service obligations without additional financing. There can be no assurance that, in the event the Company were to require additional financing, such additional financing would be available or, if available, would be available on favorable terms. In addition, any such additional financing may require the consent of lenders under the Senior Credit Facility or holders of other debt of the Company. Certain of the Company's competitors operate on a less leveraged basis and may have greater operating and financial flexibility than the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Notes" and "Description of Other Indebtedness."

SUBORDINATION OF THE NOTES

     The Notes are subordinated to all existing and future Senior Indebtedness of the Company and the Guarantors. Subject to certain limitations, the Indenture will permit the Company and the Guarantors to incur additional indebtedness, including Senior Indebtedness. In addition, the indebtedness to be outstanding under the Senior Credit Facility will be secured by liens on the stock of all of its subsidiaries. In a liquidation, bankruptcy, reorganization or similar proceeding involving the Company, its assets would be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and, in such event, there may not be sufficient assets to pay in full amounts due on the Notes. The amount of Senior Indebtedness outstanding as of September 30, 1997 was approximately $55.9 million. The Company is able to incur additional Senior Indebtedness under the Senior Credit Facility and will be permitted to incur additional Senior Indebtedness under the Indenture. See "Description of Notes" and "Description of Other Indebtedness."

DEPENDENCE ON CASH FLOW FROM SUBSIDIARIES; FRAUDULENT CONVEYANCE CONCERNS

     The Company is a holding company which derives all of its operating income from its subsidiaries. The Company must rely on dividends and other distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes. The ability of the Company's subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable state laws and restrictions contained in its existing and future debt instruments. There can be no assurance that the Company's subsidiaries will be in a position to make such dividend or distributions.

     While the Notes will be guaranteed on a senior subordinated basis by the Guarantors, the Guarantees may be subject to limitation under federal and state fraudulent conveyance law. To the extent that a court were to find that (x) a Guarantee was incurred by a Guarantor with intent to hinder, delay, or defraud any present or future creditor, or the Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others, or (y) such Guarantor did not receive fair consideration or reasonable equivalent value for issuing its Guarantee and such Guarantor (i) was insolvent,
(ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Guarantor constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate such Guarantee in favor of the Guarantor's other creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by each Guarantor as a result of the issuance by the Company of the Notes. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

     To the extent any Guarantee is avoided or subordinated as a fraudulent conveyance, limited as described above, or held unenforceable for any other reason, holders of the Notes would, to such extent, cease to have a claim in respect of such Guarantee and, to such extent, would be creditors solely of the Company and any Guarantor whose Guarantee was not avoided, subordinated, limited, or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an avoided, subordinated, limited or unenforceable Guarantee wold be subject to the prior payment of all liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes.

     Based upon the financial and other information currently available to it, management of the Company and the Company's subsidiaries believe that the Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each of the Guarantors is solvent and will, after issuing the Notes or its Guarantee, as the case may be, have sufficient capital for carrying on its business and be able to pay its debts as they mature. In rendering their opinions on the validity of the Notes and the Guarantees, counsel for the Company will express no opinion as to federal or state laws relating to fraudulent transfers.

FLUCTUATIONS IN ECONOMIC AND ADVERTISING TRENDS

     The Company relies on sales of advertising space for its revenues, and its operating results are therefore affected by general economic conditions, as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays. Although the Company believes that in recent years outdoor advertising expenditures have increased more rapidly than total U.S. advertising expenditures, there can be no assurance that this trend will continue or that in the future outdoor advertising expenditures will not grow more slowly than the advertising industry as a whole.

RESTRICTIVE COVENANTS IN DEBT INSTRUMENTS

     The Senior Credit Facility, the indenture governing the 1996 Notes (the "1996 Note Indenture") and the Indenture contain covenants that restrict, among other things, the ability of the Company to dispose of assets, incur or repay debt, create liens, and make certain investments. In addition, the Senior Credit Facility requires the Company to maintain specified financial ratios and levels including cash interest coverage, fixed charge coverage and total debt ratios. The ability of the Company to comply with the foregoing restrictive covenants will depend on its future performance, which is subject to prevailing economic, financial and business conditions and other factors beyond the Company's control. See "Description of Other Indebtedness."

POTENTIAL ELIMINATION OR REDUCTION OF TOBACCO ADVERTISING

     Approximately 10% of the Company's outdoor advertising net revenues and 8% of consolidated net revenues in fiscal 1996 came from the tobacco products industry, compared to 9% of outdoor advertising net revenues for fiscal 1995, 7% for fiscal 1994 and 1993, 12% for fiscal 1992 and 17% for fiscal 1991. The percentage for the nine months ended September 30, 1997 on a historical basis was approximately 9%, and on a pro forma basis giving effect to the Recent Acquisitions was approximately 9%. Manufacturers of tobacco products, principally cigarettes, were historically major users of outdoor advertising displays. Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to societal and governmental pressures and other factors. There can be no assurance that the tobacco industry will not further reduce advertising expenditures in the future either voluntarily or as a result of governmental regulation or as to what affect any such reduction may have on the Company. See "Business -- Company
Operations -- Categories of Business."

     In June 1997 several of the major tobacco companies in the United States and numerous state attorneys general reached agreement on a proposed settlement of litigation between such parties. The terms of this proposed settlement include a ban on all outdoor advertising of tobacco products commencing nine months after finalization of the settlement. The settlement, however, is subject to numerous conditions, the most notable of which is the enactment of legislation by the federal government. At this time, it is uncertain when a definitive settlement will be reached, if at all, or what the terms of any such settlement will be. An elimination or reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's outdoor advertising revenues and may simultaneously increase the Company's available inventory. An increase in available inventory could result in the Company reducing its rates or limiting its ability to raise rates for some period of time. If the tobacco litigation settlement were to be finalized in its current form and if the Company were unable to replace revenues from tobacco advertising with revenues from other sources, such settlement could have a material adverse effect on the Company's results of operations. While the Company believes that it would be able to replace a substantial portion of revenues from tobacco advertising that would be eliminated due to such a settlement with revenues from other sources, any replacement of tobacco advertising may take time and require a reduction in advertising rates.

     In addition, the states of Florida and Mississippi have entered into separate settlements of litigation with the tobacco industry. These settlements are not conditioned on federal government approval and provide for the elimination of all outdoor advertising of tobacco products by February 1998 in such states. The Company operates approximately 4,200 outdoor advertising displays in seven markets in Florida and approximately $1.4 million of its approximately $17.0 million in net revenues in Florida for the fiscal year ended October 31, 1996 were attributable to tobacco advertising. In addition, the Company operates approximately 2,600 outdoor advertising displays in three markets in Mississippi and approximately $0.6 million of its approximately $7.8 million in net revenues in Mississippi for the fiscal year ended October 31, 1996 were attributable to tobacco advertising. Further, the settlement of tobacco-related claims and litigation in other jurisdictions may also adversely affect outdoor advertising revenues.

REGULATION OF OUTDOOR ADVERTISING

     The outdoor advertising business is subject to regulation by federal, state and local governments. Federal law requires states, as a condition to federal highway assistance, to restrict billboards on federally-aided primary and interstate highways to commercial and industrial areas and imposes certain additional size, spacing and other limitations on billboards. Some states have adopted standards more restrictive than the federal requirements. Local governments generally control billboards as part of their zoning regulations, and some local governments prohibit construction of new billboards and reconstruction of substantially damaged billboards or allow new construction only to replace existing structures. In addition, some jurisdictions (including certain of those within the Company's markets) have adopted amortization ordinances under which owners and operators of outdoor advertising displays are required to remove existing structures at some future date, often without condemnation proceeds being available. Federal and corresponding state outdoor advertising statutes require payment of compensation for removal by governmental order in some circumstances. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, have been challenged in various state and federal courts on both statutory and constitutional grounds, with conflicting results. Although the Company has been successful in the past in negotiating acceptable arrangements in circumstances in which its displays have been subject to removal or amortization, there can be no assurance that the Company will be successful in the future and what effect, if any, such regulations may have on the Company's operations. In addition, the Company is unable to predict what additional regulation may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements has been introduced in Congress from time to time in the past, although no laws which, in the opinion of management, would materially and adversely affect the Company's business have been enacted to date. Changes in laws and regulations affecting outdoor advertising at any level of government may have a material adverse effect on the Company's results of operations. See "-- Potential Elimination or Reduction of Tobacco Advertising" for a discussion of recent developments concerning tobacco advertising.

ACQUISITION AND GROWTH STRATEGY RISKS

     The Company's growth has been enhanced materially by strategic acquisitions that have substantially increased the Company's inventory of advertising displays. One element of the Company's operating strategy is to make strategic acquisitions in markets in which it currently competes as well as in new markets. While the Company believes that the outdoor advertising industry is highly fragmented and that significant acquisition opportunities are available, there can be no assurance that suitable acquisition candidates can continue to be found, and the Company is likely to face increased competition from other outdoor advertising companies for available acquisition opportunities. In addition, if the prices sought by sellers of outdoor advertising displays continue to rise, as management believes may happen, the Company may find fewer acceptable acquisition opportunities. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions or be able to obtain any required consents of its bank lenders or that acquisitions can be completed on terms acceptable to the Company. In addition, the Company recently has entered into the transit advertising business and, while the Company believes that it will be able to utilize its expertise in outdoor advertising to operate this business, it has had limited experience in transit advertising and there is no assurance that it will be successful.

     Since October 31, 1996, the Company has completed the acquisition of 15 complementary businesses. The process of integrating these businesses into the Company's operations may result in unforeseen operating difficulties and could require significant management attention that would otherwise be available for the development of the Company's existing business. Moreover, there can be no assurance that the Company will realize anticipated benefits and cost savings or that any future acquisitions will be consummated. See "Prospectus
Summary -- Recent Acquisitions" for a description of the Company's recent acquisition activity.

COMPETITION

     In addition to competition from other forms of media, including television, radio, newspapers and direct mail advertising, the Company faces competition in its markets from other outdoor advertising companies, some of which may be larger and better capitalized than the Company. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which have increased substantially over the past several years to include advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. The Company believes that its local orientation, including the maintenance of local offices, has enabled it to compete successfully in its markets to date. However, there can be no assurance that the Company will be able to continue to compete successfully against current and future sources of outdoor advertising competition and competition from other media or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance. In its logo sign business, the Company currently faces competition for state franchises from two other logo sign providers as well as local companies. Competition from these sources is encountered both when a franchise is first privatized and upon renewal thereafter. See "Business -- Competition."

POTENTIAL LOSSES FROM HURRICANES

     A significant portion of the Company's structures are located in the mid-Atlantic and Gulf Coast regions of the United States. These areas are highly susceptible to hurricanes during the late summer and early fall. In the past, severe storms have caused the Company to incur material losses resulting from structural damage, overtime compensation, loss of billboards that could not legally be replaced and reduced occupancy because billboards are out of service. The Company has determined that it is not economical to obtain insurance against losses from hurricanes and other storms. The Company has developed contingency plans to deal with the threat of hurricanes, including plans for early removal of advertising faces to permit the structures to better withstand high winds and the replacement of such faces after storms have passed. As a result of these contingency plans, the Company has experienced lower levels of losses from recent storms and hurricanes. Structural damage attributable to Hurricane Andrew in 1992 was less than $500,000, and the Company suffered no significant structural damage due to hurricanes in 1996 or the first nine months of 1997. There can be no assurance, however, that the Company's contingency plans will continue to be effective.

RISKS IN OBTAINING AND RETAINING LOGO SIGN FRANCHISES

     Logo sign franchises represent a growing portion of the Company's revenues and operating income. The Company cannot predict the number of remaining states, if any, that will initiate logo sign programs or convert state-run logo sign programs to privately operated programs. Competition for new state logo sign franchises is intense and, even after a favorable award, franchises may be subject to challenge under state contract bidding requirements, resulting in delays and litigation costs. In addition, state logo sign franchises are generally, with renewal options, ten to twenty-year franchises subject to earlier termination by the state, in most cases upon payment of compensation. Typically, at the end of the term of the franchise, ownership of the structures is transferred to the state without compensation to the Company. Although none of the Company's logo sign franchises is due to terminate in the next two years, three are subject to renewal during that period. There can be no assurance that the Company will be successful in obtaining new logo sign franchises or renewing existing franchises. Furthermore, following the receipt by the Company of a new state logo sign franchise, the Company generally incurs significant start-up capital expenditures and there can be no assurance that the Company will continue to have access to capital to fund such expenditures.

RELIANCE ON KEY EXECUTIVES

     The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular Kevin P. Reilly, Jr., the Company's Chief Executive Officer, the Company's six regional managers and the manager of its logo sign business. Although the Company believes it has incentive and compensation programs designed to retain key employees, the Company has no employment contracts with any of its employees, and none of its executive officers are bound by non-compete agreements. The Company does not maintain key man insurance on its executives. The unavailability of the continuing services of any of its executive officers and other key management and sales personnel could have an adverse effect on the Company's business. See "Management."

ABSENCE OF PUBLIC MARKET FOR THE EXCHANGE NOTES; RESTRICTIONS ON TRANSFER

     The Exchange Notes are a new issue of securities for which there is currently no public market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes. The Existing Notes are eligible for trading by qualified buyers in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. The Company does not currently intend to apply for listing of the Notes or, if issued, the Exchange Notes, on any securities exchange or for quotation of the Notes through the National Association of Securities Dealers Automated Quotation System.

     To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. Because the Company anticipates that most holders of the Existing Notes will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

     The liquidity of, and trading market for, the Existing Notes or the Exchange Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company for the issuance of the Exchange Notes pursuant to the Exchange Offer. The net proceeds to the Company from the Initial Offering were approximately $193.4 million after deducting discounts and estimated fees and expenses incurred in connection therewith. The Company used such amounts to repay amounts then outstanding under the Senior Credit Facility. The Senior Credit Facility consists of a committed $225 million revolving credit facility (the "Revolving Facility") which matures on December 31, 2003 and a $75 million incremental facility funded at the discretion of the lenders (the "Incremental Facility") which matures on December 31, 2004. Borrowings under the Senior Credit Facility bear interest computed as a margin over either The Chase Manhattan Bank's "Base Rate" or the London Interbank Offered Rate (the "LIBOR Rate"). The margins range from 0 to 75 basis points and from 100 to 200 basis points over the Base Rate and LIBOR Rate, respectively, depending on the Company's current leverage ratio. In connection with such application of proceeds, the Senior Credit Facility was amended to increase the size of permitted capital expenditures and permitted acquisitions. See "Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Resources" and "Description of Other Indebtedness -- Senior Credit Facility."

                                 CAPITALIZATION

     The following table sets forth (i) the capitalization of the Company as of June 30, 1997 and (ii) such capitalization on a pro forma basis giving effect to the debt incurred to finance the 3M Acquisition and the application of the net proceeds of the Initial Offering. This table should be read in conjunction with "Use of Proceeds" and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this Prospectus.

                                                                      AS OF JUNE 30, 1997
                                                              ------------------------------------
                                                                               PRO FORMA FOR
                                                                             THE 3M ACQUISITION
                                                               ACTUAL     AND THE INITIAL OFFERING
                                                              --------    ------------------------
                                                                     (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $  7,748            $  3,174
                                                              ========         ===========
Current maturities of long-term debt........................  $  4,161            $  4,161
Long-term debt, less current maturities
  11% Senior Secured Notes..................................     1,173               1,173
  9 5/8% Senior Subordinated Notes due 2006.................   255,000             255,000
  8 5/8% Senior Subordinated Notes due 2007.................        --             198,676
  Senior Credit Facility(1).................................   135,000              55,000
  Other long-term debt......................................     5,490               5,490
  Ten-year subordinated notes...............................    16,319              16,319
                                                              --------         -----------
          Total long-term debt, less current maturities.....   412,982             531,658
Stockholders' equity
Class A Preferred Stock, $638 par value, 10,000 shares
  authorized, 5,719.49 issued and outstanding...............     3,649               3,649
Preferred Stock, $0.01 par value, 1,000,000 shares
  authorized, no shares issued and outstanding..............        --                  --
Class A Common Stock, $0.001 par value, 50,000,000 shares
  authorized, 17,625,290 shares issued and outstanding......        18                  18
Class B Common Stock, $0.001 par value, 25,000,000 shares
  authorized, 13,716,387 shares issued and outstanding......        14                  14
Additional paid-in capital..................................    92,483              92,483
Accumulated deficit.........................................   (30,189)            (30,189)
Unrealized loss on investment securities net of deferred
  taxes.....................................................      (236)               (236)
                                                              --------         -----------
     Total stockholders' equity.............................    65,739              65,739
                                                              --------         -----------
          Total capitalization..............................  $482,882            $601,558
                                                              ========         ===========

---------------
(1) Following completion of the Initial Offering and the application of the net proceeds therefrom, approximately $172 million was available under the Revolving Facility and $75 million, subject to the discretion of the lenders, was available under the Incremental Facility.

            SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL

                               AND OPERATING DATA

     The following table sets forth summary historical consolidated and pro forma consolidated financial and operating data of the Company for the five years ended October 31, 1996 and the six months ended July 31, 1996 and June 30, 1997 and certain pro forma consolidated financial and operating data for the year ended October 31, 1996 and the six months ended June 30, 1997. The financial statements of the Company for each of the years in the three-year period ended October 31, 1996 and as of October 31, 1995 and 1996 were audited by KPMG Peat Marwick LLP, independent auditors, as indicated in their report incorporated by reference into this Prospectus. The consolidated statement of operations and balance sheet data as of and for the six months ended July 31, 1996 and June 30, 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations for these periods. The results of operations for any such period are not necessarily indicative of the results of operations for a full year. The data presented below should be read in conjunction with the audited consolidated financial statements, related notes, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information included herein. For purposes of the pro forma adjusted financial information, (i) the statement of earnings of the Company for its fiscal year ended October 31, 1996 has been combined with the statements of earnings of Outdoor East and FKM for twelve months ended September 30, 1996, the statement of earnings for Penn for its fiscal year ended December 31, 1996 and the statement of revenues and expenses for the assets acquired in the 3M Acquisition for the twelve month period ended December 31, 1996, (ii) the statement of earnings of the Company for the six month period ended June 30, 1997 has been combined with the statements of earnings of Penn for the three months ended March 31, 1997 (the period prior to the acquisition) and the statement of revenues and expenses for the assets acquired in the 3M Acquisition for the six month period ended June 30, 1997 and (iii) effect has been given to the Transactions and the Offering. See "Summary -- Recent Acquisitions." For a more complete description of the pro forma impact on the Company's results of operations, see "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     In December 1996, the Company changed its fiscal year from October 31 to December 31. Therefore, the financial data presented herein compare the six month period ended June 30, 1997 with the six month period ended July 31, 1996, the six month period most closely approximating the presentation for the Company's 1997 fiscal year. For a comparison of the Company's results of operations for the six month periods ended June 30, 1996 and 1997, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL
                               AND OPERATING DATA

                                                                                    PRO FORMA                          PRO FORMA
                                                                                      YEAR        SIX MONTHS ENDED     SIX MONTHS
                                           YEAR ENDED OCTOBER 31,                     ENDED      -------------------     ENDED
                            ----------------------------------------------------   OCTOBER 31,   JULY 31,   JUNE 30,    JUNE 30,
                              1992       1993       1994       1995       1996        1996         1996       1997        1997
                            --------   --------   --------   --------   --------   -----------   --------   --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Net advertising
    revenues..............  $ 60,760   $ 65,365   $ 83,627   $101,871   $119,900    $192,130     $ 60,224   $ 87,644    $104,045
  Other Income............     1,195      1,159        846        537        702         749          329        311         327
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
    Total net revenues....    61,955     66,524     84,473    102,408    120,602     192,879       60,553     87,955     104,372
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
Operating Expenses
  Direct advertising
    expenses..............    22,783     23,830     28,959     34,386     41,184      72,353       20,125     28,950      37,675
  General and
    administrative
    expenses..............    18,225     19,504     24,239     27,057     29,466      38,570       15,151     20,081      21,126
  Depreciation and
    amortization..........     8,881      8,924     11,352     14,090     15,549      42,246        7,181     17,727      24,980
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
    Total operating
      expenses............    49,889     52,258     64,550     75,533     86,199     153,169       42,457     66,758      83,781
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
Operating income..........    12,066     14,266     19,923     26,875     34,403      39,710       18,096     21,197      20,591
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
Non-operating expense
  (income):
  Interest income.........       (96)      (218)      (194)      (199)      (240)      (264)          (87)    (1,421)       (376)
  Interest expense........    10,454     11,502     13,599     15,783     15,441      44,529        8,130     15,404      22,332
  Loss (gain) on
    disposition of
    assets................    (1,309)       729        675      2,328      1,012       1,297          730        742         745
  Other expenses..........       392        576        616        655        242         521          102        177         177
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
    Total non-operating
      expenses............     9,441     12,589     14,696     18,567     16,455      46,083        8,875     14,902      22,878
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
Earnings (loss) before
  income taxes and
  extraordinary item......     2,625      1,677      5,227      8,308     17,948     (6,373)        9,221      6,295      (2,287)
Income tax expense
  (benefit)(1)............       270        476     (2,072)    (2,390)     7,099       (478)        3,745      3,414         430
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
Extraordinary loss on debt
  extinguishment, net of
  income tax benefit of
  $98.....................        --     (1,854)        --         --         --          --           --         --          --
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
Net earnings (loss)(2)....     2,355       (653)     7,299     10,698     10,849     (5,895)        5,476      2,881      (2,717)
Preferred stock
  dividends...............        --         --         --         --       (365)      (365)          183        274         274
                            --------   --------   --------   --------   --------    --------     --------   --------    --------
Net earnings (loss)
  applicable to common
  stock...................     2,355       (653)     7,299     10,698     10,484     (6,260)        5,293      2,607      (2,991)
                            ========   ========   ========   ========   ========    ========     ========   ========    ========
Earnings per common share
  before extraordinary
  item(3).................  $    .07   $    .03   $    .21   $    .32   $    .38    $  (.19)     $    .21   $    .08    $   (.09)
                            ========   ========   ========   ========   ========    ========     ========   ========    ========
Net earnings (loss) per
  common share(3).........  $    .07   $   (.02)  $    .21   $    .32   $    .38    $  (.19)     $    .21   $    .08    $   (.09)
                            ========   ========   ========   ========   ========    ========     ========   ========    ========
OTHER DATA:
EBITDA(4).................    20,947     23,190     31,275     40,965     49,952      81,956       25,277     38,924      45,571
EBITDA margin.............        34%        35%        37%        40%        41%         42%          42%        44%         44%
Ratio of EBITDA to
  interest expense........      2.0x       2.0x       2.3x       2.6x       3.2x        1.8x         3.1x       2.5x        2.0x
Ratio of earnings to fixed
  charges(5)..............      1.2x       1.0x       1.3x       1.4x       1.8x         .9x         1.8x       1.3x         .9x
Capital expenditures:
  Outdoor advertising.....     1,695      2,374      4,997      6,643     12,530      20,158        6,463      9,295      10,372
  Logos...................     3,056      2,009      2,761      1,567     13,268      13,268        4,627      5,677       5,677
Cash flows from operating
  activities(6)...........    12,930     12,411     15,214     25,065     32,493          --       18,934     15,853          --
Cash flows from investing
  activities(6)...........    (7,273)   (10,064)   (53,569)   (17,817)   (48,124)         --      (17,745)  (222,046)         --
Cash flows from financing
  activities(6)...........    (6,734)     6,802     37,147     (9,378)    18,175          --       (1,024)   132,934          --

                                                                                    PRO FORMA                          PRO FORMA
                                                                                      YEAR        SIX MONTHS ENDED     SIX MONTHS
                                           YEAR ENDED OCTOBER 31,                     ENDED      -------------------     ENDED
                            ----------------------------------------------------   OCTOBER 31,   JULY 31,   JUNE 30,    JUNE 30,
                              1992       1993       1994       1995       1996        1996         1996       1997        1997
                            --------   --------   --------   --------   --------   -----------   --------   --------   ----------
                                                                   (DOLLARS IN THOUSANDS)
Number of outdoor
  advertising
  displays(7)(8)..........    17,835     17,659     22,369     22,547     24,792      42,310       23,089     41,071      42,816
Number of logo advertising
  displays(7).............    11,371     13,820     18,266     24,219     52,414      52,414       48,362     64,502      64,502
Cumulative logo sign
  franchises(7)...........         5          7          7         11         15          15           15         18          18
BALANCE SHEET DATA(7):
Cash and cash
  equivalents.............        75      9,224      8,016      5,886      8,430          --        1,965      7,748       3,174
Working capital...........    (7,557)     7,274      1,691      1,737      1,540          --        1,479     18,753      17,753
Total assets..............    78,649     92,041    130,008    133,885    173,189          --      150,267    524,785     644,393
Total debt (including
  current maturities).....   104,222    115,380    153,929    146,051    131,955          --      160,007    417,143     535,819
Total long-term
  obligations.............   103,567    122,774    147,957    143,944    130,211          --      156,674    435,454     554,130
Stockholders' equity
  (deficit)...............   (41,870)   (43,249)   (37,352)   (28,154)    19,041          --      (25,289)    65,739      65,739

---------------
(1) The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995, resulting in the income tax expense shown for the year ended October 31, 1996 and the six months ended July 31, 1996 and June 30, 1997.

(2) Includes, in 1993, an extraordinary loss on debt extinguishment, net of an income tax benefit, of $1.9 million. Pro forma financial information for the year ended October 31, 1996 does not give effect to extraordinary loss from extinguishment of debt of $9,526, net of income tax benefit of $6,351.

(3) After giving effect to the approximately 778.9 for 1 split of the Company's then-existing common stock and the recapitalization effected after July 31, 1996.

(4) "EBITDA" is defined as operating income before depreciation and amortization. EBITDA represents a measure which management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net earnings as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of its liquidity.

(5) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations, before income taxes and fixed charges of the Company and its subsidiaries plus the Company's share of the distributed income of less than 50% owned persons. Fixed charges consist of the Company's and its subsidiaries' interest expense (including interest costs capitalized) and the portion of rent expense representative of an interest factor.

(6) Cash flows from operating, investing and financing activities are obtained from the Company's consolidated statements of cash flows prepared in accordance with generally accepted accounting principles.

(7) As of the end of the period.

(8) The number of outdoor advertising displays for pro forma year ended October 31, 1996 and six months ended June 30, 1997 includes displays for all acquisitions completed by the Company as of August 31, 1997.

                           LAMAR ADVERTISING COMPANY

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following sets forth unaudited pro forma condensed consolidated financial information for the Company. The unaudited pro forma condensed consolidated statements of earnings for the year ended October 31, 1996 and for the six month period ended June 30, 1997 give effect to (i) the acquisitions of FKM, Outdoor East and Penn and the 3M Acquisition, (ii) the IPO and the application of the net proceeds therefrom, (iii) the Company's November 1996 public offerings of 2,530,000 shares of Class A Common Stock and the 1996 Notes and the application of the net proceeds therefrom, (iv) the tender offer that retired in November 1996 approximately $98.8 million of the $100 million outstanding 11% Senior Secured Notes due 2003 and (v) the issuance of the Existing Notes and the application of the estimated net proceeds therefrom, as if each had occurred on November 1, 1995.

     For purposes of the pro forma financial information (i) the statement of earnings of the Company for its fiscal year ended October 31, 1996 has been combined with the statements of earnings of Outdoor East and FKM for the twelve months ended September 30, 1996, the statement of earnings of Penn for its fiscal year ended December 31, 1996 and the statement of revenues and direct expenses for the assets acquired in the 3M Acquisition for the twelve month period ended December 31, 1996, (ii) the statement of earnings of the Company for the six months ended June 30, 1997 has been combined with the statement of earnings of Penn for the three months ended March 31, 1997 (the period prior to the acquisition) and the statement of revenues and direct expenses for the assets acquired in the 3M Acquisition for the six month period ended June 30, 1997 and (iii) the balance sheet of the Company as of June 30, 1997 has been adjusted to reflect the debt incurred to finance the 3M Acquisition and the application of net proceeds of the Initial Offering.

     The unaudited pro forma condensed consolidated financial statements give effect to the Recent Acquisitions under the purchase method of accounting.

     The unaudited pro forma condensed consolidated financial statements have been prepared by the Company's management. The unaudited pro forma data are not designed to represent and do not represent what the Company's results of operations or financial position would have been had the aforementioned transactions been completed on or as of the dates assumed, and are not intended to project the Company's results of operations for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited consolidated financial statements and notes of the Company and certain acquired businesses incorporated herein by reference.

                           LAMAR ADVERTISING COMPANY

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (LOSS)
                          YEAR ENDED OCTOBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             ADJUSTMENTS
                                               FOR THE                             OUTDOOR   ACQUISITION        PRO FORMA
                                  LAMAR      TRANSACTIONS        PENN      FKM      EAST     ADJUSTMENTS         COMBINED
                                ----------   ------------       -------   ------   -------   -----------        ----------
Revenues:
  Outdoor advertising, net....  $  119,900     $                $32,814.. $7,376   $12,142     $(3,405)(4)      $  168,827
  Other income................         702                           47      109       100        (209)(4)(5)          749
                                ----------     ---------        -------   ------   -------     -------          ----------
                                   120,602                       32,861    7,485    12,242      (3,614)            169,576
                                ----------     ---------        -------   ------   -------     -------          ----------
Direct expenses:
  Direct advertising
    expenses..................      41,184                        9,575    2,214     3,942       2,671(4)(6)        59,586
  General and administrative
    expenses..................      29,466                       10,730    1,632     3,510      (6,768)(4)(6)       38,570
  Depreciation and
    amortization..............      15,549           125(1)       3,221    2,453     2,941       8,398(7)           32,687
                                ----------     ---------        -------   ------   -------     -------          ----------
                                    86,199           125         23,526    6,299    10,393       4,301             130,843
                                ----------     ---------        -------   ------   -------     -------          ----------
Operating income..............      34,403          (125)         9,335    1,186     1,849      (7,915)             38,733
Other expense (income):
  Interest income.............        (240)                                                        (24)(4)            (264)
  Interest expense............      15,441        11,740(2)(3)    4,360    1,965     2,672      (5,450)(8)          30,728
  Loss on disposition of
    assets....................       1,012                                     4                   281(4)            1,297
  Other expenses..............         242                        1,064       10       985      (1,780)(4)(11)         521
                                ----------     ---------        -------   ------   -------     -------          ----------
                                    16,455        11,740          5,424    1,979     3,657      (6,973)             32,282
                                ----------     ---------        -------   ------   -------     -------          ----------
Earnings (loss) before income
  taxes.......................      17,948       (11,865)         3,911     (793)   (1,808)       (942)              6,451
  Income tax expense
    (benefit).................       7,099        (4,746)(12)     1,117     (157)                1,339(12)           4,652
                                ----------     ---------        -------   ------   -------     -------          ----------
Net earnings (loss)...........  $   10,849     $  (7,119)       $ 2,794   $ (636)  $(1,808)    $(2,281)         $    1,799
                                ==========     =========        =======   ======   =======     =======          ==========
Preferred stock dividends.....         365                                                                             365
                                ----------                                                                      ----------
Net earnings (loss) applicable
  to common stock.............  $   10,484                                                                      $    1,434
                                ==========                                                                      ==========
Net earnings (loss) per common
  share.......................  $     0.38                                                                      $     0.04
                                ==========                                                                      ==========
Weighted average number of
  shares outstanding..........  27,562,564     6,270,034                                                        33,832,598
                                ==========     =========                                                        ==========

                                                          PRO FORMA    ADJUSTMENTS    PRO FORMA
                                              3M          COMBINED       FOR THE       COMBINED
                                          ACQUISITION    AS ADJUSTED     INITIAL          AS
                                  3M      ADJUSTMENTS      FOR 3M       OFFERING       ADJUSTED
                                -------   -----------    -----------   -----------    ----------
Revenues:
  Outdoor advertising, net....  $23,303    $              $  192,130     $            $  192,130
  Other income................                                   749                         749
                                -------    --------       ----------     -------      ----------
                                 23,303                      192,879                     192,879
                                -------    --------       ----------     -------      ----------
Direct expenses:
  Direct advertising
    expenses..................   16,038      (3,271)(15)      72,353                      72,353
  General and administrative
    expenses..................    1,389      (1,389)(15)      38,570                      38,570
  Depreciation and
    amortization..............    1,333       7,701(16)       41,721         525(10)      42,246
                                -------    --------       ----------     -------      ----------
                                 18,760       3,041          152,644         525         153,169
                                -------    --------       ----------     -------      ----------
Operating income..............    4,543      (3,041)          40,235        (525)         39,710
Other expense (income):
  Interest income.............                                  (264)                       (264)
  Interest expense............                8,550(17)       39,278       5,251(9)       44,529
  Loss on disposition of
    assets....................                                 1,297                       1,297
  Other expenses..............                                   521                         521
                                -------    --------       ----------     -------      ----------
                                              8,550           40,832       5,251          46,083
                                -------    --------       ----------     -------      ----------
Earnings (loss) before income
  taxes.......................    4,543     (11,591)            (597)     (5,776)         (6,373)
  Income tax expense
    (benefit).................               (2,819)(12)       1,832      (2,310)(12)       (478)
                                -------    --------       ----------     -------      ----------
Net earnings (loss)...........  $ 4,543      (8,772)      $   (2,429)    $(3,466)         (5,895)
                                =======    ========       ==========     =======      ==========
Preferred stock dividends.....                                   365                         365
                                                          ----------                  ----------
Net earnings (loss) applicable
  to common stock.............                            $   (2,794)                 $   (6,260)
                                                          ==========                  ==========
Net earnings (loss) per common
  share.......................                            $    (0.08)                 $    (0.19)
                                                          ==========                  ==========
Weighted average number of
  shares outstanding..........                            33,832,598                  33,832,598
                                                          ==========                  ==========

                           LAMAR ADVERTISING COMPANY

    UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (LOSS)
                         SIX MONTHS ENDED JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              ACQUISITION        PRO FORMA                 3M ACQUISITION
                                          LAMAR       PENN    ADJUSTMENTS        COMBINED         3M        ADJUSTMENTS
                                        ----------   ------   -----------       -----------   ----------   --------------
Revenues:
  Outdoor advertising, net...........   $   87,644   $6,480     $  (639)(4)     $    93,485   $   10,560      $
  Other income.......................          311       20          (4)(4)             327
                                        ----------   ------     -------         -----------   ----------
                                            87,955    6,500        (643)             93,812       10,560
                                        ----------   ------     -------         -----------   ----------
  Direct adverting expenses..........       28,950    2,412         488(4)(6)        31,850        7,364       (1,539)(15)
  General and administrative
    expenses.........................       20,081    2,240      (1,195)(4)(6)       21,126          533         (533)(15)
  Depreciation and amortization......       17,727      727       1,709(7)           20,163          738        3,817(16)
                                        ----------   ------     -------         -----------   ----------      -------
                                            66,758    5,379       1,002              73,139        8,635        1,745
                                        ----------   ------     -------         -----------   ----------      -------
Operating income.....................       21,197    1,121      (1,645)             20,673        1,925       (1,745)
                                        ----------   ------     -------         -----------   ----------      -------
Other expense (income):
  Interest income....................       (1,421)               1,045(4)(13)         (376)
  Interest expense...................       15,404      976         (93)(8)          16,287                     4,275(17)
  Loss on disposition of assets......          742                    3(4)              745
  Other expenses.....................          177      287        (287)(4)             177
                                        ----------   ------     -------         -----------                   -------
                                            14,902    1,263         668              16,833                     4,275
                                        ----------   ------     -------         -----------                   -------
Earnings (loss) before income
  taxes..............................        6,295     (142)     (2,313)              3,840        1,925       (6,020)
Income tax expense (benefit).........        3,414      (50)       (483)(12)          2,881                    (1,638)(12)
                                        ----------   ------     -------         -----------   ----------      -------
Net earnings (loss)..................   $    2,881   $  (92)    $(1,830)        $       959   $    1,925      $(4,382)
                                        ==========   ======     =======         ===========   ==========      =======
Preferred stock dividends............          274                                      274
                                        ----------                              -----------
Net earnings (loss) applicable to
  common stock.......................   $    2,607                              $       685
                                        ==========                              ===========
Net earnings (loss) per common
  share..............................   $     0.08                              $      0.02
                                        ==========                              ===========
Weighted average number of shares
  outstanding........................   31,840,641                               31,840,641
                                        ==========                              ===========

                                                         ADJUSTMENTS
                                          PRO FORMA        FOR THE        PRO FORMA
                                         COMBINED AS       INITIAL        COMBINED
                                       ADJUSTED FOR 3M    OFFERING       AS ADJUSTED
                                       ---------------   -----------     -----------
Revenues:
  Outdoor advertising, net...........    $  104,045        $             $  104,045
  Other income.......................           327                             327
                                         ----------                      ----------
                                            104,372                         104,372
                                         ----------                      ----------
  Direct adverting expenses..........        37,675                          37,675
  General and administrative
    expenses.........................        21,126                          21,126
  Depreciation and amortization......        24,718            262(10)       24,980
                                         ----------        -------       ----------
                                             83,519            262           83,781
                                         ----------        -------       ----------
Operating income.....................        20,853           (262)          20,591
                                         ----------        -------       ----------
Other expense (income):
  Interest income....................          (376)                           (376)
  Interest expense...................        20,562          1,770(9)        22,332
  Loss on disposition of assets......           745                             745
  Other expenses.....................           177                             177
                                         ----------        -------       ----------
                                             21,108          1,770           22,878
                                         ----------        -------       ----------
Earnings (loss) before income
  taxes..............................          (255)        (2,032)          (2,287)
Income tax expense (benefit).........         1,243           (813)(12)         430
                                         ----------        -------       ----------
Net earnings (loss)..................    $   (1,498)       $(1,219)      $   (2,717)
                                         ==========        =======       ==========
Preferred stock dividends............           274                             274
                                         ----------                      ----------
Net earnings (loss) applicable to
  common stock.......................    $   (1,772)                     $   (2,991)
                                         ==========                      ==========
Net earnings (loss) per common
  share..............................    $    (0.06)                     $    (0.09)
                                         ==========                      ==========
Weighted average number of shares
  outstanding........................    31,840,641                      31,840,641
                                         ==========                      ==========

                           LAMAR ADVERTISING COMPANY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                                                                   ADJUSTMENT          PRO FORMA
                                                                  PRO FORMA       PRO FORMA         FOR THE            COMBINED
                                           LAMAR        3M       ADJUSTMENTS       COMBINED     INITIAL OFFERING      AS ADJUSTED
                                          --------    -------    -----------      ----------    ----------------      -----------
Current assets:
  Cash..................................  $  7,748    $           $ (4,000)(18)    $  3,748          $ (574)(18)       $  3,174
  Net receivables.......................    25,840      2,550                        28,390                              28,390
  Other current assets..................     8,757      1,956                        10,713                              10,713
                                          --------    -------     --------         --------         -------            --------
     Total current assets...............  42,345..      4,506       (4,000)          42,851            (574)             42,277
                                          --------    -------     --------         --------         -------            --------
Property, plant and equipment:
  Property, plant and equipment, net....   280,603     13,516       13,932(19)      308,051                             308,051
                                          --------    -------     --------         --------         -------            --------
Other assets:
  Investment securities.................       870                                      870                                 870
  Intangible assets.....................   195,874                  86,522(20)      282,396           5,250(20)         287,646
  Other assets..........................     5,093        456                         5,549                               5,549
                                          --------    -------     --------         --------         -------            --------
     Total assets.......................  $524,785    $18,478     $ 96,454         $639,717          $4,676            $644,393
                                          ========    =======     ========         ========         =======            ========
Current liabilities:
  Current maturities of long-term
     debt...............................  $  4,161                $                $  4,161          $                 $  4,161
  Other current liabilities.............  19,431..        932                        20,363                              20,363
                                          --------    -------     --------         --------         -------            --------
Total current liabilities...............    23,592        932                        24,524                              24,524
                                          --------    -------     --------         --------         -------            --------
Long-term liabilities:
  Long-term debt........................   412,982                 114,000(21)      526,982           4,676(21)         531,658
  Deferred income -- long term..........       827                                      827                                 827
  Other liabilities.....................     2,147                                    2,147                               2,147
  Deferred tax liability................    19,498                                   19,498                              19,498
                                          --------    -------     --------         --------         -------            --------
     Total liabilities..................   459,046        932      114,000          573,978           4,676             578,654
                                          --------    -------     --------         --------         -------            --------
Net assets acquired.....................               17,546      (17,546)(22)
                                          --------    -------     --------         --------         -------            --------
Stockholders' equity:
  Stockholders' equity..................    65,739                                   65,739                              65,739
                                          --------    -------     --------         --------         -------            --------
     Total liabilities and stockholders'
       equity...........................  $524,785    $18,478     $ 96,454         $639,717          $4,676            $644,393
                                          ========    =======     ========         ========         =======            ========

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                       CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

     For purposes of determining the pro forma effect of the Recent Acquisitions, the Transactions, and the Initial Offering on the Company's unaudited Condensed Consolidated Statements of Earnings for the year ended October 31, 1996 and the six months ended June 30, 1997, the following adjustments have been made:

                                                                             YEAR          SIX
                                                                             ENDED        MONTHS
                                                                          OCTOBER 31,    JUNE 30,
                                                                             1996          1997
                                                                          -----------    --------
 (1)  To record the net effect on amortization expense related to the debt issuance fees for the November 1996 Note Offering and the elimination of amortization expense related to the November 1996
      Tender Offer....................................................      $   125

 (2)  To eliminate historical interest expense related to the Senior
      Secured Notes and record interest expense on the 1996 Notes:
      Interest expense on 1996 Notes...........      24,544
      Interest expense related to Senior
      Secured Notes............................     (10,870)                 13,674

 (3)  To record incremental interest expense on the $20 million ten-year subordinated notes issued to existing shareholders at the time of the IPO in order to give effect as if the
      transaction had taken place at the beginning of the period and eliminate historical interest expense related to the Company's
      credit facility that was paid off at the time of the IPO........       (1,934)

 (4)  To reclassify amounts in order to conform to the Company's presentation:
      Outdoor advertising, net........................................      $(3,405)     $   (639)
      Other income....................................................         (109)           (4)
      Direct expenses.................................................        2,946           559
      General and administrative expenses.............................       (5,653)         (914)
      Interest income.................................................          (24)           (4)
      Loss on disposition of assets...................................          281             3
      Other expenses..................................................       (1,064)         (287)

 (5)  To eliminate management fee income on Outdoor East historical financial statements that would not have been earned had the
      Outdoor East acquisition been consummated on November 1, 1995...         (100)

 (6)  To eliminate management fees charged by Penn's former parent company included in the historical financial statements that would not have existed had the transaction taken place in the beginning of the period:
      Direct expenses.................................................         (275)          (71)
      General and administrative......................................       (1,115)         (281)

 (7)  Represents incremental amortization and depreciation due to the application of purchase accounting. Depreciation and
      amortization are calculated using accelerated and straight line
      methods over the estimated useful lives of the assets...........        8,398         1,709

 (8)  Represents the net effect on interest expense resulting from (i)
      additional borrowings assumed in the acquisitions and (ii) the elimination of interest expense on debt not assumed in the
      acquisitions....................................................       (5,450)          (93)

 (9)  To eliminate historical interest expense under the Senior Credit
      Facility and to record interest expense on the Notes at an effective rate of 8.725%:
      Interest expense on the Initial
      Offering.................................    $ 17,334    $ 8,667
      Interest expense under the Senior Credit
      Facility.................................     (12,083)    (6,897)       5,251         1,770

     (10)  The increase in amortizing debt issuance costs associated with the Initial
           Offering..................................................................         525          262
     (11)  To eliminate costs associated with the sale and reorganization of Outdoor
           East which would not have been incurred had the Outdoor East acquisition
           been consummated on November 1, 1995......................................        (716)
     (12)  To record the tax effect on pro forma statements for:
           The Transactions...................................                             (4,746)
           Recent Acquisitions................................                              1,339         (483)
           3M Acquisition.....................................                             (2,819)      (1,638)
           The Initial Offering...............................                             (2,310)        (813)
     (13)  To eliminate interest income on the Company's historical financial statements that would not have existed had the Recent Acquisitions taken
           place at the beginning of the period......................................                    1,049
     (14)  The accompanying pro forma results of operations do not give effect to the extraordinary loss on the extinguishment of debt of $9,526, net of income tax benefit of $6,351 for the year ended October 31, 1996
     (15)  To record (a) a decrease in payroll and payroll related costs in direct advertising and general and administrative expense categories due to the termination of employees in the following functions; and (b) the elimination of general corporate allocations not considered attributable to assets acquired as follows:
           Direct Advertising:
             Elimination of production and sales overhead functions and corporate
                overhead allocations.................................................      (2,077)      (1,053)
                                                                                        ---------   ----------
             Elimination of national sales and marketing costs.......................      (1,194)        (486)
                                                                                        =========   ==========
           Total direct advertising..................................................      (3,271)      (1,539)
                                                                                        =========   ==========
           General and Administrative:
             Elimination of national office function, accounting and administrative
                personnel and corporate allocations..................................      (1,389)        (533)
                                                                                        =========   ==========
     (16)  Represents incremental amortization and depreciation due to the
           application of purchase accounting in recording the 3M Acquisition........       7,701        3,817
                                                                                        =========   ==========
     (17)  Represents the incremental interest expense resulting from the borrowing of $114 million used to finance the 3M Acquisition, as if the transaction
           had taken place at the beginning of the period............................       8,550        4,275
                                                                                        =========   ==========

     For purposes of determining the pro forma effect of the Initial Offering on the Company's unaudited Condensed Consolidated Balance Sheet as of June 30, 1997, the following adjustments have been made:

                                                                                   ADJUSTMENTS
                                                                                     FOR THE
                                                                    PRO FORMA        INITIAL
                                                                   ADJUSTMENTS      OFFERING
                                                                   -----------   ---------------
(18) Cash:
     Net proceeds from the Initial Offering......................   $               $ 193,426
     To record cash used to pay off loans under the Senior Credit
     Facility....................................................                    (194,000)
                                                                                    ---------
                                                                                         (574)
                                                                                    =========
     To record cash used to finance the 3M Acquisition...........     (4,000)
                                                                    ========

                                                                                   ADJUSTMENTS
                                                                                     FOR THE
                                                                    PRO FORMA        INITIAL
                                                                   ADJUSTMENTS      OFFERING
                                                                   -----------   ---------------
(19) Property, Plant and Equipment, net:
     To record the increase in property, plant and equipment from the allocation of the purchase price for the 3M
     Acquisition.................................................     13,932
                                                                    ========
(20) Intangibles:
     To record capitalized fees of the Initial Offering..........                       5,250
     To record intangibles resulting from the allocation of the
     purchase price of the 3M Acquisition........................     86,522
(21) Long-term debt:
     To record payoff of loans under the Senior Credit
     Facility....................................................                    (194,000)
     To record effect of the issuance of the Existing Notes......                     198,676
                                                                                    ---------
                                                                                        4,676
                                                                                    =========
     To record the borrowings under the Senior Credit Facility
     used to finance the 3M Acquisition..........................    114,000
                                                                    ========
(22) Net assets to be acquired
     To eliminate historical net assets of 3M....................    (17,546)
                                                                    ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion of the consolidated financial condition and results of operations of the Company for the three fiscal years ended October 31, 1996, and for the six months ended June 30, 1997 compared to the six months ended June 30, 1996. This discussion should be read in conjunction with the consolidated financial statements of the Company and the related notes, and the pro forma condensed consolidated statements of the Company and the related notes, incorporated by reference in this Prospectus. References herein to specific years refer to the Company's fiscal year ending on October 31 of such years.

     As a result of the change in the Company's fiscal year end from October 31 to December 31, the results of operations set forth in the accompanying financial statements reflect the six month periods ended June 30, 1997 and July 31, 1996. As a result, the results of operations do not reflect comparative periods. As an aid to understanding and comparing the Company's results, the following table sets forth results of operations for the six month periods ended June 30, 1996 and 1997. The discussion that follows compares these two periods.

                                                                SIX MONTHS ENDED
                                                              --------------------
                                                              JUNE 30,    JUNE 30,
                                                                1996        1997
                                                              --------    --------
Outdoor advertising, net....................................  $58,497     $87,644
Other income................................................      295         311
                                                              -------     -------
                                                               58,792      87,955

Direct advertising expenses.................................   21,108      28,950
General and administrative expenses.........................   14,863      20,081
Depreciation and amortization...............................    7,035      17,727
                                                              -------     -------
                                                               43,006      66,758
                                                              -------     -------
Operating income............................................   15,786      21,197
                                                              -------     -------
Other expenses (income)
Interest income.............................................      (91)     (1,421)
Interest expense............................................    7,983      15,404
Other expenses..............................................      820         919
                                                              -------     -------
                                                                8,712      14,902
                                                              -------     -------
Earnings before income taxes................................    7,074       6,295
Income tax expense..........................................    2,829       3,414
                                                              -------     -------
Net earnings................................................  $ 4,245     $ 2,881
                                                              =======     =======

     The future operating results of the Company may differ materially from the results described below. See "Risk Factors" for a discussion of certain factors that may affect the Company's future operating results.

OVERVIEW

     The Company's net revenues, which represent gross revenues less commissions paid to advertising agencies that contract for the use of advertising displays on behalf of advertisers, are derived primarily from the sale of advertising on outdoor advertising displays owned and operated by the Company. In recent years, the Company's logo sign business has expanded rapidly and may in the future have an increasing impact on the Company's revenues and operating income.

     The Company has grown significantly during the last three years, primarily as the result of (i) internal growth in its existing outdoor advertising business resulting from construction of additional outdoor advertising displays, general improvements in occupancy and operating efficiency and increases in advertising rates, (ii) acquisitions of outdoor advertising businesses and structures, including the Recent Acquisitions, the 3M Acquisition and the Company's acquisition of the 50.6% interest that it did not already own in Lamar Holding

Corporation ("LHC") in 1994, and (iii) the rapid expansion of the Company's logo sign business. The Company's net advertising revenues increased by $36.3 million, representing a compound annual growth rate of 19.8% from $83.6 million for the fiscal year ended October 31, 1994 to $119.9 million for the fiscal year ended October 31, 1996. During the same period, EBITDA increased $18.7 million, representing a compound annual growth rate of 26.4%, from $31.3 million for the fiscal year ended October 31, 1994 to $50.0 million for the fiscal year ended October 31, 1996.

     The Company plans to continue a strategy of expanding through both internal growth and acquisitions. As a result of acquisitions, the operating performance of certain markets and of the Company as a whole are not necessarily comparable on a year-to-year basis. All recent acquisitions have been accounted for using the purchase method of accounting and, consequently, operating results from acquired operations are included from the respective dates of those acquisitions. Since October 31, 1996, the Company has (i) increased the number of outdoor advertising displays it operates by 72% by completing 15 acquisition transactions for an aggregate cash purchase price of approximately $420.7 million and (ii) acquired the logo sign franchises in Kansas and Tennessee for an aggregate cash purchase price of $1.4 million. The Company intends to finance its acquisition activities from external sources and borrowings under the Senior Credit Facility. The proceeds of the Offering were used to repay amounts then outstanding under the Senior Credit Facility. See "Recent Acquisitions" and "Use of Proceeds."

     The Company relies on sales of advertising space for its revenues, and its operating results are therefore affected by general economic conditions, as well as trends in the advertising industry. The Company believes that in recent years outdoor advertising expenditures have increased more rapidly than total U.S. advertising expenditures, but there can be no assurance that this trend will continue or that in the future outdoor advertising will not grow more slowly than the advertising industry as a whole.

     Manufacturers of tobacco products, primarily cigarettes, were historically major users of outdoor advertising displays. Due to societal and governmental pressures and other factors, leading tobacco manufacturers have substantially reduced their domestic advertising expenditures since the early 1990s. The Company's tobacco revenues, as a percentage of billboard advertising net revenues, declined from 17% in fiscal 1991 to 10% in fiscal 1996. During this period, the Company has replaced the reduced tobacco advertising by diversifying its customer base and increasing sales to local advertisers. Recent developments in litigation involving the tobacco industry may result in the elimination of tobacco advertising altogether. See "Risk Factors -- Potential Elimination or Reduction of Tobacco Advertising."

     Growth of the Company's business requires capital expenditures to finance internal growth, for maintenance and for capitalized costs associated with new logo sign franchises. The Company expended $13.4 million in fiscal 1994, $14.0 million in fiscal 1995 and $25.9 in fiscal 1996. Of these amounts, $2.8 million, $1.6 million and $13.1 million, respectively, were attributable to the logo sign business. See "-- Liquidity and Capital Resources."

     In the fiscal year ended October 31, 1995, the Company recognized an income tax benefit from a net operating loss carryforward. The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995, resulting in the recognition of income tax expense of $7.1 million for the year ended October 31, 1996 and $3.4 million for six months ended June 30, 1997.

     The following table presents certain items in the Consolidated Statements of Earnings (Loss) as a percentage of net revenues for the years ended October 31, 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997:

                                           YEARS ENDED OCTOBER 31,           SIX MONTHS ENDED
                                           -----------------------    ------------------------------
                                           1994     1995     1996     JUNE 30, 1996    JUNE 30, 1997
                                           -----    -----    -----    -------------    -------------
Net revenues.............................  100.0%   100.0%   100.0%       100.0%           100.0%
Operating expenses:
  Direct advertising expenses............   34.3     33.6     34.1         35.9             32.9
  General & administrative expenses......   28.7     26.4     24.4         25.3             22.8
Operating cash flow......................   37.0     40.0     41.4         38.8             44.3
Depreciation and amortization............   13.4     13.8     12.9         12.0             20.2
Operating income.........................   23.6     26.2     28.5         26.9             24.1
Interest expense.........................   16.1     15.4     12.8         13.6             17.5
Other expense............................   17.4     18.1     13.6         14.8             16.9
Net earnings.............................    8.6     10.4      9.0          7.2              3.3

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Revenues increased $29.2 million or 49.6% to $88.0 million for the six months ended June 30, 1997. This increase was the result of (i) a $24.7 million increase in billboard net revenues, of which $20.3 million is attributable to the Company's acquisitions of FKM, Outdoor East, Penn and Headrick, with the remaining $4.4 million attributable to existing operations and (ii) a $4.0 million increase in logo sign revenue due to the completion of development of the seven new state logo sign franchises awarded and acquired in 1996 and the continued expansion of the Company's existing logo sign franchises. Net billboard advertising revenue for the six months ended June 30, 1997 was $76.4 million and net logo sign revenue was $9.9 million.

     Operating expenses, exclusive of depreciation and amortization, increased $13.1 million or 36.3% for the six months ended June 30, 1997 as compared to the same period in 1996. This increase was primarily the result of the additional operating expenses related to acquisition of outdoor advertising assets and the newly developed and acquired logo sign franchises.

     Depreciation and amortization expense increased $10.7 million or 152.0% from $7.0 million for the six months ended June 30, 1996 to $17.7 million for six months ended June 30, 1997 as a result of an increase in capital assets due to the Company's recent acquisitions.

     Due to the above factors, operating income increased $5.4 million or 34.3% to $21.2 million for the six months ended June 30, 1997 from $15.8 for the same period in 1996.

     Interest income increased $1.3 million as a result of earnings on excess cash investments made during the period. Interest expense increased $7.4 million from $8.0 million for the six months ended June 30, 1996 to $15.4 million for six months ended June 30, 1997 as a result of interest expense on the Existing Notes and additional borrowings under the Senior Credit Facility.

     The effective income tax rate increased from 40% for the six months ended June 30, 1996 to 54% for the six months ended June 30, 1997. This increase was due to goodwill recorded as part of the acquisitions of FKM and Penn. The amortization of this goodwill is nondeductible for income tax purposes and generates the increased tax rate.

     As a result of the above factors, the Company recognized net earnings for the six months ended June 30, 1997 of $2.9 million.

YEAR ENDED OCTOBER 31, 1996 COMPARED TO YEAR ENDED OCTOBER 31, 1995

     Total revenues increased $18.2 million or 17.8% to $120.6 million for the twelve months ended October 31, 1996 from $102.4 million for the same period in 1995. This increase was predominantly attributable to an increase in billboard net revenues of $11.6 or 12.1%, principally due to increases in the number of displays and in advertising rates, with occupancy rates remaining relatively steady. Logo sign revenue increased $6.5 million, which represents a 100% increase over the prior fiscal year. This significant increase was due to the build-out of the following logo sign franchises awarded in 1995 and 1996: Georgia, Minnesota, South Carolina, Virginia, New Jersey and Michigan. In addition, during this period the Company also acquired the Kansas and Tennessee franchises and was awarded the right to build out and operate logo signs along additional highways in Texas, where it currently has the logo sign franchise.

     Operating expenses, exclusive of depreciation and amortization, increased $9.2 million or 15.0% to $70.7 million for the twelve months ended October 31, 1996 from $61.4 million for the same period in 1995. This increase was the result of an increase in personnel costs, sign site rent, graphics expense, other costs related to the increase in revenue and additional operating expenses related to outdoor asset acquisitions and the continued development of the logo sign business.

     Depreciation and amortization expense increased $1.5 million or 10.4% from $14.1 million for the year ended October 31, 1995 to $15.5 million for the year ended October 31, 1996. This increase in depreciation and amortization was generated by the assets purchased during fiscal years 1995 and 1996.

     Because the Company's operating expenses declined as a percentage of net revenues to 71.5% for fiscal 1996 from 73.8% for fiscal 1995, operating income increased $7.5 million or 28% from $26.9 million for the twelve months ended October 31, 1995 to $34.4 million for the twelve months ended October 31, 1996.

     Interest expense remained relatively constant for both periods as did total outstanding debt until August 1996, when proceeds from the IPO were used to retire approximately $43.8 million in outstanding bank debt.

     Income tax expense for the twelve months ended October 31, 1996 increased $9.5 million over the same period in 1995. For the past several years the Company has had a significant net operating loss carryforward. The benefit of the Company's net operating loss carryforward was fully recognized as of October 31, 1995.

     As a result of the foregoing factors, the Company's net earnings of $10.8 million for the twelve months ended October 31, 1996 remained relatively constant as compared to the same period in 1995.

YEAR ENDED OCTOBER 31, 1995 COMPARED TO YEAR ENDED OCTOBER 31, 1994

     Net revenues increased $17.9 million or 21.2% to $102.4 million for the twelve months ended October 31, 1995 from $84.5 million for the same period in 1994. This increase was predominantly attributable to higher outdoor advertising net revenues, which rose $17.9 million or 23.0% during this period. The increase in outdoor advertising net revenues was principally attributable to increases in number of displays and advertising rates, with occupancy rates remaining relatively steady. Operations acquired subsequent to fiscal 1993 generated $9.1 million of this increase in outdoor advertising net revenues. This increase in net revenues was partially offset by a decrease in management fees resulting from the LHC acquisition. Continued development of the logo sign business resulted in logo advertising revenue increasing $0.3 million or 5.5% for the twelve months ended October 31, 1995 as compared to the prior fiscal year.

     Operating expenses, exclusive of depreciation and amortization, increased $8.2 million or 15.5% to $61.4 million for the twelve months ended October 31, 1995 from $53.2 million for the same period in 1994. The LHC operations acquired in May 1994 generated $5.5 million of this increase in operating expenses; the remaining $2.7 million of the increase was generated by previously existing operations. This $2.7 million increase was primarily the result of acquisitions which caused an expansion of the Company's work force, which required higher aggregate commissions, workers' compensation costs and employee benefit expenses.

     Depreciation and amortization expense increased $2.7 million or 24% from $11.4 million for the year ended October 31, 1994 to $14.1 million for the year ended October 31, 1995. This increase in depreciation and amortization was generated by the assets purchased during fiscal years 1994 and 1995.

     Because the Company's operating expenses declined as a percentage of net revenues to 73.8% for fiscal 1995 from 76.4% for fiscal 1994, operating income increased $7.0 million or 34.9% from $19.9 million for the twelve months ended October 31, 1994 to $26.9 million for the twelve months ended October 31, 1995.

     Interest expense increased $2.2 million or 16.1% to $15.8 million for the twelve months ended October 31, 1995 from $13.6 million for the same period in 1994. Approximately $1.8 million of the increase in interest expense reflected an additional $35.0 million in debt incurred in May 1994 to finance the LHC acquisition. The remaining $0.4 million increase in interest expense was due to increased working capital borrowings throughout fiscal 1995.

     The Company had a significant net operating loss carryforward and, therefore, income tax expense for this period reflected the alternative minimum tax, state income tax and the recognition in the current year of the deferred tax benefit generated by the net operating loss carryforward.

     As a result of the foregoing factors, net earnings increased $3.4 million or 46.6% to $10.7 million for the twelve months ended October 31, 1995 from $7.3 million for the same period in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically satisfied its working capital requirements with cash from operations and revolving credit borrowings. Its acquisitions have been financed primarily with borrowed funds.

     In November and December of 1996, the Company engaged in several transactions which significantly changed its capital structure and positioned it to expand operations through acquisitions. These transactions were: (i) a public offering of 2,530,000 shares of Class A Common Stock at $23 per share, (ii) a tender offer that retired approximately $98.8 million of the $100 million outstanding 11% Senior Secured Notes due 2003, (iii) the offering of $255 million in principal amount of the Existing Notes, and (iv) entering into the Senior Credit Facility, which consists of a committed $225 million revolving credit facility and a $75 million incremental facility funded at the discretion of the lenders. The Senior Credit Facility replaced the Company's previous bank credit facilities.

     Net proceeds to the Company, after underwriting discounts, from the equity and Existing Note offerings were $55.4 million and $248 million, respectively. These proceeds were used to extinguish outstanding bank debt of approximately $47 million, fund the tender offer for the Senior Secured Notes, purchase substantially all of the assets of Outdoor East for $60.5 million and pay investment banking fees as well as other related costs of approximately $12 million related to the above transactions. The balance of approximately $85 million was used for acquisitions (including a portion of the purchase price for the Penn acquisition) and to fund operations.

     The Company has primarily used the Senior Credit Facility to finance its acquisition activity. In this regard, the Company borrowed approximately $48 million and $66 million under the Senior Credit Facility to finance the Penn acquisition and Headrick acquisition, respectively, in each case after giving effect to proceeds received by the Company from the disposition of certain assets acquired in these acquisitions, which were applied to reduce the amount outstanding under the Senior Credit Facility. In addition, the Company completed the 3M Acquisition in August 1997, which was financed with $74 million in borrowings under the Revolving Facility and $40 million of borrowing under the Incremental Facility.

     In September 1997, the Company completed the Initial Offering, the net proceeds of which (approximately $193.4 million) were used to repay amounts then outstanding under the Senior Credit Facility. Following the application of such proceeds, approximately $172 million was available under the Revolving Facility and $75 million was available but not committed under the Incremental Facility. In connection with the Initial Offering, the Company amended certain financial and other covenants in the Senior Credit Facility, including an increase in permitted capital expenditures from 20% of the Company's EBITDA to 35% of the Company's EBITDA and an increase in the size of permitted acquisitions from $50 million to $100 million.

     The Company's net cash provided by operating activities was $15.9 million for the six months ended June 30, 1997 due to the Company's net earnings of $2.9 million, non-cash items of $18.0 million (including depreciation and amortization of $17.7 million), an increase in receivables of $3.7 million, a decrease in trade accounts payable of $2.0 million, and an increase in accrued expenses of $2.1 million. Net cash used in investing activities was $222.0 million for the six months ended June 30, 1997 due to an increase in notes receivable of $1.3 million, acquisitions of new markets of $257.1 million (offset by proceeds from dispositions of assets of $52.2 million), capital expenditures of $15.0 million, and purchases of intangible assets of $0.9 million. Net cash provided by financing activities was $132.9 million for the six months ending June 30, 1997 due primarily to proceeds from issuance of notes payable to banks of $186.0 million offset by principal payments on long-term debt of $2.1 million and principal payments on notes payable to banks of $51.0 million. The items described above yield a net decrease in cash and cash equivalents of $73.3 million for the six months ending June 30, 1997.

     The Company's net cash provided by operating activities increased to $32.5 million in fiscal 1996 due primarily to an increase in non-cash items of $5.8 million, which includes an increase in deferred tax expense of $5.6 million due to the extinguishment of the Company's net operating loss carryforward. There was also an increase in deferred income of $1.7 million, and an increase in accrued expenses of $1.2 million offset by an increase in receivables of $1.3 million. Net cash used in investing activities increased $30.3 million from $17.8 million in fiscal 1995 to $48.1 million in fiscal 1996. This increase was due to an $18.3 million increase in purchase of new markets and an $11.9 million increase in capital expenditures primarily due to the build-out of the Company's new logo sign franchises. Net cash provided by financing activities increased $27.6 million in fiscal 1996 due to a $63.1 million increase in proceeds from issuance of common stock, a $5 million increase in proceeds from issuance of long-term debt, primarily used to finance the new logo sign franchise build-out, offset by a $33.3 million increase in principal payments on long-term debt consisting primarily of the payout of loan obligations under the Company's previous bank credit facility, a $7.0 million increase in redemption of common stock due to the March 1996 stock redemption and additional consideration paid from the proceeds of the IPO to selling stockholders of the December 1995 and March 1996 redemptions, and a $0.2 million increase in dividends.

     The Company's net cash provided by operating activities increased to $25.1 million in fiscal 1995 due primarily to a $3.4 million increase in net earnings and the addition of non-cash items, including a $2.7 million increase in depreciation and amortization. Net cash used in investing activities decreased from $53.6 million in fiscal 1994 to $17.8 million in fiscal 1995. This reduction is due primarily to the $37.6 million attributable to the LHC acquisition in fiscal 1994, offset by a $1.8 million increase in capital expenditures and purchases of intangibles in 1995. Net cash used in financing activities decreased $46.5 million in fiscal 1995 due to a $44.5 million decrease in proceeds from issuance of long term debt compared to fiscal 1994.

     The Company believes that internally generated funds and funds remaining available for borrowing under the Senior Credit Facility will be sufficient for the foreseeable future to satisfy all debt service obligations and to finance its current operations.

INFLATION

     In the last three years, inflation has not had a significant impact on the Company.

SEASONALITY

     The Company's revenues and operating results have exhibited some degree of seasonality in past periods. Typically, the Company experiences its strongest financial performance in the summer and its lowest revenues in the winter. The Company expects this trend to continue in the future. Because a significant portion of the Company's expenses are fixed, a reduction in revenues in any quarter is likely to result in a period to period decline in operating performance and net earnings.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued SFAS No. 128 "Earnings Per Share," which established a new accounting principle for the accounting of earnings per share. This SFAS is effective for accounting periods ending after December 15, 1997. Management does not believe that SFAS No. 128 will have a material impact on earnings per share for the periods presented.

     The Financial Accounting Standards Board also issued SFAS No. 130 "Reporting Comprehensive Income," which will require the Company to disclose, in financial statement format, all non-owner changes in equity. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Adoption of this standard is not expected to have a material impact on disclosures in the Company's financial statements.

     The Financial Accounting Standards Board also issued SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information," which established a new accounting principle for reporting information about operating segments in annual financial statements and interim financial reports. It also established standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company is currently evaluating the applicability of this standard, but the Company does not expect it to have a material impact on disclosures in its financial statements.

                                    BUSINESS

GENERAL

     Lamar Advertising Company is one of the largest and most experienced owners and operators of outdoor advertising structures in the United States. It conducts a business that has operated under the Lamar name since 1902. As of September 30, 1997, the Company operated approximately 43,000 outdoor advertising displays in 23 states. The Company provides a full array of poster and bulletin displays in 51 of its 64 markets. In its remaining 13 markets, the Company operates high-profile bulletin displays along interstate and other major highways. The Company also operates the largest logo sign business in the United States. Logo signs are erected pursuant to state-awarded franchises on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. The Company currently operates logo sign franchises in 18 of the 22 states that have a privatized logo sign program. As of September 30, 1997, the Company maintained over 21,900 logo sign structures containing over 68,800 logo advertising displays. In addition, the Company operates the tourism signage franchises in four states and the province of Ontario, Canada. The Company has also expanded into the transit advertising business through the operation of displays on bus shelters, bus benches and buses in ten of its primary markets and three other markets in the state of South Carolina. For the fiscal year ended October 31, 1996, the Company reported net revenues and EBITDA of $120.6 million and $50.0 million, respectively. Assuming all of the Recent Acquisitions were consummated as of October 1, 1996, the Company's net revenues and EBITDA for the twelve months ended September 30, 1997 would have been approximately $216.4 million and $98.5 million, respectively.

     The Company's strategy is to be the leading provider of outdoor advertising in each of the markets it serves, with a historical emphasis on providing a full range of outdoor advertising services in middle markets. Important elements of the Company's strategy are its decentralized management structure and its focus on providing high quality local sales and service. In order to be more responsive to local market demands, the Company offers a full complement of outdoor advertising services coupled with local production facilities, management and account executives through its local offices. Local advertising constituted approximately 81% of the Company's outdoor advertising net revenues in fiscal 1996, which management believes is higher than the industry average. While maintaining its local focus, the Company seeks to expand its operations within existing and contiguous markets. The Company also pursues expansion opportunities, including acquisitions, in additional markets. In this regard and as described more fully below, the Company has increased the number of outdoor advertising displays it operates by 72% since October 31, 1996 by completing 15 acquisitions. In the logo sign business, the Company's strategy is to maintain its position as the largest operator of logo signs in the U.S. by expanding through the addition of state logo franchises as they are awarded and through possible acquisitions. The Company may also pursue expansion opportunities in transit and other out-of-home media which the Company believes will enable it to leverage its management skills and market position.

     The Company believes that the experience of its senior and local managers has contributed greatly to its success. Its regional managers have been with the Company, on average, for 23 years. The average tenure of the Company's 55 local managers is eight years. In addition, each of the six regional managers and 45 of the 55 local managers began their careers with the Company as local sales executives. The Company emphasizes decentralized local management of operations with centralized support and financial and accounting controls. As a result of this local focus, the Company maintains an extensive local operating presence within its markets and employed a total of 212 local account executives at September 30, 1997. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of the central office and offices in other markets in the event that business opportunities or customers' needs support such allocation of resources.

INDUSTRY OVERVIEW

  Outdoor Advertising

     The outdoor advertising industry generated total revenues of approximately $2.0 billion in 1996, or approximately 1.1% of the total advertising expenditures in the United States, according to recent estimates by the OAAA. This represents growth of approximately 11% over estimated total 1995 revenues. Outdoor advertising offers repetitive impact and a relatively low cost-per-thousand impressions compared to broadcast media, newspapers, magazines and direct mail marketing, making it attractive to both local businesses targeting a specific geographic area or set of demographic characteristics and national advertisers seeking mass market support. The Company believes that this revenue growth is primarily the result of long term contracts that are generally renewable, a broadening client mix, the increased use of vinyl and computer printing and acquisition opportunities. Outdoor advertising services have recently expanded beyond billboards to include a wide variety of out-of-home advertising media, including advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. The OAAA estimates that total out-of-home advertising revenues, including traditional billboard advertising, exceeded $3.8 billion in 1996.

     Advertisers purchase outdoor advertising for a variety of reasons. Outdoor advertising is a highly targeted medium that can be used to concentrate on a particular geographic location or demographic group. In the case of local businesses such as hotels, restaurants, service stations and other roadside businesses, the use of outdoor advertising generates a message that reaches potential customers close to the point of sale and provides ready directional information. Similarly, national advertisers often use outdoor advertising when test marketing a product because of the medium's ability to reach a broad audience in a specific market. In addition, outdoor advertising is attractive because of its constant repetition and comparatively low cost-per-thousand impressions as compared to broadcast media, magazines, newspapers and direct mail marketing. As a result, advertisers desiring to build brand awareness and develop mass-market support often find outdoor advertising effective in generating high visibility in a cost-effective manner. Outdoor advertising is also often combined with other media to reinforce messages being provided to consumers.

     Outdoor advertising, which began in the late 19th century when advertising "bills" were pasted or "posted" on rented wooden boards, has evolved over the years to its present form with two types of standardized displays -- posters in standard and junior sizes and more permanent fixed and rotary bulletins. The outdoor advertising industry continues to evolve as a result of a number of factors. The category of out-of-home advertising (advertising transmitted other than through the print and broadcast media) now includes more than just traditional billboard and roadside displays. The use of displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets has expanded, and the presence of advertising on subways, buses, taxicabs and transit shelters is now commonplace. In addition, while tobacco product companies, historically the largest users of outdoor advertising, have reduced their reliance on the medium, the outdoor advertising industry has continued to grow through increasing visibility and attractiveness to local advertisers and national retail and consumer products companies. Also, advances in production technology, such as computer printing, vinyl advertising copy and improved lighting techniques, have facilitated a more creative and effective use of the medium and a more durable product. These technological improvements also permit outdoor advertising companies to respond more promptly to customer needs, operate more efficiently and make greater use of advertising copy used in other print media, thus providing advertisers the opportunity to present a unified campaign. Finally, the outdoor advertising industry has benefitted from the increase in automobile travel time for business and leisure due to increased highway congestion and the movement of businesses and residences from cities to outlying suburbs. A study published by the Office of Highway Information Management of the Federal Highway Administration in 1995 indicated that, during the period from 1983 to 1990, licensed drivers in the United States increased by 11%, vehicles owned increased by 15%, the number of vehicle trips increased by 25% and vehicle miles increased by 41%. The Company believes that these trends demonstrate that consumer exposure to existing billboard structures also increased during this period.

     According to media publications, the top ten categories of business ranked by outdoor advertising expenditures for 1996 were travel and entertainment, business and consumer services, retail establishments, automotive, tobacco products, beer and wine, publishing and media, financial services, hospitals and drugs and restaurants. The Company's sales by category of business is described under "Company Operations" below.

     The outdoor advertising industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as many smaller and local companies operating a limited number of displays in a single or a few local markets. The OAAA estimates that there are approximately 600 companies in the industry operating a total of approximately 396,000 displays. There has been a trend toward consolidation in the outdoor advertising industry in recent years and the Company expects this trend to continue.

  Logo Signs

     Throughout the 1970's and 1980's many states developed logo sign programs using state and federal highway matching dollars. Logo signs provide brand name information on available gas, food, lodging and camping services near highway exits. Brand name advertising display plates are posted on logo sign structures to provide this information to highway travellers. In 1985, Minnesota became the first state to privatize its logo sign program by contracting with a private firm for the construction, marketing, administration and maintenance of logo signs in lieu of using government resources. Since then 21 other states have awarded contracts for privatized logo sign programs, and several others are considering such privatization programs.

     Conversion of state-run logo sign programs to privately owned and operated programs is attractive to state governments, in part because of the efficiencies offered by private contractors.

  Transit

     A relatively new opportunity within the out-of-home advertising industry is transit advertising. Increasing numbers of local governments are providing transit shelters and benches to enhance the service and image of local transit systems. New government regulations pertaining to the Americans with Disabilities Act, as well as demands by the public, are creating a need for bus shelter locations which are practical and accessible by handicapped individuals. These locations, as well as buses, are increasingly being used for out-of-home advertising.

     As with state-awarded logo sign franchises, municipalities have begun to issue contracts for transit displays on bus shelters, benches and buses to private enterprises. Under these contracts, the private party constructs the shelters or benches, which it can use for advertising displays. In some cases, the rights for bus displays are also included under the contract. The primary benefits of privatizing transit advertising are the avoidance of capital expenditures by the municipality, the prospect of additional revenue for the municipality, the consistent quality that a coordinated transit program can provide and the benefits of regular cleaning and maintenance undertaken by private enterprises.

MARKETS

  Outdoor Advertising Markets

     The following table sets forth certain information regarding the Company's existing primary outdoor advertising markets.

                                                          NUMBER OF DISPLAYS(3)       PRO FORMA
                                                          ---------------------          NET
       STATE/PRIMARY MARKET(1)          MARKET RANK(2)    BULLETINS     POSTERS      REVENUES(4)
       -----------------------          --------------    ----------    --------    --------------
                                                                                    (IN THOUSANDS)
PENNSYLVANIA
  York................................       103               305        1,028        $  7,570
  Allentown...........................        65               268            0           4,777
  Reading.............................       130               125          542           4,108
  Williamsport........................       240                88          677           2,940
  Erie................................       152               132          570           2,553
  Altoona.............................       234                57          428           1,294
                                                            ------       ------        --------
          Total.......................                         975        3,245          23,242
LOUISIANA
  Baton Rouge.........................        81               398          544           7,107
  Shreveport..........................       127               324          720           3,784
  Lafayette...........................        98               295          358           2,699
  Lake Charles........................       203               249          274           2,380
  Monroe..............................       226               184          440           1,900
  New Orleans.........................        39               117            2           1,033
  Houma...............................        --                55          288             951
  Alexandria..........................       199               145          342             949
  Hammond.............................        --               194          118             641
                                                            ------       ------        --------
          Total.......................                       1,951        3,086          21,444
TENNESSEE
  Nashville...........................        44               678        1,116           9,029
  Knoxville...........................        68               645          882           7,679
  Clarksville.........................        --               151          408           1,887
                                                            ------       ------        --------
          Total.......................                       1,474        2,406          18,595
FLORIDA
  Pensacola...........................       125               312          611           4,111
  Lakeland............................       104               527          391           3,461
  Fort Myers..........................        76               141          299           2,430
  Panama City.........................       225               292          438           2,390
  Tallahassee.........................       167               181          264           2,357
  Fort Walton.........................       205               191          214           1,949
  Daytona Beach.......................        93                58          307           1,637
                                                            ------       ------        --------
          Total.......................                       1,702        2,524          18,335
GEORGIA
  Atlanta.............................        12               300            1           5,611
  Savannah............................       154               340          574           4,095
  Augusta.............................       107               276          474           3,243
  Valdosta............................        --               336          261           1,414
  Albany..............................       243               146          328             876
                                                            ------       ------        --------
          Total.......................                       1,398        1,638          15,239

                                                          NUMBER OF DISPLAYS(3)       PRO FORMA
                                                          ---------------------          NET
       STATE/PRIMARY MARKET(1)          MARKET RANK(2)    BULLETINS     POSTERS      REVENUES(4)
       -----------------------          --------------    ----------    --------    --------------
                                                                                    (IN THOUSANDS)
NEW YORK
  Buffalo.............................        40               133        1,295           5,551
  Rochester...........................        46               116          594           3,056
  Syracuse............................        70                70          706           2,812
                                                            ------       ------        --------
          Total.......................                         319        2,595          11,419
MISSISSIPPI
  Jackson.............................       118               666          658           6,390
  Gulfport............................       134               326          389           3,977
  Hattiesburg.........................        --               282          189             876
                                                            ------       ------        --------
          Total.......................                       1,274        1,216          11,243
VIRGINIA
  Richmond............................        56               373        1,028           7,802
  Roanoke.............................       102               266          678           3,418
                                                            ------       ------        --------
          Total.......................                         639        1,706          11,220
TEXAS
  Brownsville.........................        63               208          845           3,067
  Houston.............................         9               258            1           2,436
  Beaumont............................       128               197          313           2,335
  Corpus Christi......................       126               187          532           1,465
  Wichita Falls.......................       235               172          154           1,097
  Laredo..............................       210                77          361             696
                                                            ------       ------        --------
          Total.......................                       1,099        2,206          11,096
ALABAMA
  Mobile..............................        84               852          635           6,594
  Montgomery..........................       140               450          522           4,371
                                                            ------       ------        --------
          Total.......................                       1,302        1,157          10,965
MICHIGAN
  Detroit.............................         6               471            2           6,975
  Grand Rapids........................        66                64            0             424
                                                            ------       ------        --------
          Total.......................                         535            2           7,399
WEST VIRGINIA
  Wheeling............................       215               175          552           3,121
  Huntington..........................       139                95          492           1,620
  Bridgeport..........................        --               143          289           1,024
  Bluefield...........................        --               343          239             770
                                                            ------       ------        --------
          Total.......................                         756        1,572           6,535
OHIO
  Youngstown..........................        92               293          596           3,280
  Dayton..............................        54                 0          518           1,978
                                                            ------       ------        --------
          Total.......................                         293        1,114           5,258
COLORADO
  Colorado Springs....................        95               145          337           2,686
  Denver..............................        23               169            1           1,802
                                                            ------       ------        --------
          Total.......................                         314          338           4,488

                                                          NUMBER OF DISPLAYS(3)       PRO FORMA
                                                          ---------------------          NET
       STATE/PRIMARY MARKET(1)          MARKET RANK(2)    BULLETINS     POSTERS      REVENUES(4)
       -----------------------          --------------    ----------    --------    --------------
                                                                                    (IN THOUSANDS)
SOUTH CAROLINA
  Columbia............................        88               340          593           4,460
MISSOURI
  State Highways......................       N/A             1,127            2           4,182
KENTUCKY
  Lexington...........................       105               111          521           3,335
  Louisville..........................        50                 4            1             314
                                                            ------       ------        --------
          Total.......................                         145          522           3,649
NORTH CAROLINA
  Statewide Highways..................       N/A               897          121           2,977
KANSAS
  Kansas City.........................        27               154            1           2,525
ARIZONA
  Phoenix.............................        18               130            1           1,403
CALIFORNIA
  Sacramento..........................        28                58            1             871
          Total.......................                      16,882       26,046        $196,545
                                                            ======       ======        ========

  Logo Sign Franchises

     The following table sets forth certain information regarding the Company's logo business operations. As of September 30, 1997, the Company operated approximately 68,800 logo advertising displays.

                                        # OF LOGO
 YEAR                                  ADVERTISING
AWARDED            FRANCHISE            DISPLAYS
-------            ---------           -----------
1989      Nebraska(5)................       845
1989      Oklahoma...................     1,492
1990      Utah.......................     1,769
1991      Missouri...................     8,093
1992      Ohio(5)....................     6,421
1993      Texas......................     3,633
1993      Mississippi................     3,077
1995      Georgia....................    10,262
1995      Minnesota(7)...............     2,731

                                        # OF LOGO
 YEAR                                  ADVERTISING
AWARDED            FRANCHISE            DISPLAYS
-------            ---------           -----------
1995      South Carolina.............     2,022
1996      Virginia...................     7,371
1996      Michigan(5)................     1,505
1996      Tennessee..................     4,157
1996      Kansas.....................     2,145
1996      New Jersey.................     1,007
1996      Florida....................     3,859
1996      Kentucky...................     7,868
1996      Nevada.....................       541
          Total......................    68,798
                                         ======

---------------
(1) Includes additional or outlying markets served by the office in the applicable market.

(2) Indicates the Winter 1997 Arbitron Radio Metro Market ranking within which the office is located, as determined by The Arbitron Company. The Company believes that Metro Market ranking, which ranks, according to population of persons 12 years or older, the largest 263 markets in the U.S., is a standard measure of market size used by the media industry. Where no market ranking is shown, such market is not ranked by Arbitron.

(3) The two standardized types of industry displays are bulletins and posters. See "Business -- Company Operations." The display count is as of June 30, 1997, pro forma for all acquisitions completed as of September 30, 1997.

(4) Represents net revenues for fiscal year ended October 31, 1996 attributable to each outdoor advertising market. These revenues, together with logo sign and transit advertising revenues and production revenue, comprise outdoor advertising net revenues shown in the Company's consolidated statements of earnings

    (loss). Also includes net revenues for the most recently completed applicable fiscal year on a pro forma basis with respect to all acquisitions completed by the Company since October 31, 1996. See "Summary -- Recent Acquisitions."

(5) Includes tourist oriented directional logo signs operated by the Company pursuant to its franchise with the state.

(6) Franchise operated by a 66.7% owned partnership.

(7) Franchise operated by a 95.0% owned partnership.

BUSINESS STRATEGY

  Outdoor Advertising

     The Company's overall business strategy is to be the leading provider of outdoor advertising in the markets it serves, with a historical emphasis on providing a full range of outdoor advertising services in middle markets. This strategy includes the following elements:

     Operating Strategy

     High Quality Local Sales and Service. The Company identifies and closely monitors the needs of its customers and seeks to provide them with quality advertising products at a lower cost than competitive media. The Company believes it has a reputation for providing excellent customer service and quality outdoor advertising space and displays.

     The Company's 212-person sales force is supported by 53 full-service offices. In markets with such offices, the Company has recruited and trained a skilled sales force, placing an emphasis on market research and use of artistic creativity. Each salesperson is compensated under a performance-based compensation system and supervised by a sales manager executing a coordinated marketing plan. Art departments assist local customers in the development and production of creative, effective advertisements. The Company believes repeat sales are evidence that the Company delivers quality products and services.

     Centralized Control/Decentralized Management. Management believes that, in 51 of its 64 markets, the Company is the only outdoor advertising company offering a full complement of outdoor advertising services coupled with local production facilities, management and account executives. Local offices operate in defined geographic areas and function essentially as independent business units, consistent with senior management's philosophy that a decentralized organization is more responsive to particular local market demands.

     The Company maintains centralized accounting and financial control over its local operations, but local managers are responsible for the day-to-day operations in each local market and are compensated according to that market's financial performance. Each local manager reports to one of six regional managers who in turn report to the Company's Chief Executive Officer. Management believes empowering local management and sales personnel to respond to market conditions has been a major factor in the Company's success.

     Effective Inventory Management. The Company believes that the local presence of sales personnel contributes to the Company's ability to increase occupancy rates by attracting and servicing local customers. Additionally, a national sales office at corporate headquarters allows the Company to package inventory effectively to take advantage of national advertising campaigns in the Company's markets. The Company's inventory is managed by state-of-the-art mapping, charting and accounting software.

     Middle Market Focus. The Company's leading position in 54 of its 64 primary outdoor advertising markets is a result of a successful operating strategy dedicated to growth and acquisitions primarily within the target range of markets having a population ranking between 50 and 250. Management believes that operating in these markets provides certain advantages, including the benefits of a diverse and reliable mix of local advertisers, geographic diversification and an ability to package inventory effectively.

     Effective Use of Technological Advances. The Company seeks to capitalize on technological advances that enhance its productivity and increase its ability to effectively respond to its customers' needs. The

Company's continued investment in equipment and technology provides for greater ongoing benefits in the areas of sales, production and operation.

     Growth Strategy

     Internal Growth. Within its existing markets, the Company enhances revenue and cash flow growth by employing highly targeted local marketing efforts to improve display occupancy rates and by selectively increasing advertising rates. This strategy is facilitated through its local sales and service offices which allow management to respond quickly to the demands of its local customer base. In addition, the Company routinely invests in upgrading its existing structures and constructing new display faces in order to provide quality service to its current customers and to attract new advertisers.

     Acquisitions. Aggressive internal growth is enhanced by focused strategic acquisitions, resulting in increased operating efficiencies, greater geographic diversification and increased market penetration. The Company has demonstrated its ability to grow successfully through acquisitions, having completed over 90 acquisitions since 1983. In addition to acquiring positions in new markets, the Company purchases smaller outdoor advertising properties within existing or contiguous markets. Acquisitions offer opportunities for inter-market cross-selling and the opportunity to centralize and combine accounting and administrative functions, thereby achieving economies of scale. In addition, the Company leverages its reputation for high quality local sales and service by taking advantage of opportunities to acquire high-profile bulletin displays that may become available in larger markets. The Company believes that there will be future opportunities for implementing the Company's acquisition strategy given the industry's fragmentation and current consolidation trends.

     Logo Signs

     The Company entered the business of logo sign advertising in 1988. The Company is now the largest provider of logo sign services in the United States, operating 18 of the 22 privatized state logo sign franchises. The Company's strategy is to continue to be the leading logo sign provider in the country. The Company also operates the tourism signing franchises in four states and the province of Ontario, Canada.

     Adopting many of the decentralized operational strategies of the outdoor advertising division, the Company's logo sign division maintains contacts and local sales offices in each of the states in which it operates. Relationships with customers are developed and maintained at the state level; accounting, MIS and certain administrative functions are centralized at the Company's headquarters.

     In competing for state-awarded logo sign franchises, the Company seeks to form strategic alliances with premier signing contractors in order to present to state highway departments the combined benefits of entities with substantial local presence and national resources. As the industry leader, the Company has gained significant operating experience and compiled a database of information it believes is unequalled in this industry. The Company shares its knowledge and database information with state highway departments initiating new logo sign programs, and believes this interaction provides significant advantages when seeking new logo sign franchises.

     After securing a franchise, the Company generally contracts with an independent construction firm for the erection and maintenance of the logo sign structures in order to avoid the expense of staffing and maintaining a construction presence. The Company then processes orders for logo sign services through its corporate staff and a small sales force in the state.

     The Company maximizes participation and customer satisfaction through the use of market surveys, coupled with a customer focused sales program to potential logo sign advertisers. Employing these methods, in Mississippi, for example, the revenue from logo sign advertising displays increased from $263,100 for the twelve months prior to the Company receiving the state's logo sign franchise to $621,000 for the twelve months following the Company being awarded such franchise. This revenue increase was the result of a 57% increase in the number of logo advertising displays and an increase in advertising rates during the twelve months following receipt of the franchise.

     The Company believes its market-leading position in the logo sign industry will continue to increase as additional states privatize their logo sign programs and recognize the track record and core competency of the Company in building and servicing logo sign programs. The Company anticipates bidding on the logo sign franchise in an additional state during 1997. The Company plans to pursue additional logo sign franchises, through both new franchise awards and, possibly, the acquisition of other logo sign franchise operators. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and states converting from government owned and operated programs to privately owned and operated programs. Furthermore, the Company plans to pursue tourism signing programs in Canada and is seeking to expand into other state-authorized signage programs, such as those involving directional signs providing tourist information.

     Transit and Other

     The Company has recently expanded into the transit advertising business through the operation of displays on bus shelters, benches and buses in ten of its 64 markets and three other markets throughout the state of South Carolina. The Company plans to continue pursuing transit advertising opportunities that arise in its primary markets and to expand into other markets.

     With the growth in wireless communication, particularly the buildout of personal communications services systems following the recent FCC allocation of radio spectrum, the Company is exploring ways to realize additional revenue by contracting with communications providers for use of the Company's billboard structures to attach transmission and reception devices. The Company has agreements with two of the largest potential wireless communication service providers regarding possible future use of its billboards.

COMPANY OPERATIONS

  Outdoor Advertising

     Sales and Service

     The Company conducts its outdoor advertising operations through local offices in each of its 64 markets. Local offices operate in defined geographic areas and function essentially as independent business units, consistent with senior management's philosophy that a decentralized organization is more responsive to particular local market demands and provides greater incentives to employees. The Company's management policy is one of centralized accounting and financial control coupled with decentralized sales and production. Local managers in 53 of the Company's primary markets are responsible for the day-to-day operations of their outdoor office and are compensated according to the Company's financial performance in that market. Each local manager reports to one of six regional managers who in turn report to the Company's Chief Executive Officer.

     The following is a list of the Company's regional managers and their experience with the Company and in the outdoor advertising industry as of September 30, 1997:

                                                                                  YEARS
                                                                   YEARS WITH       IN
                  NAME                             REGION           COMPANY      INDUSTRY
                  ----                             ------          ----------    --------
Gerald H. Marchand.......................    Baton Rouge Region      39           39
Robert E. Campbell.......................    Central Region          25           25
Phillip C. Durant........................    Eastern Region          19           21
Thomas F. Sirmon.........................    Mobile Region           18           18
Myron A. LaBorde.........................    Florida Region          26           26
Paul Gartland............................    Northern Region         11           13

     The Company's regional managers have been with the Company, on average, for 23 years. The Company's local managers have been with the Company, on average, for eight years and have worked in the industry, on average, for ten years.

     Inventory

     The Company operates the following types of outdoor advertising displays:

     Bulletins generally are 14 feet high and 48 feet wide (672 square feet) and consist of panels on which advertising copy is displayed. The advertising copy is either handpainted onto the panels at the Company's facilities in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or printed with computer-generated graphics on a single sheet of vinyl that is "wrapped" around the structure. On occasion, to attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways.

     Standardized posters generally are 12 feet high by 25 feet wide (300 square feet) and are the most common type of billboard. Advertising copy for these posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display, or single sheets of vinyl with computer-generated advertising copy that are wrapped around the structure. Standardized posters are concentrated on major traffic arteries.

     Junior posters usually are 6 feet high by 12 feet wide (72 square feet). Displays are prepared and mounted in the same manner as standardized posters, except that vinyl sheets are not typically used on junior posters. Most junior posters, because of their smaller size, are concentrated on city streets and target pedestrian traffic.

     For the Company's fiscal year ended October 31, 1996, approximately 57% of the Company's outdoor advertising net revenues were derived from bulletin sales and 43% from poster sales. Over the same period, bulletin and poster occupancy averaged approximately 82% and 76%, respectively. The Company regularly donates unoccupied display space for use by charitable and civic organizations.

     The physical structures are typically owned by the Company and are built on locations the Company either owns or leases. In each local office one employee typically performs site leasing activities for the markets served by that office. See "-- Company Operations -- Facilities."

     Bulletin space is generally sold as individually selected displays which remain in one location, usually an interstate highway or other main road, for the duration of the advertising contract. Bulletins may also be sold as part of a rotary plan where advertising copy is periodically rotated from one location to another within a particular market. Poster space is generally sold in packages called "showings," which comprise a given number of displays in a market area. Posters provide advertisers with access either to a specified percentage of the general population or to a specific targeted audience. Displays making up a showing are placed in well-traveled areas and are distributed so as to reach a wide audience in a particular market.

     Production

     The Company's local production staffs in 53 of its 64 markets perform the full range of activities required to create and install outdoor advertising. Production work includes creating the advertising copy design and layout, painting the design or coordinating its printing and installing the designs on displays. The Company provides its production services to local advertisers and to advertisers that are not represented by advertising agencies, since national advertisers represented by advertising agencies often use preprinted designs that require only installation. The Company's creative and production personnel typically develop new designs or adopt copy from other media for use on billboards. The Company's artists also often assist in the development of marketing presentations, demonstrations and strategies to attract new advertisers.

     With the increased use of vinyl and pre-printed advertising copy furnished to the outdoor advertising company by the advertiser or its agency, outdoor advertising companies require less labor-intensive production work. In addition, increased use of vinyl and preprinted copy is also attracting more customers to the outdoor advertising medium. The Company believes that this trend over time will reduce operating expenses associated with production activities.

     Categories of Business

     The following table sets forth the top ten categories of business from which the Company derived its outdoor advertising revenues for fiscal 1996 and the respective percentages of such revenue. These business categories accounted for approximately 72% of the Company's total outdoor advertising net revenues in the fiscal year ended October 31, 1996. No one advertiser accounted for more than 3.0% of the Company's total outdoor advertising net revenues in that period.

                                                                PERCENTAGE
                                                              NET ADVERTISING
                          CATEGORY                               REVENUES
                          --------                            ---------------
Restaurants.................................................        13%
Retail establishments.......................................        11
Tobacco products............................................        10
Hotels and motels...........................................         7
Automotive..................................................         6
Hospitals and medical care..................................         6
Gaming......................................................         5
Entertainment and sports....................................         5
Services....................................................         5
Media.......................................................         4
                                                                    --
          Total.............................................        72%
                                                                    ==

     Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to societal and governmental pressure and other factors. Because tobacco advertisers tend to occupy displays in highly desirable locations, the Company historically has been able to attract substitute advertising for space which has become unoccupied as a result of reduced tobacco product advertisements, and management believes that the Company will continue to be able to attract such substitute advertising should tobacco advertisers further reduce their spending in the future. Recent developments in litigation involving the tobacco industry may result in the elimination of tobacco advertising altogether. See "Risk Factors -- Potential Elimination or Reduction in Tobacco Advertising."

     Logo Signs

     The Company is the largest provider of logo sign services in the United States and operates over 21,900 logo sign structures containing over 68,800 logo advertising displays. The Company has been awarded exclusive franchises to erect and operate logo signs in the states of Florida, Georgia, Michigan, Mississippi, Nebraska, New Jersey, Ohio, Oklahoma, South Carolina, Texas, Utah, Virginia, through a 66.7% owned partnership in the state of Missouri and through a 95.0% owned partnership in the state of Minnesota. In addition, the Company acquired the logo sign franchises in Kansas and Tennessee in August 1996 and in December 1996 the Company acquired the logo sign franchises in Kentucky and Nevada. The Company also operates the tourism signing franchises for the states of Kentucky, Michigan, Nebraska and Ohio as well as for the province of Ontario, Canada.

     State logo sign franchises represent the exclusive contract right to erect and operate logo signs within a state. The term of the contracts vary, but generally range from ten to twenty years, including renewal terms. The logo sign contracts generally provide for termination by the state prior to the end of the term of the franchise, in most cases with compensation to be paid to the Company. Typically, at the end of the term of the franchise, ownership of the structures is transferred to the state without compensation to the Company. None of the Company's logo sign franchises terminate in the next two years and three are subject to renewal during that period. The Company expects to be able to compete effectively for retention of franchises when their terms expire.

     The Company also designs and produces logo sign plates for customers throughout the country, including for use in states which have not yet privatized their logo sign programs.

EMPLOYEES

     The Company employed approximately 1200 persons at September 30, 1997. Of these, 60 were engaged in overall management and general administration at the Company's management headquarters and the remainder were employed in the Company's operating offices. Of these, approximately 212 were direct sales and marketing personnel.

     The Company has five local offices covered by collective bargaining agreements, consisting of painters, billposters and construction personnel. The Company believes that its relations with its employees, including its 46 unionized employees, are good, and the Company has never experienced a strike or other labor dispute.

     The Company believes its employee retention record evidences its good employee relations. The average tenure for the Company's employees is six years. The Company offers most employees a range of benefits including a profit sharing/401(k) plan and life, health and dental insurance.

FACILITIES

     The Company's 53,500 square foot management headquarters is located in suburban Baton Rouge, Louisiana. The Company occupies approximately 30% of the space in this facility and leases the remaining space. The Company owns 42 local operating facilities with front office administration and sales office space connected to back-shop poster and bulletin production space, and leases an additional 38 operating facilities at a projected lease expense for 1997 of approximately $550,000.

     The Company owns approximately 900 parcels of property beneath outdoor structures. As of September 30, 1997, the Company had approximately 22,000 active outdoor site leases accounting for a total annual lease expense of approximately $28.0 million. The Company's leases are for varying terms ranging from month-to-month to in some cases a term of over ten years, and many provide the Company with renewal options. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The Company believes that an important part of its management activity is to manage its lease portfolio and negotiate suitable lease renewals and extensions.

COMPETITION

     Outdoor Advertising

     The Company competes in each of its markets with other outdoor advertisers as well as other media, including broadcast and cable television, radio, print media and direct mail marketers. In addition, the Company also competes with a wide variety of out-of-home media, including advertising in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains and buses. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, outdoor advertising relies on its relative cost efficiency and its ability to reach a broad segment of the population in a specific market or to target a particular geographic area or population with a particular set of demographic characteristics within that market.

     The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising and media companies with operations in multiple markets as well as smaller and local companies operating a limited number of structures in single or a few local markets. Although some consolidation has occurred over the past few years, according to the OAAA there are approximately 600 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. In several of its markets, the Company encounters direct competition from other major outdoor media companies, including OSI and Clear Channel Communications, Inc. (formerly Eller Media) both of which have a larger national network and greater total resources than the Company. The Company believes that its strong emphasis on sales and customer service and its position as a major provider of advertising services in each of its primary markets enables it to compete effectively with the other outdoor advertising companies, as well as other media, within those markets. See "Risk Factors -- Competition."

     Logo Signs

     The Company faces competition in obtaining new logo sign franchises and in bidding for renewals of expiring franchises. The Company faces competition from two other national providers of logo signs in seeking logo franchises. In addition, local companies within each of the states which solicit bids will compete against the Company in the open-bid process. Competition from these sources is also encountered at the end of each contract period. The Company believes its operations model, which includes local sales offices, comprehensive databases of information and strategic alliances and its knowledge of the industry, should provide a competitive advantage in pursuing future franchises.

     In marketing logo signs to advertisers, the Company competes with other forms of out-of-home advertising. The Company believes, however, that logo sign advertising offers an effective, low-cost directional advertising service, which makes it attractive to potential advertisers.

REGULATION

     Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Federal law, principally the Highway Beautification Act of 1965 (the "HBA") regulates outdoor advertising on federally aided primary and interstate highways. The HBA requires, as a condition to federal highway assistance, states to restrict billboards on such highways to commercial and industrial areas, and requires certain additional size, spacing and other limitations. All states have passed state billboard control statutes and regulations at least as restrictive as the federal requirements, including removal at the owner's expense and without compensation of any illegal signs on such highways. The Company believes that the number of its billboards that may be subject to removal as illegal is immaterial. No state in which the Company operates has banned billboards, but some have adopted standards more restrictive than the federal requirements. Municipal and county governments generally also have sign controls as part of their zoning laws. Some local governments prohibit construction of new billboards and some allow new construction only to replace existing structures, although most allow construction of billboards subject to restrictions on zones, size, spacing and height.

     Federal law does not require removal of existing lawful billboards, but does require payment of compensation if a state or political subdivision compels the removal of a lawful billboard along a federally aided primary or interstate highway. State governments have purchased and removed legal billboards for beautification in the past, using federal funding for transportation enhancement programs, and may do so in the future. Governmental authorities from time to time use the power of eminent domain to remove billboards. Thus far, the Company has been able to obtain satisfactory compensation for any of its billboards purchased or removed as a result of governmental action, although there is no assurance that this will continue to be the case in the future. Local governments do not generally purchase billboards for beautification, but some have attempted to force removal of legal but nonconforming billboards (billboards which conformed with applicable zoning regulations when built but which do not conform to current zoning regulations) after a period of years under a concept called "amortization," by which the governmental body asserts that just compensation is earned by continued operation over time. Although there is some question as to the legality of amortization under federal and many state laws, amortization has been upheld in some instances. The Company generally has been successful in negotiating settlements with applicable localities for billboards required to be removed. Restrictive regulations also limit the Company's ability to rebuild or replace nonconforming billboards.

     To date, however, regulations in the Company's markets have not materially adversely affected its operations. However, the outdoor advertising industry is heavily regulated and at various times and in various markets can be expected to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment can be managed, no assurance can be given that existing or future laws or regulations will not materially and adversely affect the Company.

     Approximately 10% of the Company's outdoor advertising net revenues and 8% of consolidated net revenues in fiscal 1996 came from the tobacco products industry, compared to 9% of outdoor advertising net revenues for fiscal 1995, 7% for fiscal 1994 and 1993, 12% for fiscal 1992 and 17% for fiscal 1991. The percentage for the nine months ended September 30, 1997 on a historical basis was approximately 9%, and on a pro forma basis giving effect to the Recent Acquisitions was approximately 9%. Manufacturers of tobacco products, principally cigarettes, were historically major users of outdoor advertising displays. Beginning in 1992, the leading tobacco companies substantially reduced their domestic advertising expenditures in response to societal and governmental pressures and other factors. There can be no assurance that the tobacco industry will not further reduce advertising expenditures in the future either voluntarily or as a result of governmental regulation or as to what affect any such reduction may have on the Company. See "Business -- Company
Operations -- Categories of Business."

     In June 1997 several of the major tobacco companies in the United States and numerous state attorneys general reached agreement on a proposed settlement of litigation between such parties. The terms of this proposed settlement include a ban on all outdoor advertising of tobacco products commencing nine months after finalization of the settlement. The settlement, however, is subject to numerous conditions, the most notable of which is the enactment of legislation by the federal government. At this time, it is uncertain when a definitive settlement will be reached, if at all, or what the terms of any such settlement will be. An elimination or reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's outdoor advertising revenues and may simultaneously increase the Company's available inventory. An increase in available inventory could result in the Company reducing its rates or limiting its ability to raise rates for some period of time. If the tobacco litigation settlement were to be finalized in its current form and if the Company were unable to replace revenues from tobacco advertising with revenues from other sources, such settlement could have a material adverse effect on the Company's results of operations. While the Company believes that it would be able to replace a substantial portion of revenues from tobacco advertising that would be eliminated due to such a settlement with revenues from other sources, any replacement of tobacco advertising may take time and require a reduction in advertising rates.

     In addition, the states of Florida and Mississippi have entered into separate settlements of litigation with the tobacco industry. These settlements are not conditioned on federal government approval and provide for the elimination of all outdoor advertising of tobacco products by February 1998 in such states. The Company operates approximately 4,200 outdoor advertising displays in seven markets in Florida and approximately $1.4 million of its approximately $17.0 million in net revenues in Florida for the fiscal year ended October 31, 1996 were attributable to tobacco advertising. In addition, the Company operates approximately 2,600 outdoor advertising displays in three markets in Mississippi and approximately $0.6 million of its approximately $7.8 million in net revenues in Mississippi for the fiscal year ended October 31, 1996 were attributable to tobacco advertising. Further, the settlement of tobacco-related claims and litigation in other jurisdictions may also adversely affect outdoor advertising revenues.

LITIGATION

     The Company from time to time is involved in litigation in the ordinary course of business, including disputes involving advertising contracts, site leases, employment claims and construction matters. The Company is also involved in routine administrative and judicial proceedings regarding billboard permits, fees and compensation for condemnations. The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Existing Notes were originally issued and sold on September 25, 1997 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. The Company, the Guarantors and the Initial Purchasers entered into the Exchange and Registration Rights Agreement on the Issue Date, pursuant to which the Company and the Guarantors agreed to (i) file with the Commission on or prior to 60 days after the Issue Date a registration statement on Form S-3 or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement") relating to a registered exchange offer for the Existing Notes under the Securities Act and (ii) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Existing Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Existing Notes for Exchange Notes. The Company and the Guarantors will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes. For each Existing Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Existing Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor or, if no interest has been paid on such Existing Note, from the date of original issuance.

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company under the Exchange and Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Existing Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Existing Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will generally be freely transferable by holders thereof and (ii) the holders of the Exchange Notes will not be entitled to registration rights under the Exchange and Registration Rights Agreement except under certain limited circumstances. See "Existing Notes Registration Rights." The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered or accepted for exchange.

     Based on interpretations set forth in no-action letters issued by the Staff of the Commission to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) a broker-dealer who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Existing Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Existing Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on December 15, 1997 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which even the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to State Street Bank and Trust Company (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Existing Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.


     The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Existing Notes for any reason, including if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Existing Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Existing Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Existing Notes on the Exchange Date.

     If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Existing Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Existing Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Existing Notes.

INTEREST ON THE EXCHANGE NOTES

     Interest on each Exchange Note issued pursuant to the Exchange Offer will accrue from the last interest payment date to which interest was paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes.

HOW TO TENDER

     The tender to the Company of Existing Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     GENERAL PROCEDURES.  A holder of an Existing Note may tender the same by
(i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth below on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     If tendered Existing Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Existing Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Existing Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Existing Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Existing Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing Notes should contact such holder promptly and instruct such holder to tender Existing Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Existing Notes himself or herself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     BOOK ENTRY TRANSFER. The Exchange Agent will make a request to establish an account with respect to the Existing Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified below on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     The Exchange Agent and the Book-Entry Transfer Facility have confirmed that any financial institution that is a participant in the Book-Entry Transfer facility may utilize the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures to tender Existing Notes.

     Any participant in the Book-Entry Transfer Facility may make book-entry delivery of Existing Notes by causing the Book Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account in accordance with the Book Entry Transfer Facility's ATOP procedures for transfer. However, the exchange for the Existing Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book Entry Transfer Facility and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that the Book Entry Transfer Facility has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF EXISTING NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     GUARANTEED DELIVERY PROCEDURES. If a holder desires to accept the Exchange Offer, and time will not permit a Letter of Transmittal or Existing Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Existing Notes being tendered, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Existing Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal or Agent's Message accompanied by the Existing Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Existing Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Existing Notes for exchange (the "Transferor") exchanges, assigns and transfers the Existing Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Existing Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Existing Notes and to acquire Exchange Notes issuable upon the exchange of such tendered

Existing Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Existing Notes by the Company, and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Exchange and Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Existing Notes and executing the Letter of Transmittal, or transmitting an Agent's Message, as the case may be, the Transferor certifies that (a) it is not an Affiliate, that it is not a broker-dealer that owns Existing Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an Affiliate of the Company or of any of the Initial Purchasers and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

     Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Existing Notes to be withdrawn, the certificate numbers of Existing Notes to be withdrawn, the principal amount of Existing Notes to be withdrawn, a statement that such holder is withdrawing his or her election to have such Existing Notes exchanged, and the name of the registered holder of such Existing Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Existing Notes being withdrawn. The Exchange Agent will return the properly withdrawn Existing Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Existing Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Existing Notes when the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving Exchange Notes from the Company and causing the Existing Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of the Exchange Notes to be issued in exchange for accepted Existing Notes will be made by the Exchange Agent promptly after acceptance of the tendered Existing Notes. Existing Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date, or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Existing Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement, unless otherwise required by applicable law or regulation) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Existing Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Noes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

            By Mail:                Telephone:                By Hand:
    Two International Place       (617) 664-5314      Two International Place
  Boston, Massachusetts 02110       Facsimile:      Boston, Massachusetts 02110
Attn: Corporate Trust Department  (617) 664-5232  Attn: Corporate Trust Department

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Existing Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF EXISTING NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain material federal income tax consequences of an exchange of Existing Notes for Exchange Notes and of the purchase, ownership and disposition of the Exchange Notes. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold Exchange Notes as part of a straddle or conversion transaction or holders subject to the alternative minimum tax, may be subject to special rules. In addition, this summary is limited to persons that will hold the Exchange Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. All investors are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of an exchange of Existing Notes for Exchange Notes and the ownership and disposition of Exchange Notes.

     THE EXCHANGE. The exchange of the Existing Notes for the Exchange Notes in the Exchange Offer should not be a taxable event for federal income tax purposes, either because the exchange does not constitute an exchange for federal income tax purposes or because the exchange constitutes a tax-free recapitalization. Accordingly, (i) holders should not recognize any taxable gain or loss as a result of the exchange; (ii) the adjusted tax basis of an Exchange
Note immediately after the exchange should be the same as the adjusted tax basis of the Existing Note exchanged therefore immediately before the exchange; (iii) the holding period of the Exchange Note should include the holding period of the Existing Note; and (iv) the Exchange Note should have the same issue price as the Existing Note.

     MARKET DISCOUNT. If a holder acquired an Existing Note other than at original issue for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" (unless such difference is less than a statutorily defined de minimis amount), and the Existing Note will be subject to the market discount rules. If a holder exchanges an Existing Note that is subject to the market discount rules for an Exchange Note, the Exchange Note will also be subject to the market discount rules. In addition, Exchange Notes purchased by a subsequent purchaser will be subject to the market discount rules if the Exchange Notes are purchased with more than the statutory de minimis amount of market discount.

     The holder of an Exchange Note that is subject to the market discount rules will be required to treat any full or partial principal payment or any gain recognized on the maturity, sale or other disposition of the Note as ordinary income, to the extent that such gain does not exceed the accrued market discount on the Note. The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Exchange Note was held by the holder and the denominator of which is the total number of days after the date such holder acquired the Exchange Note up to and including the date of its maturity, or (ii) if the holder so elects, on a constant interest rate method.

     The holder of an Exchange Note subject to the market discount rules may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method, in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all debt instruments with market discount acquired by the electing holder during the taxable year for which the election is made, and all subsequent taxable years, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. If an election is made to include market discount on a debt instrument in income currently, the basis of the debt instrument in the hands of the holder will be increased by the market discount thereon as it is included in income.

     A holder who does not elect to include the market discount on an Exchange
Note in income currently may be required to defer interest expense deductions for a portion of the interest paid on indebtedness allocable to such Note, until the maturity of the Note or its earlier disposition in a taxable transaction.

     AMORTIZABLE BOND PREMIUM. A holder that purchased an Existing Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Existing Note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the Existing Note) to such year. If a holder made an election to amortize bond premium with respect to an Existing Note and exchanges the Existing Note for an Exchange Note pursuant to the Exchange Offer, the election will apply to the Exchange Note. A holder who exchanges an Existing Note for which an election has not been made for an Exchange Note, and a subsequent purchaser of an Exchange Note, may also elect to amortize bond premium, if any, on the Note. Any election to amortize bond premium will apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and the election is irrevocable without the consent of the IRS.

     DISPOSITION OF THE EXCHANGE NOTES. Subject to the market discount rules discussed above, a holder of an Exchange Note will generally recognize gain or loss upon the sale, redemption, retirement or other disposition of the Note equal to the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and (ii) the holder's adjusted tax basis in the Note. Gain or loss recognized will be capital gain or loss if the Notes are held as capital assets by the holder and will be longterm capital gain or loss if the holder's holding period is more than eighteen months and midterm capital gain or loss if the holder's holding period is more than one year but not more than eighteen months. Holders who are individuals will generally be taxed on long-term capital gains at a maximum marginal rate of 20% and on midterm capital gains at a maximum marginal rate of 28%, and corporate holders will be taxed on long-term and midterm capital gains at a maximum marginal rate of 35%.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. The holder of an Exchange Note may be subject to backup withholding at a rate of 31% with respect to interest, principal and premium, if any, paid on the Note, unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies that the holder is not subject to backup withholding and otherwise complies with the requirements of the backup withholding rules.

     The Company will report to the holders of the Exchange Notes and the IRS the amount of any "reportable payment" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Exchange Notes. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

OTHER

     Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Existing Notes. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Existing Notes and the Exchange and Registration Rights Agreement. Holders of the Existing Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Indenture, except for any such rights under the Exchange and Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Notes." All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Existing Notes could be adversely affected. See "Risk Factors -- Absence of Public Market for the Exchange Notes; Restrictions on Transfer."

     The Company may in the future seek to acquire untendered Existing Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Existing Notes that are not tendered in the Exchange Offer.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company as of September 30, 1997 were as follows:

                                                                                            YEARS WITH
                   NAME                     AGE                    TITLE                    THE COMPANY
                   ----                     ---                    -----                    -----------
Kevin P. Reilly, Jr.......................  43    Chairman, President, Chief Executive
                                                  Officer and Director                          19
Keith A. Istre............................  45    Chief Financial Officer, Treasurer and
                                                  Director                                      19
Charles W. Lamar, III.....................  49    General Counsel, Secretary and Director       15
Gerald H. Marchand........................  66    Vice President, Regional Manager of
                                                  Baton Rouge Region, and Director              39
T. Everett Stewart, Jr....................  43    President of Interstate Logos, Inc., a
                                                  subsidiary of the Company, and Director       17
Dudley W. Coates..........................  66    Director                                      --
Jack S. Rome, Jr..........................  49    Director                                      --
William R. Schmidt........................  46    Director                                      --

     Kevin P. Reilly, Jr. has served as the Company's President and Chief Executive Officer since February 1989 and as a director of the Company since February 1984. Mr. Reilly served as President of the Company's Outdoor Division from 1984 to 1989. Mr. Reilly, an employee of the Company since 1978, has also served as Assistant and General Manager of the Company's Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977.

     Keith A. Istre has been Chief Financial Officer of the Company since February 1989 and a director of the Company since February 1991. Mr. Istre joined the Company as Controller in 1978 and became Treasurer in 1985. Prior to joining the Company, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in accounting.

     Charles W. Lamar, III joined the Company in 1982 as General Counsel and has been a director of the Company since June 1973. Prior to joining the Company, Mr. Lamar maintained his own law practice and was employed by a law firm in Baton Rouge. Mr. Lamar received a B.A. in Philosophy from Harvard University in 1971, a M.A. in Economics from Tufts University in 1972 and a J.D. from Boston University in 1975.

     Gerald H. Marchand has been Regional Manager of the Baton Rouge Region, which encompasses operations in Louisiana, Mississippi and Texas, since 1988 and a director of the Company since 1978. He began his career with the Company in leasing and went on to become President of the Outdoor Division. He has served as General Manager of the Lake Charles and Mobile operations. Mr. Marchand received a Masters in Education from Louisiana State University in 1955.

     T. Everett Stewart, Jr. has been President of Interstate Logos, Inc. since 1988, and has recently been named a director. He served as Regional Manager of the Company's Baton Rouge Region from 1984 to 1988. Previously, he served the Company as Sales Manager in Montgomery and General Manager of the Monroe and Alexandria operations. Before joining the Company in 1979, Mr. Stewart was employed by the Lieutenant Governor of the State of Alabama and by a United States Senator from the State of Alabama. Mr. Stewart received a B.S. in Finance from Auburn University in 1976.

     Dudley W. Coates has been a director of the Company since 1973. Mr. Coates received a Liberal Arts degree from Yale University in 1953, and, since that time, has been an investment broker with the firm of Legg Mason, Inc.

     Jack S. Rome, Jr. has been a director of the Company since 1974. Since 1988, Mr. Rome has been President of No Fault Industries, Inc., a construction company specializing in outdoor recreational facilities.

Mr. Rome has also served as President of Jack Rome, Jr. & Associates, Inc., a management consulting company, since October 1987. Mr. Rome served the Company in various capacities from 1975 to 1986. Mr. Rome received his B.S. in accounting from Southeastern Louisiana University in 1971.

     William R. Schmidt became a director of the Company in 1994. He is an Assistant Vice President for Pacific Mutual Life Insurance Company in its Securities Department, where he has been employed since 1990. He has a B.S. in Finance from Pennsylvania State University and an MBA from the Amos Tuck School of Business at Dartmouth College.

     Kevin P. Reilly, Jr. and Charles W. Lamar, III are cousins.

                             EXECUTIVE COMPENSATION

     The following tables set forth certain compensation information for the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose fiscal year 1996 salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                 ANNUAL COMPENSATION                ---------------------
                                    ---------------------------------------------     SHARES OF CLASS A
NAME AND                                                          OTHER ANNUAL          COMMON STOCK
PRINCIPAL POSITION                  YEAR  SALARY($)  BONUS($)  COMPENSATION($)(1)   UNDERLYING OPTIONS(#)
------------------                  ----  ---------  --------  ------------------   ---------------------
Kevin P. Reilly, Jr. .............  1996    180,000   250,000         6,500                     --
  President and                     1995    120,000   200,000         5,500                     --
  Chief Executive Officer           1994    120,000   150,000         5,000                     --
Gerald H. Marchand(2).............  1996    106,000   143,515        50,000                     --
  Vice President, Regional Manager  1995    106,000   156,543        50,000                     --
  of Baton Rouge Region             1994    106,000   197,443        50,000                     --
T. Everett Stewart, Jr.(2)........  1996     90,000   130,000         5,500                 98,000
  President of Interstate Logos,    1995     80,000   116,500         4,500                     --
     Inc.
                                    1994     80,000    65,000         4,000                     --
Keith A. Istre....................  1996     90,000   125,000         6,500                100,000
  Vice President and                1995     80,000    75,000         6,000                     --
  Chief Financial Officer           1994     80,000    65,000         5,500                     --
Robert E. Campbell(2).............  1996     90,000   105,870         7,500                100,000
  Vice President, Regional Manager  1995     90,000    96,984         7,500                     --
  of Central Region                 1994     90,000    73,208         7,500                     --

---------------
(1) The reported amounts consist of employer contributions under the Company's deferred compensation plan.

(2) Such person is no longer deemed to be an executive officer of the Company.

     The following table provides required information concerning the grant of stock options, under the 1996 Plan maintained by the Company, to Messrs. Reilly, Marchand, Stewart, Istre and Campbell during the last fiscal year. In addition, the table shows hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually, from the date the options were granted to their expiration date. This table does not take into account any change in the price of the Company's Class A Common Stock, $0.001 par value per share ("Class A Stock"), to date, nor does the Company make any representation regarding the rate of its appreciation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           NUMBER OF                                                  POTENTIAL REALIZABLE VALUE AT
                           SHARES OF      PERCENT OF                                     ASSUMED ANNUAL RATES OF
                         CLASS A STOCK   TOTAL OPTIONS                                 STOCK PRICE APPRECIATION FOR
                          UNDERLYING      GRANTED TO     EXERCISE OR                          OPTION TERM(1)
                            OPTIONS      EMPLOYEES IN     BASE PRICE    EXPIRATION    ------------------------------
NAME                      GRANTED(#)      FISCAL YEAR    (PER SHARE)       DATE            5%               10%
----                     -------------   -------------   ------------   ----------    -------------    -------------
Kevin P. Reilly,
  Jr. .................          --            --               --              --               --               --
Gerald H. Marchand.....          --            --               --              --               --               --
T. Everett Stewart,
  Jr. .................      98,000(2)        8.3           $16.00         8/02/06       $  971,488       $2,485,984
Keith A. Istre.........     100,000(2)        8.5           $16.00         8/02/06       $1,008,000       $2,544,000
Robert E. Campbell.....     100,000(2)        8.5           $16.00         8/02/06       $1,008,000       $2,544,000

---------------
(1) The dollar amounts under these columns are the results of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Class A Stock. No gain to the optionees is possible without an increase in price of the Class A Stock, which will benefit all stockholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table, the trading price of the Class A Stock would have to be approximately 63% and 159% above the market value of the underlying shares on the date the options were granted, or approximately $26.08 and $41.44, respectively.

(2) These options, which were granted on August 2, 1996, have a term of ten years, have an exercise price equal to the initial public offering price of the Class A Stock, became exercisable with respect to 20% of such shares on the date of grant and become exercisable as to an additional 20% of such shares on each of the next four anniversaries of the date of grant.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                SHARES                        OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                              ACQUIRED ON      VALUE             YEAR-END(#)             AT FISCAL YEAR-END($)
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
            ----              -----------   -----------   -------------------------   ----------------------------
Kevin P. Reilly, Jr.........       0            --                        0/0                           0/0
Gerald H. Marchand..........       0            --                        0/0                           0/0
T. Everett Stewart, Jr......       0            --              19,600/78,400               225,400/901,600
Keith A. Istre..............       0            --              20,000/80,000               230,000/920,000
Robert E. Campbell..........       0            --              20,000/80,000               230,000/920,000

---------------
(1) Based on the difference between the option exercise price and the closing price of the underlying Class A Stock on October 31, 1996, which closing price was $27.50.

DIRECTOR COMPENSATION

     Directors who are not employed by the Company receive a fee of $2,500 for each meeting of the Board of Directors attended and are reimbursed for travel expenses incurred to attend such meetings.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended October 31, 1996, the Company's Compensation Committee consisted of Messrs. Coates, Rome and Schmidt. Mr. Rome was employed by the Company from 1975 to 1986 and has taken out personal loans from the Company. See "Certain Relationships and Related Transactions" below.

     Mary Lee Lamar Dixon, a member of the Company's Compensation Committee until August 1996, has received payments from the Company in connection with certain stock repurchases and has made an investment in one of the Company's suppliers. See "Certain Relationships and Related Transactions" below.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has from time to time made various personal loans to the persons listed below. The loans bear interest at a rate equal to 100 basis points above the rate applicable to United State Treasury six-month bills.

                                                       LARGEST OUTSTANDING
                                                          BALANCE SINCE
                                                        BEGINNING OF LAST      BALANCE OUTSTANDING AS
NAME                                                       FISCAL YEAR          OF SEPTEMBER 30, 1997
----                                                   -------------------    -------------------------
Jack S. Rome(1)......................................       $147,230                   $75,542
T. Everett Stewart, Jr.(1)...........................         71,862                    71,862
Wendell S. Reilly(2).................................        500,000                    50,000
Kevin P. Reilly, Sr.(2)(3)...........................        132,403                    38,152
Anna Reilly Cullinan(2)..............................         55,000                         0
Kevin P. Reilly, Jr.(1)(3)(4)........................        125,000                         0
Sean E. Reilly(2)....................................         58,532                         0

---------------
(1) The named individual is a director of the Company.

(2) Member of the Reilly family.

(3) Kevin P. Reilly, Sr. was President and Chairman of the Board of Company until January 1992.

(4) The named individual is an executive officer of the Company.

     In October 1995 and in March 1996, the Company repurchased 3.6% and 12.9%, respectively, of its then outstanding common stock (1,220,500 and 3,617,884 shares, respectively, after giving effect to the 778.9 for 1 split of the Company's then-existing common stock in July 1996) from certain of its existing stockholders for an aggregate purchase price of approximately $4.0 million. The terms of the March 1996 repurchase entitled the selling stockholders to receive additional consideration from the Company in the event that the Company consummated a public offering of its common stock at a higher price within 24 months of the repurchase. In satisfaction of that obligation, upon completion of the IPO in August 1996, the Company paid the selling stockholders an aggregate of $5.0 million in cash from the proceeds of the IPO and issued to them $20.0 million aggregate principal amount of ten-year subordinated notes. Of the $25.0 million paid on account of the common stock repurchased, an aggregate of $6.3 million was paid to Charles W. Lamar, III, Mary Lee Lamar Dixon and Gerald H. Marchand.

     On December 31, 1995, the Company issued 5,719.49 shares of its Class A Preferred Stock with an aggregate liquidation preference of $3.6 million to certain of its stockholders in exchange for an equal number of shares of its then outstanding common stock. Of the Class A Preferred Stock so issued, 3,134.80 shares were issued to the Reilly Family Limited Partnership, 1,500 shares to Charles W. Lamar, III and 1,084.69 shares to Mary Lee Lamar Dixon and trusts for her children.

     The Company has made investments totalling $1.25 million in Wireless One, Inc., a publicly-held company in the wireless cable business, of which Sean E. Reilly, a former director of the Company and the brother of the Company's Chief Executive Officer, had been the Chief Executive Officer. At September 30, 1997, the market value of these investments was below the Company's cost.

     In October 1996, certain directors, officers and 5% stockholders of the Company and members of their immediate families invested in Interstate Highway Signs, Inc. ("IHS"), a privately-held company that manufactures the signs on which many of the Company's logo sign plates are affixed. Prior to such investment, the Board of Directors of the Company determined that it was not an investment of interest to the Company because the business of IHS was not consistent with the Company's overall business strategy and because IHS did not provide margins at the level historically produced by the Company. The Company has in the past purchased logo signs from IHS as one of its suppliers on competitive terms and expects to continue to do so. The Company made approximately $3,000,000 in payments to IHS during 1996, which represents approximately 13% of IHS's revenues during such period. Kevin P. Reilly, Jr., Charles W. Lamar, III, Mary Lee Lamar Dixon, Gerald H. Marchand, Dudley W. Coates and Jack S. Rome, Jr. and members of their immediate families have invested an aggregate of approximately $1.7 million in IHS, and own approximately 25.7%, 5.2%, 5.2%, 3.9%, 1.6% and 1.5%, respectively, of the outstanding capital stock of IHS (on an as-converted basis). Mr. Reilly is Chairman of the Board of IHS.

                             PRINCIPAL STOCKHOLDERS

     The following table and footnotes set forth certain information regarding the beneficial ownership of the Company's common stock as of September 30, 1997 by (i) persons known by the Company to be beneficial owners of more than 5% of either class of Common Stock, (ii) the Chief Executive Officer and each of the Company's executive officers other than the Chief Executive Officer, (iii) each director of the Company and (iv) all current executive officers and directors of the Company as a group:

                  DIRECTORS, OFFICERS                     TITLE OF      NUMBER OF       PERCENT
                  AND 5% STOCKHOLDERS                      CLASS        SHARES(1)       OF CLASS
                  -------------------                     --------      ----------      --------
Reilly Family Limited Partnership(3)....................   Class B(2)   12,758,402(3)     100.0%(4)
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808
Charles W. Lamar, III...................................   Class A       4,236,657(5)      24.0%
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808
Putnam Investment Management, Inc.......................   Class A       3,405,852(6)      19.3%
One Post Office Square
Boston, MA 02109
Mary Lee Lamar Dixon....................................   Class A       1,971,819(7)      11.2%
c/o The Lamar Corporation
5551 Corporate Blvd.
Baton Rouge, LA 70808
Dudley W. Coates........................................   Class A         163,654(8)      *
Keith A. Istre..........................................   Class A          40,875(9)      *
Gerald H. Marchand......................................   Class A         161,149(10)     *
Jack S. Rome, Jr........................................   Class A           2,500(11)     *
William R. Schmidt......................................   Class A             500         *
T. Everett Stewart......................................   Class A          45,450(12)     *
All Directors and Executive Officers as a Group (8
  Persons)..............................................   Class A      18,372,172(13)     58.6%(14)

---------------
  *  Less than 1%

 (1) The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

 (2) Upon the sale of any shares of Class B Common Stock, $0.001 par value per share ("Class B Stock"), to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Stock. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i), (ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and (iv) above. Except for voting rights, the Class A and Class B Stock are substantially identical. The holders of Class A Stock and Class B Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Stock entitled to one vote per share and the holders of Class B Stock entitled to ten votes per share, on all matters on which the holders of Common Stock are entitled to vote.

 (3) Kevin P. Reilly, Jr., the Chief Executive Officer of the Company, is the managing general partner of the Reilly Family Limited Partnership (the "RFLP") and Wendell S. Reilly, Sean E. Reilly and Anna Reilly Cullinan are each general partners. Kevin P. Reilly, Jr. also owns 5,000 shares of Class A Stock individually.

 (4) Represents 40.7% of the Class A Stock if all shares of Class B Stock are converted into Class A Stock.

 (5) Includes 1,323,275 shares of Class A Stock held in trust for Mr. Lamar's three children, as to which Mr. Lamar disclaims beneficial ownership.

 (6) Putnam Investment Management, Inc., together with its affiliates, share voting and dispositive power over the shares. Based on the Form 13F for the quarter ended June 30, 1997.

 (7) Includes 545,214 shares of Class A Stock held in a trust, of which LaBanc & Co. is the nominee of the trustee, for the benefit of Mrs. Dixon, as to which Mrs. Dixon disclaims beneficial ownership, and 1,100,000 shares of Class A Stock held by Mary Lee Lamar Dixon Family LLC, as to which Mrs. Dixon is deemed the beneficial owner.

 (8) Consists of shares of Class A Stock which are held in trust for Mr. Coates' three children, as to which he disclaims beneficial ownership.

 (9) Includes 40,000 shares of Class A Stock subject to stock options exercisable within 60 days of July 31, 1997.

(10) Includes 625 shares of Class A Stock held by Mr. Marchand's son, as to which Mr. Marchand is deemed to be the beneficial owner.

(11) Consists of 2,000 shares of Class A Stock held in trust for Mr. Rome's two children and 500 shares of Class A Stock owned jointly with J. King Woolf, III, as to which Mr. Rome is considered the beneficial owner.

(12) Includes 39,200 shares of Class A Stock subject to stock options exercisable within 60 days of July 31, 1997.

(13) See Notes 3, 5 and 8-12.

(14) Assumes the conversion of all shares of Class B Stock into shares of Class A Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 50,000,000 shares of Class A Stock, 25,000,000 shares of Class B Stock (the Class A Stock and the Class B Stock are referred to together herein as the "Common Stock"), 10,000 shares of Class A Preferred Stock, $638 par value per share, and 1,000,000 additional shares of Preferred Stock, the terms and provisions of which may be designated by the Board of Directors in the future. The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws"), each of which is available upon request to the Company.

COMMON STOCK

     As of September 30, 1997, 18,629,551 shares of Class A Common Stock were issued and outstanding and 12,758,402 shares of Class B Common Stock were issued and outstanding. See "Capitalization."

     Except for voting rights, the rights of the holders of the Class A Common Stock and the Class B Common Stock are substantially identical. The holders of the Class A Common Stock and the holders of the Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of the Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share, on all matters on which the holders of Common Stock are entitled to vote. Each share of Class B Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time. In addition, each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon the sale or other transfer of such share of Class B Common Stock to a person who, or entity which, is not a Permitted Transferee. Permitted Transferees include (i) Kevin P. Reilly, Sr.; (ii) a descendant of Kevin P. Reilly, Sr.; (iii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) or (ii) above; (iv) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i),
(ii) and (iii) above; and (v) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), (iii) and (iv) above.

     All of the outstanding shares of Common Stock are fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, following any required distribution to the holders of outstanding shares of Preferred Stock, the holders of Common Stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefor, subject to the restrictions set forth in the Company's existing and future debt instruments. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of Common Stock unless simultaneously the same dividend is declared or paid on each share of the other class of Common Stock, provided that, in the event of stock dividends, holders of a specific class of Common Stock shall be entitled to receive only additional shares of such class.

     Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the Certificate of Incorporation that would increase or decrease the par value of such class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect such class adversely. The Certificate of Incorporation provides that no such separate class vote shall be available for increases or decreases in the number of authorized shares of Class A Common Stock.

     The Common Stock is redeemable in the manner and on the conditions permitted under Delaware law and as may be authorized by the Board of Directors. Holders of Common Stock have no preemptive rights.

CLASS A PREFERRED STOCK

     All outstanding shares of the Company's Class A Preferred Stock are fully paid and nonassessable. For information regarding ownership of the issued and outstanding shares of Class A Preferred Stock, see "Principal Stockholders."

     Rank. The Class A Preferred Stock, with respect to dividends and upon liquidation, ranks senior to Class A and Class B Common Stock.

     Dividends. Holders of shares of Class A Preferred Stock are entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, cash dividends at a rate of $15.95 per share per quarter. Dividends accrue and are cumulative from the date of the issuance of shares. As of the date of this Offering Memorandum, all accrued dividends have been paid. The Company intends to continue paying dividends on the Class A Preferred Stock.

     Dissolution or Liquidation. In the case of voluntary or involuntary dissolution or liquidation of the Company, subject to the rights of holders of any additional Preferred Stock issued in the future, the holders of the Class A Preferred Stock are entitled to receive out of the assets of the Company the sum of the par value of the Class A Preferred Stock ($638 per share) and any accrued and unpaid dividends thereon before any payment may be made or any assets distributed to the holders of Common Stock. Upon any distribution or liquidation, whether voluntary or involuntary, if the assets distributed among the holders of the Class A Preferred Stock are insufficient to permit the payment to a stockholder of the full preferential amounts, subject to the rights of holders of any additional Preferred Stock issued in the future, the entire assets of the Company to be distributed will be distributed ratably among the holders of the Class A Preferred Stock and, after payment of such preferential amounts and any preferential amounts due holders of additional Preferred Stock, if any, the holders of Common Stock will be entitled to receive ratably all the remaining assets. A merger or consolidation of the Company with or into any other corporation or corporations, will not, however, be deemed to be a dissolution or liquidation.

     Voting Rights. Holders of Class A Preferred Stock have no voting rights with respect to general corporate matters except as provided by law. Under Delaware law, holders of the Class A Preferred Stock are entitled to vote as a class upon any proposed amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if such amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

ADDITIONAL PREFERRED STOCK

     Additional Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation, including those regarding the rights of the holders of Class A Preferred Stock, and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences, and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, sinking fund provisions, redemption prices conversion rights and liquidation preferences of the shares constituting any class or series of this additional Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of additional Preferred Stock of any class or series.

     One of the effects of undesignated additional Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of additional Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, additional Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following is a description of the principal agreements governing the indebtedness of the Company. The following summaries are qualified in their entirety by reference to the credit and security agreements and indenture to which each summary relates, copies of which are available on request to the Company. Defined terms used below and not defined in the applicable subsection have meanings set forth in the respective agreements.

SENIOR CREDIT FACILITY

     Revolving Facility and Incremental Facility. The Senior Credit Facility, which is agented by The Chase Manhattan Bank, consists of (i) a revolving credit facility (the "Revolving Facility") providing for a reducing revolving credit facility with a maximum borrowing availability of $225 million and (ii) a term credit facility (the "Incremental Facility") with a maximum borrowing availability of $75 million funded at the discretion of the lenders.

     Interest. Borrowings under the Senior Credit Facility bear interest computed as a margin over either Chase's "Base Rate" or the London Interbank Offered Rate (the "LIBOR Rate"). The margins range from 0 to 75 basis points and from 100 to 200 basis points over the Base Rate and LIBOR Rate, respectively, depending on the Company's current leverage ratio, as such ratio is defined under the subheading "Covenants."

     Reductions in Commitments; Amortization. The Revolving Facility matures December 31, 2003 and the Incremental Facility matures December 31, 2004. The Senior Credit Facility provides for reductions in revolving credit commitments as follows:

                          REVOLVING FACILITY CREDIT                                REVOLVING FACILITY CREDIT
                             COMMITMENTS REDUCED                                      COMMITMENTS REDUCED
          DATE            TO THE FOLLOWING AMOUNTS               DATE              TO THE FOLLOWING AMOUNTS
          ----            -------------------------              ----              -------------------------
March 31, 1999..........         $216,562,500          September 30, 2001......           $123,750,000
June 30, 1999...........          208,125,000          December 31, 2001.......            112,500,000
September 30, 1999......          199,687,500          March 31, 2002..........             98,437,500
December 31, 1999.......          191,250,000          June 30, 2002...........             84,375,000
March 31, 2000..........          182,812,500          September 30, 2002......             70,312,500
June 30, 2000...........          174,375,000          December 31, 2002.......             56,250,000
September 30, 2000......          165,937,500          March 31, 2003..........             42,187,500
December 31, 2000.......          157,500,000          June 30, 2003...........             28,125,000
March 31, 2001..........          146,250,000          September 30, 2003......             14,062,500
June 30, 2001...........          135,000,000          December 31, 2003.......                      0

     Guarantees; Security. The obligations of the Company under the Senior Credit Facility are guaranteed by all of the Company's consolidated subsidiaries with the exception of Missouri Logos, a partnership. The obligations under the Senior Credit Facility and the guarantees in respect thereto are secured by a pledge of the capital stock of all of the Company's consolidated subsidiaries with the exception of Missouri Logos, a partnership. The guarantees under the Senior Credit Facility are senior in right of payment to the Guarantees of the Notes.

     Covenants. The Senior Credit Facility places certain restrictions upon the ability of the Company and its Restricted Subsidiaries that are parties thereto to, among other things, (i) incur indebtedness, (ii) incur liens or guarantee obligations, (iii) declare dividends and make other distributions, (iv) make investments and enter into joint ventures, (v) make capital expenditures, (vi) dispose of assets and (vii) engage in transactions with affiliates except on an arms-length basis. In addition, the Senior Credit Facility requires the Company and its Restricted Subsidiaries which are parties thereto to maintain (a) a total debt ratio, defined as Total Debt to Operating Cash Flow, of between 5.5 to 1 and 4.0 to 1; (b) a senior debt ratio, defined as Senior Debt to Operating Cash Flow, of between 4.0 to 1 and 2.5 to 1; (c) an interest coverage ratio, defined as pro forma Operating Cash Flow for the period of 12 months most recently ended to total accrued interest expense for such period, of at least 2.0 to 1 and (d) a fixed charge coverage ratio, defined as pro forma Operating Cash Flow for the period of 12 months most recently ended to total projected payments of principal and interest on debt to be made in the succeeding four fiscal quarters plus (i) capital expenditures and (ii) income and franchise tax payments of at least 1.05 to 1.

     Change of Control. A change of control of the Company constitutes an event of default, permitting the lenders to accelerate the indebtedness and terminate the Senior Credit Facility. Such a change in control would occur if Kevin P. Reilly, Sr. and his immediate family (including grandchildren) and certain entities under their control cease to own at least 20% of the total amount of voting stock of the Company.

1996 NOTES

     General. On November 27, 1996, the Company issued $255 million aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2006 pursuant to an indenture between the Company, as issuer, its Restricted Subsidiaries, as "Subsidiary Guarantors," and State Street Bank and Trust Company, as Trustee. The 1996 Notes are senior subordinated obligations of the Company and Restricted Subsidiaries ranking pari passu with all present and future senior subordinated indebtedness of the Company and the Subsidiary Guarantors, including the Notes.

     Interest. The 1996 Notes bear interest at 9 5/8% per annum. Interest is payable semi-annually on each June 1 and December 1.

     Redemption. The 1996 Notes may be redeemed at the election of the Company, as a whole or from time-to-time in part, at any time after December 1, 2001 at redemption prices declining from 104.813% of the principal amount for the twelve months after December 1, 2001 to 101.604% of such amount for the twelve months after December 1, 2003, and thereafter at a redemption price equal to 100.0% of such principal amount, plus in each case accrued and unpaid interest to the applicable redemption date.

     Covenants; Change of Control. The 1996 Note Indenture contains covenants covering matters identical to those that will be covered by the Indenture and contains a change of control repurchase option identical to that which will exist under the Indenture.

SENIOR SECURED NOTES

     On November 27, 1996, the Company completed a cash tender offer (the "Tender Offer") for all of the $100 million aggregate principal amount of 11% Senior Secured Notes due May 15, 2003 (the "Senior Secured Notes"). The $1,173,000 of Senior Secured Notes not validly tendered and accepted for payment pursuant to the Tender Offer remain outstanding. The terms and conditions of the Senior Secured Notes are set forth below.

     General. On May 15, 1993, the Company issued the Senior Secured Notes pursuant to an indenture between the Company, as issuer, its Restricted Subsidiaries, as "Subsidiary Guarantors," and State Street Bank and Trust Company, as Trustee. The Senior Secured Notes had been senior secured obligations of the Company and Restricted Subsidiaries ranking pari passu with all present and future indebtedness of the Company and the Subsidiary Guarantors that by its terms is not subordinated to the obligations represented by the Senior Secured Notes. Following completion of the Tender Offer, the Subsidiary Guarantors were released from their obligations as guarantors.

     Interest. The Senior Secured Notes bear interest at 11% per annum. Interest is payable semi-annually on each May 15 and November 15.

     Security. Following completion of the Tender Offer, the Senior Secured Notes became unsecured obligations of the Company.

     Redemption. The Senior Secured Notes may be redeemed at the election of the Company, as a whole or from time-to-time in part, at any time after May 15, 1998 at redemption prices declining from 105.5% of the principal amount for the twelve months after May 15, 1998 to 102.75% of such amount for the twelve months after May 15, 1999, and thereafter at a redemption price equal to 100.0% of such principal amount, plus in each case accrued in unpaid interest to the applicable redemption date.

     Covenants. The indenture governing the Senior Secured Notes restricts the Company from incurring any indebtedness unless the ratio of the Company's consolidated indebtedness to consolidated operating cash flow is less than 7.5 to 1. All other covenants were eliminated upon completion of the Tender Offer.

SUBORDINATED NOTES

     The Company will have outstanding two classes of subordinated notes: (i) 8% Series A Unsecured Subordinated Discount Debentures due 2001 ($1.9 million outstanding at September 30, 1997) and (ii) ten-year subordinated notes ($17.8 million outstanding at September 30, 1997). The Series A debentures referred to in clause (i) of the preceding sentence were issued in consideration of stock redemptions occurring in 1986. The ten-year subordinated notes referred to in clause (ii) were issued as a portion of the consideration paid on account of stock redemptions occurring in October 1995 and March 1996, bear interest at an annual rate of 8% and amortize monthly until their maturity in 2006.

                              DESCRIPTION OF NOTES

     The Existing Notes were issued, and the Exchange Notes offered hereby will be issued, under an Indenture dated as of September 25, 1997 (the "Indenture") among the Company, the Guarantors, and State Street Bank and Trust Company as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of the terms therein. The following is a summary of the material terms and provisions of the Notes. This summary does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture is available upon request to the Company. The definitions of certain capitalized terms are set forth under "-- Certain Definitions" or as otherwise defined throughout this description. For purposes of this description, references to the "Company" include only the Company and not its subsidiaries.

GENERAL

     The Notes will be limited in aggregate principal amount to $200 million. The Existing Notes are, and the Exchange Notes will be, general unsecured obligations of the Company, subordinated in right of payment to Senior Indebtedness of the Company, pari passu in right of payment with the 1996 Notes and any additional future senior subordinated indebtedness of the Company, and senior in right of payment to any existing or future subordinated indebtedness of the Company.

     The Notes will be unconditionally guaranteed, on a senior subordinated basis, as to payment of principal, premium, if any, and interest, jointly and severally, by the Guarantors.

MATURITY, INTEREST AND PRINCIPAL

     The Notes will mature on September 15, 2007. The Notes will bear interest at a rate of 8 5/8% per annum from the date of original issuance until maturity. Interest is payable semi-annually in arrears on March 15 and September 15 commencing March 15, 1998, to holders of record of the Notes at the close of business on the immediately preceding March 1 and September 1.

     The Notes will not be entitled to the benefit of any mandatory sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after September 15, 2002 at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on September 15, of each year listed below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2002..............................................   104.313%
2003..............................................   102.875%
2004..............................................   101.438%
2005 and thereafter...............................   100.000%

     Notwithstanding the foregoing, the Company may redeem in the aggregate up to $60 million aggregate principal amount of Notes at any time and from time to time prior to September 15, 2000 at a redemption price equal to 108.625% of the aggregate principal amount so redeemed, plus accrued interest to the redemption date out of the Net Proceeds of one or more Public Equity Offerings; provided that at least $140 million aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Public Equity Offering.

     In the event of redemption of fewer than all of the Notes, the Trustee shall select by lot or in such other manner as it shall deem fair and equitable the Notes to be redeemed; provided, however, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. The Notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days' prior written notice, mailed by first class mail to a holder's last address as it shall appear on the register maintained by the Registrar of the Notes. On and after any redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Company shall fail to redeem any such Note.

SUBORDINATION

     The indebtedness represented by the Notes, including principal, premium, if any, and interest, will be, to the extent and in the manner provided in the Indenture, subordinated in right of payment to the prior payment and satisfaction in full in cash of all existing and future Senior Indebtedness of the Company. As of September 30, 1997, the principal amount of outstanding Senior Indebtedness of the Company, on a consolidated basis, was approximately $55.9 million. The Company has the ability to incur additional Senior Indebtedness under the Senior Credit Facility and will be permitted to incur additional Senior Indebtedness under the Indenture.

     The Indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest on the Notes, or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities), (i) upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Indebtedness are first paid in full in cash or (ii) in the event of default in the payment of any Senior Indebtedness of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Designated Senior Indebtedness to declare such Designated Senior Indebtedness to be due and payable and (ii) written notice of such event of default given to the Company and the Trustee by the representative of the holders of such Designated Senior Indebtedness (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest on the Notes, or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Designated Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company shall, unless a Payment Default exists, be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice, if the representative of the holders of Designated Senior Indebtedness that gave such Payment Notice knew of such default on such date (whether or not such event of default is on the same issue of Designated Senior Indebtedness), shall be made the basis for the commencement of any other Payment Blockage Period unless such default has been cured or waived for a period of at least 90 consecutive days.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full in cash before the holders of Notes are entitled to receive any payment on account of principal of, premium, if any, and interest on the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the holders of Notes or the Trustee on behalf of the holders of Notes would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Indebtedness or their representative to the extent necessary to make payment in full in cash on all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Indebtedness, and shall be paid or delivered by the Trustee to the holders of such Senior Indebtedness remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Indebtedness held or represented by each, for application to the payment of all such Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

     Each Guarantee will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the respective Guarantor, including obligations of such Guarantor with respect to the Senior Credit Facility (including any guarantee thereof), and will be subject to the rights of holders of Designated Senior Indebtedness of such Guarantor to initiate blockage periods, upon terms substantially comparable to the subordination of the Notes to all Senior Indebtedness of the Company.

     If the Company or any Guarantor fails to make any payment on the Notes or any Guarantee, as the case may be, when due or within any applicable grace period, whether or not on account of payment blockage provisions, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

     A holder of Notes by his acceptance of Notes agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

GUARANTEES

     The Notes are guaranteed on a senior subordinated basis by the Guarantors. All payments pursuant to the Guarantees by the Guarantors are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Guarantors, including guarantees of indebtedness outstanding under the Senior Credit Facility, to the same extent and in the same manner that all payments pursuant to the Notes are subordinated in right of payment to the prior payment in full of all Senior Indebtedness of the Company, pari passu in right of payment with the guarantees of the 1996 Notes and any future senior subordinated indebtedness of the Guarantors, and senior in right to payment to any future subordinated indentures of the Guarantors.

     The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees of Senior Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. In making any calculation relevant to determining such maximum amount, all Senior Indebtedness shall be deemed to have been incurred prior to the Issue Date. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor. See "Risk Factors -- Dependence on Cash Flow from Subsidiaries; Fraudulent Conveyance Concerns."

     Upon (i) the release or payment in full of any Indebtedness of such Guarantor representing a guarantee of Indebtedness of the Company and the release of all Liens on the property and assets of such Guarantor relating to any such Indebtedness or (ii) the sale or disposition (whether by merger, sale of stock or otherwise) of a Guarantor (or substantially all of its assets) to an entity which is not a Subsidiary of the Company which is otherwise in compliance with the Indenture (and providing that the guarantee and Liens referred to in the foregoing clause (i) are also released at such time), such Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants.

  Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, and will not permit any Restricted Subsidiary to issue any Preferred Stock, unless (a) after giving effect to the incurrence of such Indebtedness and the issuance of any such Preferred Stock and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than (i) 6.50 to 1 if such Indebtedness is incurred or Preferred Stock is issued, as the case may be, on or prior to December 1, 1999, (ii) 6.25 to 1 if such Indebtedness is incurred or Preferred Stock is issued, as the case may be, after December 1, 1999 and on or prior to December 1, 2001 and (iii) 6.00 to 1 if such Indebtedness is incurred or Preferred Stock is issued, as the case may be, thereafter, and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness. Notwithstanding the foregoing,

Preferred Stock may only be issued by a Restricted Subsidiary of the Company pursuant to the preceding sentence to the extent such Restricted Subsidiary is a Guarantor.

     Notwithstanding the foregoing, the Company and the Restricted Subsidiaries may incur Permitted Indebtedness; provided that the Company will not incur any Permitted Indebtedness that ranks junior in right of payment to the Notes that has a maturity or mandatory sinking fund payment prior to the maturity of the Notes.

  Limitation on Restricted Payments

     The Company will not make, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

          (b) immediately after giving pro forma effect to such Restricted Payment, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under "Limitation on Additional Indebtedness"; and

          (c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after November 27, 1996 does not exceed the sum of (1) 100% of the Company's Cumulative EBITDA minus 1.4 times the Company's Cumulative Consolidated Interest Expense, plus (2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by the Company from the issue or sale, after November 27, 1996, of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Company issued to any Subsidiary of the Company) of the Company or any Indebtedness or other securities of the Company convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company which has been so converted or exercised or exchanged, as the case may be, plus (3) $25 million plus (4) the net reductions in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on indebtedness, dividends, repayments of loans, partial or total releases or discharges of Guaranteed Permitted Unrestricted Subsidiary Obligations, or from designations of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case at the fair market value thereof, not to exceed the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person. For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value as determined by the Board of Directors reasonably and in good faith.

     The provisions of this covenant shall not prohibit (i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture, (ii) the retirement of any shares of Capital Stock of the Company or subordinated or pari passu Indebtedness by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Capital Stock of the Company (other than Disqualified Capital Stock; provided, however, that the amount of any such Net Proceeds that are utilized for any such retirement shall be excluded from clause (c)(2) of the preceding paragraph, (iii) the redemption or retirement of Indebtedness of the Company subordinated or pari passu in right of payment to the Notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness of the Company (other than any Indebtedness owed to a Subsidiary of the Company) that is, with respect to any such subordinated Indebtedness, contractually subordinated in right of payment to the Notes to at least the same extent as the subordinated Indebtedness being redeemed or retired, with respect to any such pari passu Indebtedness, pari passu or subordinated in right of payment to the Notes and, with respect to any such subordinated or pari passu Indebtedness, (x) has no Stated Maturity earlier than the 91st day after the Final Maturity Date or the final maturity date of the Indebtedness being redeemed or retired, whichever is earlier and (y) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated

Maturity of the Indebtedness being redeemed or retired; provided, however, that the amount of any such Net Proceeds that are utilized for any such redemption or retirement shall be excluded from clause (c)(2) of the preceding paragraph, (iv) the funding of loans (but not including the forgiveness of any such loan) to executive officers, directors and shareholders for relocation loans, bonus advances and other purposes consistent with past practices or the purchase, redemption or other acquisition for value of shares of Capital Stock of the Company (other than Disqualified Capital Stock) or options on such shares held by the Company's or the Restricted Subsidiaries' officers or employees or former officers or employees (or their estates or trusts or beneficiaries under their estates or trusts for the benefit of such beneficiaries) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; provided that the aggregate amount of any such loans funded and cash consideration paid, or distributions made, pursuant to this clause (iv) do not in any one fiscal year exceed $1 million, and (v) the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed $20 million; provided, however, that the Company or the Restricted Subsidiaries may make additional Investments pursuant to this clause (v) up to an aggregate amount not to exceed $10 million if the Company is able, at the time of any such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Additional Indebtedness" covenant; provided, further, that in calculating the aggregate amount of Restricted Payments made subsequent to November 27, 1996 for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to clause (i) and (v) shall be included in the calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements, and that no Default or Event of Default exists and is continuing and no Default or Event of Default will occur immediately after giving effect to any Restricted Payments.

  Limitation on Other Senior Subordinated Debt

     The Company will not, and will not permit any of the Restricted Subsidiaries to directly or indirectly incur, contingently or otherwise, any Indebtedness that is both (i) subordinate in right of payment to any Senior Indebtedness of the Company or any of the Subsidiary Guarantors, as the case may be, and (ii) senior in right of payment to the Notes or any of the Guarantees, as the case may be.

  Limitations on Liens

     The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any Property, assets, income or profit of the Company or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary (whether or not any of the foregoing is now owned or hereafter acquired) unless (i) if such Lien secures Indebtedness which is pari passu in right of payment with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated in right of payment to the Notes, any such Lien shall be subordinated to a Lien granted to the Holders of the Notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Notes.

  Limitation on Transactions with Affiliates

     The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate (including entities in which the Company or any of the Restricted Subsidiaries own a minority interest) or holder of 5% or more of the Company's Common Stock (each of the foregoing, an "Affiliate Transaction") or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless the terms of such Affiliate Transaction are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $1 million the Company must obtain a resolution of the board of directors approved by a majority of the members of the board of directors (and a majority of the disinterested members of the board of directors) certifying that such Affiliate Transaction complies with this "Limitation on Transactions with Affiliates" covenant. In any Affiliate Transaction with a value in excess of $5 million the Company must obtain a written opinion that such Affiliate Transaction complies with this "Limitation on Transactions with Affiliates" from an independent investment banking firm of nationally recognized standing.

     The foregoing provisions will not apply to (i) any Restricted Payment that is not prohibited by the provisions described under "Limitations on Restricted Payments", (ii) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries or (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and any employment and consulting arrangements entered into by the Company or any Restricted Subsidiary with their executives or consultants in the ordinary course of business.

  Guarantees of Certain Indebtedness

     The Company will not permit any of the Restricted Subsidiaries (other than the Guarantors) to (a) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness of the Company or any other Restricted Subsidiary or (b) pledge any intercompany notes representing obligations of any of the Restricted Subsidiaries to secure the payment of any Indebtedness of the Company, in each case unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary's Guarantee under the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock,
(b) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (c) make loans or advances to the Company or any Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any Restricted Subsidiary, (e) grant liens or security interests on the assets of the Company or the Restricted Subsidiaries in favor of the holders of the Notes, or (f) guarantee the Notes or any renewals or refinancings thereof, except for Permitted Dividend Encumbrances.

  Limitation on Certain Asset Sales

     The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's board of directors, and evidenced by a board resolution); (ii) not less than 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or cash equivalents (those equivalents allowed under "Temporary Cash Investments"), provided, however, that the amount of (x) any liabilities of the Company or any Restricted Subsidiaries that are assumed by the transferee of such assets and for which the Company and its Restricted Subsidiaries are released, including any such Indebtedness of a Restricted Subsidiary whose stock is purchased by the transferee and (y) any notes or other securities received by the Company or any such Restricted Subsidiary which are converted into cash within 180 days of such Asset Sale (to the extent of cash received) shall be

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

deemed to be cash for purposes of this provision; provided, further, that the Company or such Restricted Subsidiary will not be required to comply with this clause (ii) with respect to a Permitted Asset Swap; and (iii) the Asset Sale Proceeds received by the Company or such Restricted Subsidiary are applied (a) first, to the extent the Company elects, or is required, to permanently prepay, repay or purchase existing Senior Indebtedness (or Purchase Money Indebtedness that ranks pari passu in right of payment with the Notes solely to the extent that such Asset Sale involves property or assets securing such Purchase Money Indebtedness pursuant to a lien granted pursuant to clause (v) of the definition of Permitted Liens) within 270 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid; (b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Company elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person) used or useful in businesses similar or ancillary to the business of the Company and the Restricted Subsidiaries as conducted at the time of such Asset Sale, provided that such investment occurs and such Asset Sale Proceeds are so applied within 270 days following the receipt of such Asset Sale Proceeds (the "Reinvestment Date"); and (c) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $10 million, the Company shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the Notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an "Excess Proceeds Offer"); provided, however, that the Company may, at the time that it makes any such Excess Proceeds Offer, also offer to purchase, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date, any Indebtedness which ranks pari passu in right of payment to the Notes (a "Pari Passu Excess Proceeds Offer") and to the extent the Company so elects to make a Pari Passu Excess Proceeds Offer, Notes and such pari passu Indebtedness shall be purchased pursuant to such Excess Proceeds Offer and Pari Passu Excess Proceeds Offer, respectively, on a pro rata basis based on the aggregate principal amount of such Notes and pari passu Indebtedness then outstanding. To the extent that the aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Available Asset Sale Proceeds, the Company may use such deficiency for general corporate purposes. To the extent that the aggregate principal amount of pari passu Indebtedness tendered pursuant to a Pari Passu Excess Proceeds Offer is less than such pari passu Indebtedness pro rata share of such Available Asset Sale Proceeds, the Company shall use such remaining Available Asset Sale Proceeds to purchase any Notes validly tendered and not withdrawn pursuant to such Excess Proceeds Offer. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Available Asset Sale Proceeds or to the extent the Company elects to make a Pari Passu Excess Proceeds Offer, exceeds the Notes' pro rata share of such Available Asset Sale Proceeds, then Notes to be purchased will be selected on a pro rata basis. Upon completion of such Excess Proceeds Offer, the amount of Available Asset Sale Proceeds shall be reset to zero.

     If the Company is required to make an Excess Proceeds Offer, the Company shall mail, within 30 days following the Reinvestment Date, a notice to the Holders stating, among other things: (1) that such Holders have the right to require the Company to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Company, that each Holder must follow in order to have such Notes repurchased; and (4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such Notes.

  Limitation on Issuances and Sales of Preferred Stock by Restricted
Subsidiaries

     The Company (a) will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or a Wholly-Owned Restricted Subsidiary of the Company or as permitted by the first paragraph of "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries") and
(b) will not permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company; provided, however, that this covenant shall not prohibit the issuance and sale of (x) all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary of the Company owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture or (y) to the extent mandated by applicable law, directors' qualifying shares or investments by foreign nationals.

  Line of Business

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

  Payments for Consent

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports to Holders

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the information required thereby to the Commission and to the holders of the Notes. The Indenture provides that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission or to the holders of the Notes, they will nonetheless continue to furnish such information to the Commission, holders of the Notes and prospective holders of the Notes.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Company shall be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

     The occurrence of the events constituting a Change of Control under the Indenture will result in an event of default under the Senior Credit Facility and, thereafter, the lenders will have the right to require repayment of the borrowings thereunder in full. The Company's obligations under the Senior Credit Facility will constitute Designated Senior Indebtedness and will represent obligations senior in right of payment to the Notes. Consequently, the subordination provisions of the Indenture will have the effect of precluding the purchase of the Notes by the Company in the event of a Change of Control, absent consent of the lenders under the Senior Credit Facility or repayment of all amounts outstanding thereunder (although the failure by the Company to comply with its obligations in the event of a Change of Control will constitute a default under the Notes). There can be no assurance that the Company will have adequate resources to repay or refinance all Indebtedness owing under the Senior Credit Facility or to fund the purchase of any Notes upon a Change of Control.

     The Indenture will provide that, (A) if the Company or any Restricted Subsidiary has issued any outstanding Indebtedness that is subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be, or the Company or any Restricted Subsidiary has issued any Preferred Stock, and the Company or such Restricted Subsidiary is required to make a change of control offer or to make a distribution with respect to such subordinated Indebtedness or Preferred Stock in the event of a change of control, the Company or such Restricted Subsidiary shall not consummate any such offer or distribution with respect to such subordinated Indebtedness or Preferred Stock until such time as the Company shall have paid the Change of Control Purchase Price in full to the Holders of Notes that have accepted the Company's Change of Control Offer and shall otherwise have consummated the Change of Control Offer made to holders of the Notes and (B) the Company or any Restricted Subsidiary will not issue Indebtedness that is subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary and the Company will not issue Preferred Stock with change of control provisions requiring the payment of such Indebtedness or Preferred Stock prior to the payment of the Notes in the event of a Change of Control under the Indenture.

     In the event that a Change of Control occurs and the holders of Notes exercise their right to require the Company to purchase Notes, if such purchase constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act at that time, the Company will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time of and after giving effect thereto
(a) either (i) if the transaction or series of transactions is a merger or consolidation, the Company shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and in each case, the Indenture shall remain in full force and effect and (b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" above (assuming a market rate of interest with respect to such additional Indebtedness).

     In connection with any consolidation, merger or transfer of assets contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (a) default in payment of any principal of, or premium, if any, on the Notes;

          (b) default for 30 days in payment of any interest on the Notes;

          (c) default by the Company or any Guarantor in the observance or performance of any other covenant in the Notes or the Indenture for 45 days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

          (d) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary of the Company then has outstanding Indebtedness in excess of $10 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

          (e) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $10 million (not covered by insurance) shall be rendered against the Company or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

          (f) certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary.

     The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal or premium, if any, or interest on the Notes) if the Trustee considers it to be in the best interest of the holders of the Notes to do so.

     The Indenture will provide that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration and such amounts shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture, provided, however, that so long as the Senior Credit Facility shall be in full force and effect, if any Event of Default shall have occurred and be continuing (other than as specified in clause
(f)), the Notes shall not become due and payable until the earlier to occur of
(x) five business days following the delivery of a written notice of such acceleration of the Notes to the agent under the Senior Credit Facility and (y) the acceleration of any Indebtedness under the Senior Credit Facility. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

     The holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing default or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee, and unless the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted for payment on such Note on or after the respective due dates expressed in such Note.

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides the Company may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold monies for payment in trust) ("defeasance") or (b) to be released from their obligations with respect to the Notes under certain covenants contained in the Indenture some of which are described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the Notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and
(ii) describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service, to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred.

MODIFICATION OF INDENTURE

     From time to time, the Company, the Guarantors and the Trustee may, without the consent of holders of the Notes, amend the Indenture or the Notes or supplement the Indenture for certain specified purposes, including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any holder. The Indenture contains provisions permitting the Company, the Guarantors and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Notes, to modify or supplement the Indenture or the Notes, except that no such modification shall, without the consent of each holder affected thereby, (i) reduce the amount of Notes whose holders must consent to an amendment, supplement, or waiver to the Indenture or the Notes, (ii) reduce the rate of or change the time for payment of interest on any Note, (iii) reduce the principal of or premium on or change the stated maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) change the amount or time of any payment required by the Notes or reduce the premium payable upon any redemption of Notes, or change the time before which no such redemption may be made, (vi) waive a default on the payment of the principal of, interest on, or redemption payment with respect to any Note, (vii) amend, alter, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer or waive any Default in the performance of any such offers or modify any of the provisions or definitions with respect to any such offers or
(viii) take any other action otherwise prohibited by the Indenture to be taken without the consent of each holder affected thereby.

COMPLIANCE CERTIFICATE

     The Company will deliver to the Trustee on or before 90 days after the end of the Company's fiscal year and on or before 45 days after the end of each of the first, second and third fiscal quarters in each year an Officers' Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status.

THE TRUSTEE

     The Trustee under the Indenture will be the Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

     "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of
(x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee of such Guarantor at such date and
(y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

     "Advertising Displays" mean all posters, signs (including logo sign structures), billboards and other outdoor advertising displays and related contracts and sites therefor owned or leased (as lessee) by the Company and the Restricted Subsidiaries.

     "Affiliate" of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Acquisition" means (i) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with the Company or any Restricted Subsidiary or (ii) the acquisition by the Company or any Restricted Subsidiary of assets of any Person.

     "Asset Sale" means the sale, transfer or other disposition (other than to the Company or any of its Restricted Subsidiaries) in any single transaction or series of related transactions having a fair market value in excess of $1,000,000 of (a) any Capital Stock of or other equity interest in any Restricted Subsidiary, (b) all or substantially all of the assets of any business owned by the Company or any Restricted Subsidiary or a division, line of business or comparable business segment of the Company or any Restricted Subsidiary thereof or (c) any other assets or property of the Company or of any Restricted Subsidiary, (whether real or personal property). For purposes of this definition, the term "Asset Sale" shall not include any sale, transfer or other disposition that is governed by and made in accordance with the provisions described under "Merger, Consolidation or Sale of Assets" or any sale, transfer or other disposition to the Company or a Wholly-Owned Restricted Subsidiary that is a Guarantor.

     "Asset Sale Proceeds" means, with respect to any Asset Sale, (i) cash received by the Company or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale, and (c) deduction of appropriate amounts to be provided by the Company or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Company or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and (ii) promissory notes and other noncash consideration received by the Company or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

     "Available Asset Sale Proceeds" means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and which have not yet been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c) of the first paragraph of "Certain Covenants -- Limitation on Certain Asset Sales."

     "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power with respect to the total Voting Stock of the Company; provided, however, that the Permitted Holders (i) "beneficially own" (as so defined) a lower percentage of such total voting power with respect to the Voting Stock than such other person or "group" and (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by the Company as a Restricted Payment under the Indenture, or a combination thereof, and (ii) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power with respect to the total Voting Stock of the surviving or transferee corporation; (c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation.

     "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or
(ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on an income statement for the Company and its Restricted Subsidiaries on a consolidated basis (including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the net costs associated with hedging obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other non-cash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus an amount equal to the product of (a) the aggregate dividends paid on Disqualified Capital Stock during such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus the Company's then effective combined tax rate, to the extent paid; provided, however, that "Consolidated Interest Expense" shall exclude the amortization of deferred financing fees.

     "Consolidated Net Income" means, for any period, the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that
(a) the Net Income of any Person (the "other Person") in which the Company or any of its Restricted Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of the Company in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to the Company or such Restricted Subsidiary, (b) the Net Income of any Restricted Subsidiary that is subject to any restriction or limitation on the payment of dividends or the making of other distributions (other than pursuant to the Notes or the Indenture) shall be excluded to the extent of such restriction or limitation, except that to the extent that any such restriction or limitation results solely from covenant limitations under any SBA Indebtedness, there shall not be deducted that portion of such Restricted Subsidiary's Net Income which exceeds the outstanding aggregate principal amount of such SBA Indebtedness, (c)(i) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition and (ii) any net gain (but not loss) resulting from an Asset Sale by the Company or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded, and (d) extraordinary gains and losses shall be excluded.

     "Consolidated Net Tangible Assets" means the book value of the assets of the Company and its Restricted Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other intangible assets classified as such in accordance with GAAP) after all applicable deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) less all liabilities of the Company and its Restricted Subsidiaries determined in accordance with GAAP.

     "Cumulative Consolidated Interest Expense" means, as of any date of determination, Consolidated Interest Expense of the Company from November 27, 1996 to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     "Cumulative EBITDA" means, as of any date of determination, EBITDA of the Company from November 27, 1996 to the end of the Company's most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

     "Default" means any event that is, or with the passing of time or giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness," as to the Company or any Guarantor, as the case may be, means any Senior Indebtedness (a) under or in respect of the Senior Credit Facility, or (b) which at the time of determination exceeds $10 million in aggregate principal amount (or accreted value in the case of Indebtedness issued at a discount) outstanding or available under a committed facility, and (i) which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" and (ii) as to which the Trustee has been given written notice of such designation.

     "Disqualified Capital Stock" means any Capital Stock of the Company or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes, for cash or securities constituting Indebtedness.

     "EBITDA" means, for any Person, for any period, an amount equal to (a) the sum of, without duplication, (i) Consolidated Net Income for such period, plus
(ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) to the extent it reduces Consolidated Net Income during such period, Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other non-cash items reducing Consolidated Net Income for such period, minus (b) all non-cash items increasing Consolidated Net Income for such period, all for the Company and its Restricted Subsidiaries determined in accordance with GAAP.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Final Maturity Date" shall be the date fixed in the Indenture for the final payment of principal on the Notes.

     "GAAP" means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

     "Guarantee" means each guarantee of the Notes by each Guarantor.

     "Guaranteed Permitted Unrestricted Subsidiary Obligations" shall have the meaning set forth in the definition of "Investments."

     "Guarantor" means each Subsidiary of the Company in existence on the Issue Date (other than Missouri Logos, a partnership) and each Restricted Subsidiary which thereafter guarantees payment of the Notes pursuant to the covenant described under "Guarantees of Certain Indebtedness".

     "incur" means, with respect to any Indebtedness or other obligation of any Person, to directly or indirectly create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become directly or indirectly liable with respect to (including as a result of an Asset Acquisition), or otherwise become responsible for, contingently or otherwise, any Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations of such Person, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any banker's acceptance or for reimbursement of any obligor on any letter of credit with respect to drawings made thereunder and not yet reimbursed, (v) in the case of the Company, Disqualified Capital Stock of the Company or any Restricted Subsidiary, and (vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP) and (vii) the outstanding amount of any Guaranteed Permitted Unrestricted Subsidiary Obligations; provided, however, that, except for purposes of this clause (vii), obligations in respect of performance and surety bonds and in respect of reimbursement obligations for undrawn letters of credit (whether or not secured by a lien) supporting insurance arrangements and performance and surety bonds, each incurred in the ordinary course of business and not as a part of a financing transaction, for the benefit of the Company or any Restricted Subsidiary, shall not be considered Indebtedness for purposes of the Indenture. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

     "Investments" means, (x) directly or indirectly, any advance, account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person and (y) any Permitted Unrestricted Subsidiary Obligation to the extent it is guaranteed by the Company or a Restricted Subsidiary or otherwise is recourse to or obligates the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof ("Guaranteed Permitted Unrestricted Subsidiary Obligations"). Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means the date the Notes are first issued by the Company and authenticated by the Trustee under the Indenture.

     "Junior Security" means any securities of the Company or any other Person that are (i) equity securities without special covenants or (ii) subordinated in right of payment to all Senior Indebtedness of the Company or any Guarantor, as the case may be, to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in the Indenture, in any event issued pursuant to a court order so providing and as to which (a) the rate of interest on such securities shall not exceed the effective rate of interest on the Notes on the date of the Indenture, (b) such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date of the Indenture and (c) such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness of the Company or Guarantor, as the case may be (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

     "Leverage Ratio" means the ratio of (i) the sum of the aggregate outstanding amount of (x) Indebtedness of the Company and the Restricted Subsidiaries and (y) except to the extent included in the previous clause (x), Preferred Stock of the Company's Restricted Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Company's EBITDA for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination for which financial statements are available. For purposes of this definition, the Company's "EBITDA" shall be calculated on a pro forma basis after giving effect to any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including any EBITDA associated with such Asset Acquisition and including any pro forma expense and cost reductions determined in accordance with Article 11 of Regulation S-X relating to such Asset Acquisition) occurred on the first day of the Four Quarter Period.

     "Lien" means with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

     "Net Proceeds" means (a) in the case of any sale of Capital Stock or Indebtedness by the Company, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith and (b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of the Company which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to the Company upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by the Company in connection therewith).

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

     "Permitted Asset Swap" means the exchange, in the ordinary course of the outdoor advertising business, of any interest of the Company or any of the Restricted Subsidiaries in any Advertising Display or Displays for a similar interest in an Advertising Display or Displays of a Person other than the Company or such Restricted Subsidiary; provided that the aggregate fair market value (as determined in good faith by the board of directors of the Company) of the Advertising Display or Displays being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the board of directors of the Company) of the Advertising Display or Displays received by the Company or such Restricted Subsidiary in such exchange.

     "Permitted Dividend Encumbrances" means encumbrances or restrictions (a) existing on the Issue Date, (b) arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary; provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to the Company or any of the other Restricted Subsidiaries, (c) arising under Indebtedness incurred pursuant to clause (i) of the definition of Permitted Indebtedness, (d) arising under Refinancing Indebtedness; provided that the terms and conditions of any such restrictions are no less favorable to the Holders of Notes than those under the Indebtedness being refinanced, (e) customary provisions restricting the assignment of any contract or interest of the Company or any Restricted Subsidiary, (f) existing under an agreement relating to SBA Indebtedness, (g) existing under an agreement relating to any Permitted Lien referred to in clause (v) of the definition of Permitted Liens provided that such encumbrance or restriction only relates to the assets or property subject to such Permitted Lien and having an aggregate fair market value equal to the Indebtedness secured thereby, (h) imposed by applicable law and (i) imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or of any assets of such Restricted Subsidiary, provided such encumbrances and restrictions apply solely to such Capital Stock or assets of such Restricted Subsidiary which are the subject of such binding agreement.

     "Permitted Holders" means (x) any of Charles Switzer, Charles W. Lamar, III, Kevin P. Reilly, Sr., members of their immediate families or any lineal descendant of any of the foregoing and the immediate families of any such lineal descendant, (y) any trust, to the extent it is for the benefit of any of the foregoing or (z) any Person, entity or group of Persons controlled by any of the foregoing.

     "Permitted Indebtedness" means:

          (i) Indebtedness of the Company and Restricted Subsidiaries which are Guarantors pursuant to the Senior Credit Facility in an aggregate principal amount not to exceed $400 million less the aggregate amount of all permanent repayments thereunder made in accordance with "Limitation on Certain Asset Sales" and guarantees of such Indebtedness by Restricted Subsidiaries that are Guarantors;

          (ii) Indebtedness under the Notes and the Guarantees;

          (iii) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the Indenture;

          (iv) Indebtedness of the Company to any Wholly-Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to the Company or another Restricted Subsidiary;

          (v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred by the Company or any Restricted Subsidiary to acquire or lease property in the ordinary course of business, provided that (a) the aggregate amount of such Purchase Money Indebtedness and Capital Lease Obligations outstanding at any time shall not exceed the greater of (x) 5% of the Company's Consolidated Net Tangible Assets at the time of the incurrence of any such Purchase Money Indebtedness or Capitalized Lease Obligation or (x) $10 million, and (b) in each case, such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, would not constitute more than 100% of the cost (determined in accordance with GAAP) of the property so purchased or leased plus reasonable fees and expenses incurred in connection therewith;

          (vi) Interest Rate Protection Agreements and any guarantees thereof;

          (vii) additional Indebtedness of the Company or any Restricted Subsidiary that is a Guarantor not to exceed $25 million in principal amount outstanding at any time; and

          (viii) Refinancing Indebtedness.

     "Permitted Investments" means, for any Person, Investments made on or after the date of the Indenture consisting of:

          (a) Investments by the Company or by a Restricted Subsidiary in the Company or a Restricted Subsidiary which is a Guarantor;

          (b) Temporary Cash Investments;

          (c) Investments by the Company or by a Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary which is a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary which is a Guarantor; and

          (d) an Investment that is made by the Company or a Restricted Subsidiary in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Company or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under "Limitation on Certain Asset Sales."

     "Permitted Liens" means (i) Liens existing on the Issue Date, (ii) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary or at the time such corporation is merged into the Company or any of the Restricted Subsidiaries; provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Restricted Subsidiary or merging into the Company or any of the Restricted Subsidiaries,
(iii) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended,
(iv) Liens in favor of the Company or any of the Restricted Subsidiaries, (v) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the Indenture; provided that any such Lien is created solely for the purpose of securing such Purchase Money Indebtedness and does not extend to or cover any property other than such item of property and any improvements on such item,
(vi) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and secure obligations with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (vii) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings, (viii) Liens securing Capitalized Lease Obligations permitted to be incurred under clause (v) of the definition of "Permitted Indebtedness," provided that any such Lien does not extend to any property other than that subject to the underlying lease, (ix) Liens securing Senior Indebtedness and Guarantor Senior Indebtedness, (x) Permitted Dividend Encumbrances and (xi) Liens securing Indebtedness in an aggregate principal amount not to exceed $1,000,000 outstanding at any time.

     "Permitted Unrestricted Subsidiary Obligations" shall have the meaning specified in the definition of "Unrestricted Subsidiary."

     "Person" or "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) under GAAP.

     "Public Equity Offerings" means a public offering by the Company of shares of its common stock (however designated and whether voting or non-voting but excluding Disqualified Capital Stock) and any and all rights, warrants or options to acquire such common stock pursuant to a registration statement registered pursuant to the Securities Act.

     "Purchase Money Indebtedness" means any Indebtedness incurred by a Person to finance the cost (including the cost of construction or improvement and in the case of any Capitalized Lease Obligation, the lease) of any real or personal property, the principal amount of which Indebtedness does not exceed the sum of
(i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or the Restricted Subsidiaries outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or the Restricted Subsidiaries pursuant to the terms of the Indenture (other than pursuant to clauses (i), (iv), (v), (vi) and (vii) of the definition of Permitted Indebtedness), but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced or extended, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Notes, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Notes, (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of any premium required to be paid in connection with such refunding, refinancing or extension pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of the Company as necessary to accomplish such refunding, refinancing or extension by means of a tender offer or privately negotiated purchase and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness, and (v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that the Company may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Restricted Subsidiary.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

     "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Company or any Restricted Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Wholly-Owned Restricted Subsidiary), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any of the Restricted Subsidiaries (other than Capital Stock owned by the Company or a Wholly-Owned Restricted Subsidiary), (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated or pari passu in right of payment to the Notes, (iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment,
(v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary to the extent set forth in the definition of Unrestricted Subsidiary and (vi) forgiveness of any Indebtedness of an Affiliate of the Company (other than a Wholly-Owned Restricted Subsidiary) to the Company or a Restricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

     "Restricted Subsidiary" means a Subsidiary of the Company other than an Unrestricted Subsidiary and includes all of the Subsidiaries of the Company existing as of the Issue Date. The board of directors of the Company may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary of the Company as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), the Company could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Additional Indebtedness" covenant and no Default or Event of Default shall have occurred and be continuing.

     "SBA Indebtedness" means Indebtedness incurred pursuant to the United States Small Business Administration Disaster Relief Loan program or any similar loan program, provided that such Indebtedness shall at all times be prepayable without penalty at the option of the obligor.

     "Senior Credit Facility" means the Credit Agreement dated as of December 18, 1996, as amended to date, among the Company, the guarantor parties thereto, the several lenders from time to time parties thereto and The Chase Manhattan Bank, as administrative agent, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

     "Senior Indebtedness" means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, charges, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with (a) all obligations owed to lenders under the Senior Credit Facility, (b) all obligations with respect to any Interest Rate Agreement, (c) all obligations to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, (d) all other current or future Indebtedness which does not provide that it is to rank pari passu with or subordinate to the Notes and the Guarantees and (e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (i) Indebtedness of the Company to any of its Subsidiaries or Indebtedness of any Subsidiary of the Company to the Company or any other Subsidiary of the Company, (ii) Indebtedness represented by the Notes and the Guarantees, (iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness, (iv) to the extent it constitutes Indebtedness, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business, (v) Indebtedness represented by Disqualified Capital Stock or (vi) that portion of any Indebtedness which is incurred in violation of the Indenture, provided, however, that in the case of any Indebtedness (regardless of whether or not such Indebtedness is incurred pursuant to the first or second paragraph of "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries"), such Indebtedness shall not be deemed to have been incurred in violation of the Indenture if the holder(s) of such Indebtedness or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture (but nothing in this clause (vi) shall preclude the existence of any Default or Events of Default in the event that such Indebtedness is in fact incurred in violation of the Indenture).

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subsidiary" of any specified Person means any corporation, partnership, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held, directly or indirectly by such Person or any of its Subsidiaries; or (ii) in the case of a partnership, joint venture, association or other business entity, with respect to which such Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with such Person for financial statement purposes.

     "Temporary Cash Investments" or "cash equivalents" mean (i) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or of any governmental agency or political subdivision thereof, maturing within 365 days of the date of purchase; (ii) Investments in certificates of deposit issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000 and rated at least A by Standard & Poor's Corporation and A-2 by Moody's Investors Service, Inc., maturing within 365 days of purchase; or (iii) Investments not exceeding 365 days in duration in money market funds that invest substantially all of such funds' assets in the Investments described in the preceding clauses (i) and (ii).

     "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of the Company which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the board of directors of the Company, but only so long as (i) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Unrestricted Subsidiary (other than obligations in respect of performance and surety bonds and in respect of reimbursement obligations for undrawn letters of credit supporting insurance arrangement and performance and surety bonds, each incurred in the ordinary course of business and not as part of a financing transaction (collectively, "Permitted Unrestricted Subsidiary Obligations")) (A) is guaranteed by the Company or any Restricted Subsidiary, (B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to satisfaction thereof, (ii) such Unrestricted Subsidiary has no Indebtedness or any other obligation (other than Permitted Unrestricted Subsidiary Obligations) that, if in default in any respect (including a payment default), would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and
(iii) no Default or Event of Default shall have occurred and be continuing. Any designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed a Restricted Payment in an amount equal to the fair market value of such Subsidiary (as determined in good faith by the board of directors of the Company) and any such designation shall be permitted only if it complies with the provisions of "Limitation on Restricted Payments." The Trustee shall be given prompt notice by the Company of each resolution adopted by the board of directors of the Company under this provision, together with a copy of each such resolution adopted.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof to vote under ordinary circumstances in the election of members of the board of directors or other governing body of such Person.

     "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors' qualifying shares) of which are owned, directly or indirectly, by the Company.

                       EXISTING NOTES REGISTRATION RIGHTS

     The Company, the Guarantors and the Initial Purchasers entered into the Exchange and Registration Rights Agreement on the Issue Date, pursuant to which the Company and the Guarantors agreed to (i) file with the Commission on or prior to 60 days after the Issue Date the Exchange Offer Registration Statement and (ii) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Existing Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Existing Notes for Exchange Notes. The Company and the Guarantors will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes. For each Existing Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Existing Note. Interest on each

Exchange Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor or, if no interest has been paid on such Existing Note, from the date of original issuance. See "The Exchange Offer."

     If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Existing Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 150 days after the Issue Date, (iii) any Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Existing Notes to participate in the Exchange Offer, (v) any holder of Existing Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Existing Notes or (vi) the Company so elects, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities (as defined) by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until (i) the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or
(iii) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     The Company and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company and the Guarantors will commence the Exchange Offer and will use their reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 150 days after the Issue Date. If applicable, the Company and the Guarantors will use their reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date. If (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date; (ii) the Exchange Offer Registration Statement or, as the case may be, the Shelf Registration Statement, is not declared effective within 120 days after the Issue Date; (iii) the Exchange Offer is not consummated on or prior to 150 days after the Issue Date; or (iv) the Shelf Registration Statement is filed and declared effective after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company and the Guarantors will pay liquidated damages to each holder of Transfer Restricted Securities, during the period of Registration Default, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed or declared effective, the Exchange Offer is consummated or the Shelf Registration Statement again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     The Exchange and Registration Rights Agreement also will provide that the Company and the Guarantors (i) shall make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) shall pay all expenses incident to the Exchange Offer (including the expenses of one counsel to the holders of the Notes) and will indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

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

     Each holder of Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes, and
(iii) it is not an Affiliate of the Company or, if it is an Affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     Holders of the Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the Notes are outstanding, the Company will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

     The foregoing summary of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement, a copy of which has been filed as an exhibit to the Company's Current Report on Form 8-K filed with the Commission on September 30, 1997. See "Incorporation of Certain Documents by Reference."

                         BOOK ENTRY; DELIVERY AND FORM

     Except as set forth below, the Exchange Notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve system, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry charges to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the

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

Global Notes and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Exchange Notes or to pledge the Exchange Notes as collateral will be limited to such extent.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be effected by the lack of a physical certificate evidencing such interest.

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Exchange Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Exchange Notes.

     Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to the beneficial owner of interest in a Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in a Global Note will be governed by standing instruction and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registrant as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days (ii) the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of the Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global

Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominees of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is (i) an "Affiliate," (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) broker-dealers who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes; provided that broker-dealers receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes.


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 12, 1998, all dealers affecting transactions in the Exchange Notes may be required to deliver a prospectus.


     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify such holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     The Initial Purchasers and their respective affiliates perform various commercial banking and investment banking services for the Company on a regular basis. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank, which is agent bank and a lender to the Company under the Senior Credit Facility. The

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

Chase Manhattan Bank received its proportionate share of the repayment by the Company of amounts outstanding under the Senior Credit Facility from the proceeds of the Initial Offering of the Notes.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Exchange Notes will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. In rendering their opinion, Palmer & Dodge LLP will rely on the opinion of Chadbourne & Parke LLP with respect to matters of New York law and on the opinion of Kean, Miller, Hawthorne, D'Armond, McCowan & Jarman, LLP, Baton Rouge, Louisiana, with respect to certain matters relating to the Guarantors. In rendering its opinion on the validity of the Notes and the Guarantees, counsel for the Company will express no opinion as to federal or state laws relating to fraudulent transfers.

                                    EXPERTS

     The consolidated financial statements of Lamar Advertising Company and Subsidiaries as of October 31, 1995 and 1996, and for each of the years in the three-year period ended October 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Outdoor East, L.P. as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of FKM Advertising Co., Inc., as of December 31, 1994 and 1995 and for each of the years then ending have been incorporated by reference herein and in the Registration Statement in reliance upon the report of McGrail, Merkel, Quinn and Associates, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Penn Advertising, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income and accumulated deficit and cash flows for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Philip R. Friedman and Associates, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

     The statement of assets acquired and liabilities assumed by Lamar Advertising Company of National Advertising Company from Outdoor Systems, Inc. as of August 14, 1997, and the related statement of revenues and expenses for the years ended December 31, 1996 and 1995, have been incorporated herein by reference in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

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

                             AVAILABLE INFORMATION

     The Company files reports and other information with the Commission pursuant to the informational requirements of the Exchange Act.

     The Company has filed with the Commission a Registration Statement (which term shall include all amendments thereto) on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company. Such reports, the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fee. Such reports and other information can also be reviewed through the Commission's Web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended October 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the transition period ended December 31, 1996; (iii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (iv) The Company's Current Reports on Form 8-K filed with the Commission on November 15 and December 19, 1996 and February 10, April 14 (as amended on Form 8-K/A filed with the Commission on June 13), August 27 (as amended on Form 8-K/A filed with the Commission on October 27) and September 30, 1997; and (v) the financial statements appearing at pages F-19 through F- 42 of the Company's Registration Statement on Form S-3 (File No. 333-14789), which was declared effective on November 21, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Offering made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.


     This Prospectus incorporates certain documents filed by the Company with the Commission by reference which are not presented herein or delivered herewith. The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to the executive offices of the Company, 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808, Attention: Investor Relations, telephone (504) 926-1000. In order to ensure timely delivery of these documents, any request should be made by December 8, 1997.


                                       98